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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

RIBBON COMMUNICATIONS INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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RIBBON COMMUNICATIONS INC.
4 Technology Park Drive
Westford, MA 01886

April 25, 2019

Dear Fellow Stockholders:

              We cordially invite you to the annual meeting of stockholders at 10:00 a.m. on Wednesday, June 5, 2019, at the offices of Latham & Watkins LLP, located at 200 Clarendon Street, Boston, MA 02116. We look forward to personally greeting those stockholders who are able to be present at the meeting. However, whether or not you plan to attend in person, it is important that your shares be represented and voted at the annual meeting. Therefore, I urge you to promptly vote and submit your proxy by signing, dating, and returning the enclosed proxy card in the enclosed envelope, which requires no postage if mailed in the United States, or provide voting instructions to your broker, bank or other nominee. If you decide to attend the annual meeting, you will be able to vote in person, even if you have previously submitted your proxy. Every stockholder's vote is important.

              Thank you very much for your continued trust and confidence in Ribbon. Please remember to vote your shares at your earliest convenience.

Sincerely,

Franklin (Fritz) W. Hobbs
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF
RIBBON COMMUNICATIONS INC.

Place: Latham & Watkins LLP 200 Clarendon Street Boston, MA 02116 Date: June 5, 2019 Time: 10:00 a.m. Eastern time	AGENDA

•

Election of eight directors named in the Proxy Statement

•

Approval of the Ribbon Communications Inc. 2019 Incentive Award Plan

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Ratification of the appointment of Deloitte & Touche LLP as Ribbon Communications' independent registered public accounting firm for 2019

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Approval, on a non-binding advisory basis, of the compensation of our named executive officers

•

Transaction of other business, if any, as may properly come before the meeting or any adjournment, continuation or postponement thereof

Record Date: You can vote at, and are entitled to notice of, the annual meeting if you were a stockholder of record on April 15, 2019.

If you are attending the meeting, you will be asked to present a valid, government-issued photo identification, such as a driver's license, as described in the Proxy Statement.

By Order of the Board of Directors,

Westford, Massachusetts April 25, 2019	Justin K. Ferguson Executive Vice President, General Counsel and Corporate Secretary

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

              The accompanying Proxy Statement contains "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, which are subject to a number of risks and uncertainties. All statements other than statements of historical fact contained in the accompanying Proxy Statement, including statements regarding our future results of operations and financial position, business strategy, plans and objectives of management for future operations and plans for future product development and manufacturing, are forward-looking statements. Without limiting the foregoing, the words "anticipates", "believes", "could", "estimates", "expects", "intends", "may", "plans", "seeks", "projects", "will" and other similar language, whether in the negative or affirmative, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to: our ability to realize benefits from acquisitions; the effects of disruptions resulting from acquisitions, making it more difficult to maintain relationships with employees, customers or business partners; the timing of customer purchasing decisions and our recognition of revenues; economic conditions; our ability to recruit and retain key personnel; difficulties supporting our strategic focus on channel sales; difficulties retaining and expanding our customer base; difficulties leveraging market opportunities; the impact of restructuring and cost-containment activities; litigation; actions taken by significant stockholders; difficulties providing solutions that meet the needs of customers; market acceptance of our products and services; rapid technological and market change; our ability to protect our intellectual property rights; our ability to maintain partner, reseller, distribution and vendor support and supply relationships; higher risks in international operations and markets; the impact of increased competition; increases in tariffs, trade restrictions or taxes on our products; currency fluctuations; changes in the market price of our common stock; and/or failure or circumvention of our controls and procedures. Important factors that could cause actual results to differ materially from those in these forward-looking statements are discussed in the "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations", and "Quantitative and Qualitative Disclosures About Market Risk" sections in our Annual Report on Form 10-K/A for the year ended December 31, 2018 and our other filings with the U.S. Securities and Exchange Commission. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We therefore caution you against relying on any of these forward-looking statements. Also, any forward-looking statement made by us in the accompanying Proxy Statement speaks only as of the date of the accompanying Proxy Statement. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

i

RIBBON COMMUNICATIONS INC.
PROXY STATEMENT

Summary Information

              To assist you in reviewing the proposals to be acted upon at our 2019 annual meeting of stockholders (the "2019 Annual Meeting"), Ribbon Communications Inc. would like to call your attention to the following information about Ribbon's 2018 financial performance, key executive compensation actions and decisions, and corporate governance highlights. Please note that the following description is only a summary. For more complete information about these topics, please review our Annual Report on Form 10-K/A for the year ended December 31, 2018 (the "2018 Annual Report") and this proxy statement ("Proxy Statement"). This Proxy Statement and our 2018 Annual Report will be mailed to our stockholders of record on or about April 25, 2019.

              Effective October 27, 2017, we completed the merger (the "Merger") of Sonus Networks, Inc. ("Sonus"), GENBAND Holdings Company, GENBAND, Inc. and GENBAND II, Inc. (collectively, "GENBAND"). Because the Merger occurred on October 27, 2017, the information reported in this Proxy Statement for the period prior to that date principally relates to Sonus, our predecessor entity. Unless the content otherwise requires, references in this Proxy Statement to "Ribbon," "Ribbon Communications," "Company," "we," "us" and "our" and "the Company" refer to (i) Sonus and its subsidiaries prior to the Merger and (ii) Ribbon Communications Inc. and its subsidiaries upon closing of the Merger, as applicable.

Business Overview

              We are a leading provider of next generation software solutions to telecommunications, wireless and cable service providers and enterprises across industry verticals. With over 1,000 customers around the globe, including some of the largest telecommunications service providers and enterprises in the world, we enable service providers and enterprises to modernize their communications networks through software and provide secure real-time communications solutions to their customers and employees. By securing and enabling reliable and scalable Internet Protocol ("IP") networks, we help service providers and enterprises adopt the next generation of software-based virtualized and cloud communications technologies for service providers to drive new, incremental revenue while protecting their existing revenue streams. Our software solutions provide a secure way for our customers to connect and leverage multivendor, multiprotocol communications systems and applications across their networks and the cloud, around the world and in a rapidly changing ecosystem of IP-enabled devices, such as smartphones and tablets. In addition, our software solutions secure cloud-based delivery of unified communications ("UC") solutions—both for service providers transforming to a cloud-based network and for enterprises using cloud-based UC. We sell our software solutions through both direct sales and indirect channels globally, leveraging the assistance of resellers, and we provide ongoing support to our customers through a global services team with experience in design, deployment and maintenance of some of the world's largest IP software networks.

              We completed our acquisition of Edgewater Networks, Inc., a market leader in Network Edge Orchestration for the distributed enterprise and UC market, on August 3, 2018, making us a software market leader in enterprise Session Border Controllers and allowing us to extend Edgewater software solutions internationally while expanding our cloud offerings and entering the SD-WAN market. In addition, on February 28, 2019, we acquired the business and technology assets of Anova Data, Inc., a provider of advanced analytics solutions, to reinforce and extend our strategy to expand into network optimization, security and data monetization via big data analytics and machine learning.

2018 Financial Highlights

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    GAAP total revenue was $577.9 million, compared to $329.9 million in 2017.

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    Non-GAAP total revenue was $612.0 million, compared to $353.2 million in 2017.

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    GAAP net loss was $76.8 million, compared to $35.3 million in 2017.

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    GAAP loss per share was $0.74, compared to $0.60 in 2017.

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    Non-GAAP diluted earnings per share was $0.58, compared to $0.51 in 2017.

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    Non-GAAP Adjusted EBITDA was $84.0 million, compared to $40.9 million in 2017.

              Please see the reconciliation of non-GAAP to GAAP financial measures, and additional information about non-GAAP measures, in Appendix A.

Executive Compensation Highlights

              In 2018, we engaged in a thorough review of our compensation programs and practices in connection with the establishment of a unified Ribbon executive compensation program for our executive officers. We believe that the new program's adoption has established a strong foundation to support the continued growth of our business and the attainment of key synergies and other goals of our business. The ongoing compensation programs and practices are governed by effective and strong pay practices as set forth below.

What We Do
Strong pay-for-performance philosophy
Independent compensation committee and compensation consultant
Annual market-based review of compensation levels and peer groups
Annual risk assessment of compensation plans and policies
Share ownership guidelines for our executives and board members
Formal clawback policy with respect to incentive compensation
Insider trading policy that prohibits hedging and other similar actions by our executive officers and directors

What We Don't Do
No gross-up provisions
No pension plans or other post-employment benefit plans
No base pay severance multipliers in excess of two
No multi-year guaranteed incentive awards for executives
No liberal share recycling

Board of Directors and Committees

Name, Age	Independent	Director	Committee Membership	Other Public Boards
		Since

Kim S. Fennebresque, 69	Yes	October 2017	• Compensation Committee (Chair) • Nominating and Corporate Governance Committee (Chair)	3

Bruns H. Grayson, 71	Yes	October 2017	• Audit Committee • Compensation Committee	1

Franklin (Fritz) W. Hobbs, 71	No	October 2017		2

Beatriz V. Infante, 65	Yes	January 2010	• Audit Committee • Compensation Committee	2

Richard J. Lynch, 70	Yes	February 2014	• Chairman of the Board • Nominating and Corporate Governance Committee	2

Kent J. Mathy, 59	Yes	October 2017		1

Scott E. Schubert, 65	Yes	February 2009	• Audit Committee (Chair, ACFE*) • Nominating and Corporate Governance Committee	0

Richard W. Smith, 66	No	October 2017		0

*         ACFE—Denotes that Mr. Schubert is an "audit committee financial expert" as defined in Item 407(d)(5) of Regulation S-K.

Annual Meeting Proposals

Proposal	Recommendation of the Board

Election of eight directors named in this Proxy Statement	FOR each of the nominees

Approval of the Ribbon Communications Inc. 2019 Incentive Award Plan	FOR

Ratification of the appointment of auditors	FOR

Approval, on a non-binding, advisory basis, of the compensation of our named executive officers	FOR

 INFORMATION ABOUT THE ANNUAL MEETING

              Our Board of Directors (our "Board") is soliciting proxies for the annual meeting of stockholders of Ribbon to be held on Wednesday, June 5, 2019, and at any adjournments, continuations or postponements thereof. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

Important Notice Regarding Availability of Proxy Materials for the Stockholder Meeting to be held on June 5, 2019: This Proxy Statement and the 2018 Annual Report to Stockholders are available for viewing, printing and downloading at www.proxyvote.com.

Why am I receiving these materials?

              You have received these proxy materials because our Board is soliciting your vote at the 2019 Annual Meeting. This Proxy Statement includes information that we are required to provide to you under the rules of the U.S. Securities and Exchange Commission (the "SEC") and that is designed to assist you in voting your shares.

When and where is the meeting?

              The 2019 Annual Meeting will be held on Wednesday, June 5, 2019 at 10:00 a.m., Eastern time, at the offices of Latham & Watkins LLP, located at 200 Clarendon Street, Boston, Massachusetts 02116.

Who may vote at the meeting?

              Stockholders of record at the close of business on April 15, 2019, the record date, or holders of a valid proxy, may attend and vote at the meeting. Each stockholder is entitled to one vote for each share of common stock held on all matters to be voted. As of the close of business on April 15, 2019, an aggregate of 111,390,821 shares of our common stock were outstanding, including 867,834 unvested shares of restricted stock. A list of our stockholders will be available for inspection at our corporate offices at 4 Technology Park Drive, Westford, Massachusetts 01886, beginning no less than ten days prior to the meeting.

How many shares must be present to hold the meeting?

              A majority of the 111,390,821 shares of our common stock that were outstanding as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. For purposes of determining whether a quorum exists, we count as present any shares that are properly represented in person at the meeting or that are represented by a valid proxy properly submitted over the Internet, by telephone or by mail. Further, for purposes of establishing a quorum, we count as present shares that a stockholder holds and that are represented by their proxy even if the stockholder does not vote on one or more of the matters to be voted upon. If a quorum is not present at the scheduled time of the 2019 Annual Meeting, the chairperson of the meeting is authorized by our by-laws to adjourn the meeting, without the vote of stockholders.

What proposals will be voted on at the meeting?

              There are four proposals scheduled to be voted on at the meeting:

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    The election of the eight nominees for director named in this Proxy Statement to hold office until the 2020 annual meeting of stockholders of the Company (the "2020 Annual Meeting") (Proposal 1);

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    The approval of the Ribbon Communications Inc. 2019 Incentive Award Plan (Proposal 2);

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    The ratification of the appointment of Deloitte & Touche LLP to serve as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2019 (Proposal 3); and

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    The approval, on a non-binding, advisory basis, of the compensation of our named executive officers (Proposal 4).

How does the Board of Directors recommend that I vote?

              Our Board recommends that you vote your shares:

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    "For" the election of each of the nominees to our Board named in this Proxy Statement (Proposal 1);

    •
    "For" the approval of the Ribbon Communications Inc. 2019 Incentive Award Plan (Proposal 2);

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    "For" the ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2019 (Proposal 3); and

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    "For" the approval, on a non-binding, advisory basis, of the compensation of our named executive officers (Proposal 4).

What vote is required to approve each matter and how are votes counted?

              Election of Directors (Proposal 1).    In an uncontested election, such as the election of directors at the 2019 Annual Meeting, to be elected, each of the nominees for director must receive more votes "For" such nominee's election than "Against" such election (with abstentions and broker non-votes not counted as a vote for or against). With respect to each nominee, you may vote "For," "Against," or "Abstain." Abstaining will have no effect on the outcome of the election.

              Approval of Our 2019 Incentive Award Plan (Proposal 2).    The affirmative vote of a majority of the shares of common stock present or represented at the 2019 Annual Meeting and entitled to vote on this proposal will be required to approve this proposal. You may vote "For," "Against", or "Abstain" from voting on this proposal. Abstaining from voting on this proposal will have the effect of a vote against the approval of this proposal.

              Ratification of the Appointment of Deloitte & Touche LLP to Serve as the Company's Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2019 (Proposal 3).    The affirmative vote of a majority of the shares of common stock present or represented at the 2019

Annual Meeting and entitled to vote on this proposal will be required to approve this proposal. You may vote "For", "Against", or "Abstain" from voting on this proposal. Abstaining from voting on this proposal will have the effect of a vote against this proposal.

              Approval, on a Non-Binding, Advisory Basis, of the Compensation of Our Named Executive Officers (Proposal 4).    The vote on the compensation of the named executive officers is non-binding, as provided by law. However, our Board and its Compensation Committee will review and consider the outcome of this vote when making future compensation decisions for our named executive officers. The affirmative vote of a majority of the shares of common stock present or represented at the 2019 Annual Meeting and entitled to vote on this proposal will be required to approve this proposal. You may vote "For", "Against", or "Abstain" from voting on this proposal. Abstaining from voting on this proposal will have the effect of a vote against this proposal.

              For the proposals relating to the election of directors (Proposal 1), the approval of our 2019 Incentive Award Plan (Proposal 2), and the approval, on a non-binding, advisory basis, of the compensation of our named executive officers (Proposal 4), please note that if you are a beneficial owner of our common stock and your stock is held through a broker, bank or other nominee (in "street name"), under stock exchange rules a broker, bank or other nominee subject to those rules is not permitted to vote your shares on these three proposals without your instruction. Therefore, if a beneficial owner of our common stock fails to instruct such a broker, bank or other nominee how to vote on Proposals 1, 2 and 4, that beneficial owner's shares cannot be voted on these matters—in other words, your broker, bank or other nominee's proxy will be treated as a "broker non-vote," which is explained in the following question and explanation.

What are broker non-votes and what is the effect of broker non-votes?

              Brokers, banks and other nominees have the discretion to vote shares held in "street name"—a term that means the shares are held in the name of the broker, bank or other nominee on behalf of its customer, the beneficial owner—on routine matters, such as the ratification of the appointment of our independent registered public accounting firm, but not on non-routine matters. Generally, broker non-votes occur when shares held by a broker, bank or other nominee for a beneficial owner are not voted with respect to a non-routine matter because the broker, bank or other nominee has not received voting instructions from the beneficial owner and the broker, bank or other nominee lacks discretionary authority to vote the shares because of the non-routine nature of the matter. The election of directors (Proposal 1), the approval of our 2019 Incentive Award Plan (Proposal 2), and the approval, on a non-binding, advisory basis, of the compensation of our named executive officers (Proposal 4) are "non-routine" matters for which brokers, banks and other nominees, under applicable stock exchange rules, may not exercise discretionary voting power without instructions from the beneficial owner, and therefore broker non-votes will not affect the outcome of the vote on these proposals. The ratification of the appointment of our independent registered public accounting firm (Proposal 3) is a "routine" matter for which brokers have discretionary authority to vote. Therefore, we do not expect any broker non-votes in connection with this proposal. Broker non-votes are counted as shares present for purposes of determining the presence of a quorum. Your vote is very important, whether you hold directly or through a broker, bank or other nominee. We encourage you to read this Proxy Statement and the 2018 Annual Report carefully and if you are a beneficial owner, please be sure to give voting instructions to your broker, bank or other nominee.

What happens if an incumbent director nominee fails to receive more "For" votes than "Against" votes?

              Our Corporate Governance Guidelines require that as a condition to being nominated by the Board for re-election as a director, each incumbent director must deliver to the Board an irrevocable resignation from the Board that will become effective if, and only if, both (i) in the case of an uncontested election, such nominee does not receive more votes "For" his or her election than votes "Against" such election, and (ii) the Board accepts such resignation. The Board will decide (based on the recommendation of a committee of the Board) whether to accept the director's resignation within 90 days after the election results are certified.

              An incumbent director who does not receive the required vote in an uncontested election will continue to serve as a director while the Nominating and Corporate Governance Committee and the Board decide whether to accept or reject such director's resignation. If the Board accepts such resignation, the Board may fill the remaining vacancy or may decrease the size of the Board in accordance with our by-laws. Our Corporate Governance Guidelines are posted on our website at www.ribboncommunications.com.

How can I vote my shares in person at the meeting?

              Shares held directly in your name as the stockholder of record may be voted in person at the meeting. If you choose to attend the meeting, please bring the enclosed proxy card and a valid, government-issued photo identification, such as a driver's license, for entrance to the meeting.

              If you hold your shares in street name, please bring the enclosed voting instruction form you received from your broker, bank or other nominee and proof of identification for entrance to the meeting. You must also request a legal proxy from your broker, bank or other nominee and bring it to the 2019 Annual Meeting if you would like to vote at the meeting.

How can I vote my shares without attending the meeting?

              If you are a stockholder of record, you may vote by proxy in any of the following ways:

    •
    Submit your proxy by mail.  You may complete, date and sign the proxy card and mail it in the postage-prepaid envelope that you received. The persons named in the proxy card will vote the shares you own in accordance with your instructions on the proxy card you return. If you return the proxy card but do not give any instructions on a particular matter described in this Proxy Statement, the persons named in the proxy card will vote the shares you own in accordance with the recommendations of our Board.

    •
    Submit your proxy over the Internet.  If you have Internet access, you may vote over the Internet at www.proxyvote.com by following the instructions set forth on your proxy card. If you submit your proxy over the Internet, it is not necessary to return your proxy card.

    •
    Submit your proxy by telephone.  If you are located in the United States or Canada, you may vote by telephone by calling 1-800-690-6903 and following the instructions set forth on your proxy card. If you submit your proxy by telephone, it is not necessary to return your proxy card.

              The ability to vote by telephone or over the Internet for stockholders of record will be available until 11:59 p.m., Eastern Daylight Time on June 4, 2019.

              If your shares are held in the name of a broker, bank or other nominee, please follow the voting instructions on the forms you received from such broker, bank or other nominee. The availability of submitting your voting instructions by telephone or over the Internet will depend upon their voting procedures.

Who is serving as the Company's inspector of elections?

              Broadridge Financial Solutions, Inc. has been engaged as our independent inspector of elections to tabulate stockholder votes for the 2019 Annual Meeting.

How can I change my vote?

              You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by signing and submitting a new proxy card with a later date, submitting a proxy by telephone or submitting a proxy over the Internet (your latest telephone or Internet proxy is counted), by giving written notice of revocation to our Secretary prior to the 2019 Annual Meeting or by attending the meeting and voting in person. If your shares are held in street name, you may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker. Attending the meeting by itself, however, will not revoke your proxy unless you specifically request it.

What are the directions to the meeting?

              The meeting is being held at the offices of Latham & Watkins LLP, 200 Clarendon Street, Boston, Massachusetts 02116. Please call (617) 948-6000 if you need directions.

PROPOSAL 1 — ELECTION OF DIRECTORS

              Our Board has nominated eight directors for election at the 2019 Annual Meeting to hold office until the next annual meeting and the election of their successors. All of the nominees are currently directors. Each agreed to be named in this Proxy Statement and to serve if elected. All nominees are expected to attend the 2019 Annual Meeting.

              In connection with the Merger, Sonus and GENBAND agreed on the selection of directors to serve on the initial Board of Directors of Ribbon upon the closing of the Merger as follows: Kim S. Fennebresque, Bruns H. Grayson, Franklin (Fritz) W. Hobbs, Kent J. Mathy and Richard W. Smith were designated by GENBAND, and Beatriz V. Infante, Richard J. Lynch, and Scott E. Schubert were designated by Sonus. Upon the closing of the Merger, we entered into a principal stockholders agreement (the "Stockholders Agreement") with Heritage PE (OEP) II, L.P. and Heritage PE (OEP) III, L.P., entities affiliated with the Company's largest stockholder, JPMorgan Chase & Co. (collectively with any successor entities, the "JPM Stockholders"). The JPM Stockholders owned 44.83% of Ribbon's common stock as of April 8, 2019. Under the Stockholders Agreement, the JPM Stockholders have designated Kim S. Fennebresque, Bruns H. Grayson, Kent J. Mathy and Richard W. Smith for election to our Board. The Company has agreed to take all necessary actions within its control to include the JPM Stockholders' designees in the slate of nominees recommended by the Board for election of directors and to cause the stockholders of the Company to elect the JPM Stockholders' designees. For so long as the JPM Stockholders have the right to designate a director under the Stockholders Agreement, with respect to any proposal or resolution relating to the election of directors, the JPM Stockholders have agreed to take all necessary actions within their control to vote their shares either affirmatively in favor of all of the Board's director nominees, or in the same proportion to all shares voted by other stockholders of the Company.

              Except for Franklin (Fritz) W. Hobbs, our Chief Executive Officer (the "CEO"), and Richard W. Smith, each of our nominees is independent according to the director independence standards set forth in our Corporate Governance Guidelines, which meet the director independence standards of The Nasdaq Stock Market LLC ("Nasdaq"). For more information, see "Corporate Governance and Board Matters — Director Independence". We have no reason to believe that any of the nominees will be unable or unwilling to serve if elected. However, if any nominee should become unable to serve, or for good cause will not serve as a director, proxies may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of directors. In the event any director designated by the JPM Stockholders is unable to serve, the JPM Stockholders are entitled to designate a replacement director, subject to the conditions set forth in the Stockholders Agreement. Proxies cannot be voted for a greater number of persons than the number of nominees named in this proposal.

Director Experience and Tenure

              Our directors collectively possess a broad mix of skills, qualifications and proven leadership abilities. The Nominating and Corporate Governance Committee practices a long-term approach to board refreshment. The Committee regularly identifies individuals who would complement and enhance the current directors' skills and experience.

              It is of great importance to the Company that the Nominating and Corporate Governance Committee recruit directors who help achieve the goal of an experienced, diverse Board that functions effectively as a group. The Nominating and Corporate Governance Committee expects each of the Company's directors to have proven leadership skills, sound judgment, integrity, and a commitment to the success of the Company. In evaluating director candidates and considering incumbent directors for nomination to the Board, this Committee considers a variety of factors, including independence, financial literacy, personal and professional accomplishments, and experience in light of the needs of the Company. For incumbent directors, the factors also include attendance, past performance on the Board and contributions to the Board and its respective committees.

Director Nominees

              The biographies below describe the skills, qualities, attributes and experience of the nominees that led the Board and its Nominating and Corporate Governance Committee to determine that it is appropriate to nominate these directors.

              Kim S. Fennebresque, 69, has been a director of Ribbon since October 2017. He has served as a Senior Advisor to Cowen Group, Inc., a financial services company, since 2008, where he also served as its Chairman, President and Chief Executive Officer from 1999 to 2008. He has been the Chairman of the Board of Directors of BlueLinx Holdings Inc., a distributor of building products, since May 2013, and a member of the Board of Directors of Albertson's Companies LLC, a food and drug retailer, since May 2015. He was a Director of Ally Financial Inc., a bank holding company, since May 2009 and has also served on the board of the BAWAG Group, a leading financial services company headquartered in Austria, since September 2017. Mr. Fennebresque previously served as Chairman of Dahlman Rose & Co., a financial services company, from 2010 to 2012, head of the corporate finance and mergers & acquisitions departments at UBS and was a general partner and co-head of investment banking at Lazard Freres & Co. Prior to that, he held various positions at The First Boston Corporation, an investment bank acquired by Credit Suisse. Mr. Fennebresque earned his Bachelor of Arts degree from Trinity College and a Juris Doctor degree from Vanderbilt Law School. The Board believes Mr. Fennebresque is qualified to serve on the Board due to his experience in finance and as a chief executive officer and director of various public companies.

              Bruns H. Grayson, 71, has been a director of Ribbon since October 2017. He is a Managing Partner at ABS Ventures, a venture capital firm, where he has managed all of the firm's partnerships since 1983. A majority of his investments has been in data communication and software and he has served as a director of many private and public companies over the last 30 years. Prior to ABS Ventures, Mr. Grayson was an associate at McKinsey and Co., a management consulting firm, from 1978 to 1980 and a venture capitalist at Adler & Co. from 1980 to 1983. Mr. Grayson has also served as a Director of Everbridge, Inc., a provider of communications solutions, since 2012. Mr. Grayson holds a Bachelor of Arts degree from Harvard College, a Master's degree from Oxford University, and a Juris Doctor degree from the University of Virginia Law School, and was elected a Rhodes Scholar from California in 1974. He served in the U.S. Army in Vietnam and separated as a captain in 1970. The Board believes Mr. Grayson is qualified to serve on the Board based on his knowledge of the data communication and software industries, his investment experience as a Managing Partner at ABS Ventures, and his experience as a director of various public companies.

              Franklin (Fritz) W. Hobbs, 71, has been a director of Ribbon since October 2017 and its President and Chief Executive Officer since December 2017. He has served as Chairman of Ally Financial Inc., a bank holding company, since April 2009. He served as Supervisory Chairman of BAWAG PSK, an Austrian bank, in Vienna from 2013 to March 2017. He was previously the CEO of Houlihan Lokey Howard & Zukin and served as Chairman at UBS, AG's investment bank, Warburg Dillon Read. Prior to that, he was the President and Chief Executive Officer of Dillon, Read & Co. Inc., an investment bank, from 1992 to 1997. Mr. Hobbs currently serves as a Director of Molson Coors Brewing Co., a multinational brewing company, and UNICEF USA, a United Nations program that provides humanitarian and development assistance. Formerly, he served on the Board of Overseers of Harvard University, the Frick Collection and was President of the Board of Trustees of Milton Academy. He earned his Bachelor of Arts degree from Harvard College and a Master of

Business Administration degree from Harvard Business School. The Board believes Mr. Hobbs is qualified to serve on the Board due to his role as Ribbon's Chief Executive Officer, his prior chief executive officer experience and his background in finance and investment banking.

              Beatriz V. Infante, 65, has been a director of Ribbon since October 2017 and was a director of Sonus from January 2010 until the closing of the Merger. Since 2009, Ms. Infante has served as Chief Executive Officer of BusinessExcelleration LLC, a business consultancy specializing in corporate transformation and renewal. From 2010 until its acquisition by Infor in 2011, Ms. Infante was the Chief Executive Officer and a director of ENXSUITE Corporation, a leading supplier of energy management solutions. From 2006 until its acquisition by Voxeo Corporation in 2008, she was the Chief Executive Officer and a director of VoiceObjects Inc., a market leader in voice applications servers. Ms. Infante served as a director and Interim Chief Executive Officer of Sychron Inc., a data center automation company, from 2004 to 2005 until its sale to an investor group. Ms. Infante was Chief Executive Officer and President of Aspect Communications Corporation (which we refer to as Aspect), a market leader in communications solutions, from April 2000 until October 2003. She was named Board Chair of Aspect in February 2001 and between October 1998 and April 2000, held additional executive roles, including Co-President. Since January 2018, she has served on the Board of Directors and the Audit Committee of PriceSmart Inc., and additionally became Chair of the Compensation Committee and Chair of the Digital Transformation Committee in November 2018 and January 2019, respectively. She has served on the Board of Directors and Audit Committee of Liquidity Services Inc. since May 2014, and has additionally served as Chair of the Compensation Committee since November 2015. From July 2016 until its acquisition by Veeco in May 2017, Ms. Infante served on the Board of Directors and the Nominating and Corporate Governance Committee of Ultratech. From May 2012 until its acquisition by Broadcom Limited in May 2015, she served on the Board of Directors and Compensation Committee of Emulex Corporation, and additionally became Chair of the Nominating and Corporate Governance Committee in February 2014. Ms. Infante has previously served as a director at a number of privately held companies. Ms. Infante has also served since June 2016 as an Advisory Board member of Guardian Analytics and since July 2015 as the Chair of the Advisory Board of Infrascale. Additionally, Ms. Infante is a National Association of Corporate Directors Board Leadership Fellow, and in 2016 was named to the 2016 NACD Directorship 100, which honors the most influential boardroom leaders each year. In 2013, she was named to the Financial Times Agenda "Top 50 Digital Directors' List." Ms. Infante holds a Bachelor of Science and Engineering degree in Electrical Engineering and Computer Science from Princeton University and holds a Master of Science degree in Engineering Science from California Institute of Technology. Among other qualifications, the Board believes Ms. Infante is qualified to serve on the Board due to her executive leadership experience, including as a chief executive officer of various companies, along with extensive operational expertise and experience in engineering, sales, and marketing.

              Richard J. Lynch, 70, has been a director and Chairman of the Board of Ribbon since October 2017 and was a director of Sonus from February 2014, and Chairman of the Board of Sonus from June 2016, until the closing of the Merger. Since September 2011, Mr. Lynch has served as the President of FB Associates, LLC, which provides advisory and consulting services at the intersection of technology, marketing and business operations. Mr. Lynch was the Executive Vice President and Chief Technology Officer for Verizon Communications between 2007 and 2011, and the Executive Vice President and Chief Technology Officer of Verizon Wireless and its predecessors from 1990 until 2007. Mr. Lynch has been at the forefront of wireless technology solutions and was responsible for the selection of CDPD, CDMA, EV-DO and LTE for use within the Verizon network. Building on these and other key technology decisions, Mr. Lynch has driven the introduction of key innovative products and services into the marketplace. Mr. Lynch is a Life Fellow of the Institute of Electrical and Electronic Engineers and has been awarded patents in the field of wireless communications. Mr. Lynch has served as a member of the Board of Directors and the Compensation, Nominating and Governance Committee of

Blackberry Limited since February 2013. He was also on the Board of Directors of VectoIQ Acquisition Corporation since February 2017. From March 2012 to May 2016, he served as a member of the Board of Directors, Chairman of the Nominating and Corporate Governance Committee and a member of the Compensation Committee of Ruckus Wireless, Inc. From November 2010 to November 2013, Mr. Lynch served as Chairman of the Board of Directors and a member of the Nominating and Corporate Governance Committee of TranSwitch Corp. Mr. Lynch also serves as a member of the Board of Directors of two privately held companies. He has also sat on the boards of numerous industry organizations, including the GSM Association and the CDMA Development Group, and as a member of the Federal Communications Commission Technical Advisory Committee and Communications Security Reliability and Interoperability Council. For his leadership in the early years of wireless data, Mr. Lynch was honored with the President's Award by the Cellular Telecommunications Industry Association. He has also been inducted into the Wireless History Foundation's Hall of Fame. Mr. Lynch is a graduate of Lowell Technological Institute (now the University of Massachusetts, Lowell), where he received Bachelor of Science and Master of Science degrees in electrical engineering. He has also completed post-graduate work at the Wharton School of the University of Pennsylvania and the Johnson School of Management at Cornell University. The Board believes Mr. Lynch is qualified to serve on the Board based on his significant experience in technology leadership positions, in particular at Verizon Communications, and as a director of various public companies in the telecommunications industry.

              Kent J. Mathy, 59, has been a director of Ribbon since October 2017. He has been Chief Executive Officer of Sequential Technology International, a provider of customer care and customer experience outsourcing, since January 2017. Previously, beginning in November 2013, Mr. Mathy served as President, Southeast Region of AT&T Mobility, a wireless telecommunications provider. From November 2008 to November 2013, Mr. Mathy was President, North Central Region for AT&T Mobility, and from December 2007 to November 2008, he was President, Small Business for AT&T Mobility. From January 2003 to December 2007, he was President, Business Markets Group at Cingular Wireless (as AT&T Mobility was formerly known). Mr. Mathy has also served as a director of Everbridge, Inc. since 2013. Earlier in his career, Mr. Mathy held a variety of management positions at AT&T over a period of 18 years. Mr. Mathy holds a Bachelor of Arts degree in marketing from the University of Wisconsin-Oshkosh and attended the University of Michigan, Executive Program in 1993. The Board believes Mr. Mathy is qualified to serve on the Board because of his extensive leadership roles at various telecommunications companies, in particular at AT&T.

              Scott E. Schubert, 65, has been a director of Ribbon since October 2017 and was a director of Sonus from February 2009 until the closing of the Merger. From 2005 until 2008, Mr. Schubert served as Chief Financial Officer of TransUnion LLC, a leading global information solutions company. From 2003 to 2005, Mr. Schubert served as Chief Financial Officer and, prior to that, Executive Vice President of Corporate Development of NTL, Inc. (now Virgin Media, Inc.). From 1999 to 2003, Mr. Schubert held the position of Chief Financial Officer of Williams Communications Group, Inc., a high-technology company. Mr. Schubert also was the head of BP Amoco's Global Financial Services from 1995 to 1999, leading the initial integration of BP and Amoco's worldwide financial operations following the merger of the two companies in 1998. From August 2011 to October 2014, he served as a member of the Board of Directors, the Compensation Committee, the Audit Committee and the Compliance Committee of Isle of Capri Casinos, Inc. Mr. Schubert is a graduate of the Krannert School of Business at Purdue University, where he completed his Master of Business Administration degree in Finance and Economics. He also earned his Bachelor of Science degree at Purdue University, with dual majors in Engineering and Accounting. Among other qualifications, Mr. Schubert brings to the Board executive leadership experience, including from his service as a chief financial officer of various companies, along with extensive financial expertise. The Board believes Mr. Schubert is qualified to serve on the Board because of his experience as a Chief Financial Officer, in particular at

TransUnion LLC and NTL, Inc. (now Virgin Media, Inc.), and his experience leading the integration of two large public companies.

              Richard W. Smith, 66, has been a director of Ribbon since October 2017. He has been the Head of Private Investments at JPMorgan Chase & Co., a multinational banking and financial services holding company, since November 2014, which position includes private and public company investments on the bank's balance sheet. He has held positions as Managing Director and Managing Partner and General Partner at private equity and venture funds since 1981, including One Equity Partners from 2002 to November 2014 and Allegra Partners and predecessor entities from 1981 to 2013. From 1979 to 1981, Mr. Smith was Senior Investment Manager at Citicorp Venture Capital Ltd., a former venture and private equity investment division of Citigroup Inc. Prior to that, he worked in the International Money Management Group of Morgan Guaranty Trust Company of New York from 1974 to 1979. Mr. Smith was previously a Director of GENBAND from 2014 to 2017 and has 40 years' experience as a technology investor and as a board member of both public and private companies. He has also served as a Director of Smartrac N.V., a provider of software and RFID tags targeted at the Internet of Things market, since 2012, Alorica, Inc., a provider of outsourced customer care solutions, since July 2016, and Merchant-Link, LLC, a provider of cloud-based payment gateway and data security solutions, since October 2016. He also served as Chairman of Schoeller Allibert Group, a manufacturer of Returnable Transit Packaging, from July 2016 to May 2018. Additionally, he has served as a Director of the Princeton National Rowing Association since 2008. Mr. Smith earned his Bachelor of Arts from Harvard College and is co-author of the book Treasury Management: A Practitioner's Handbook, John Wiley & Sons, 1980. The Board believes Mr. Smith is qualified to serve on the Board due to his extensive background in finance and private equity and his experience serving as a director of companies in the telecommunications industry.

Board of Directors' Recommendation

The Board of Directors recommends that stockholders vote "FOR" the election of the eight director nominees named above.

PROPOSAL 2 — APPROVAL OF RIBBON'S 2019 INCENTIVE AWARD PLAN

              Our Board believes that the future success of Ribbon depends, in large part, on our ability to maintain a competitive position in attracting, retaining and motivating key employees with relevant experience and superior ability. On April 24, 2019, our Board adopted, subject to stockholder approval, the Ribbon Communications Inc. 2019 Incentive Award Plan (the "New Plan"). Awards granted under the New Plan are intended to attract, retain and motivate personnel who are expected to make important contributions to the Company, thereby promoting shareholder interests and enhancing shareholder value. The Company may grant awards under the New Plan with respect to up to 7,000,000 shares of common stock (subject to adjustment in the event of stock splits and other similar events), plus the number of shares of common stock previously reserved for issuance under the Company's Amended and Restated Stock Incentive Plan (the "2007 Equity Plan") that remained available for grant as of the date of approval of the New Plan, if at all, by the Company's stockholders at its 2019 Annual Meeting, plus any shares covered by covered by awards under the 2007 Equity Plan (or Prior Plans (as defined below)) that again become available for grant pursuant to the provisions of the 2007 Equity Plan.

              The New Plan is intended to replace the 2007 Equity Plan, which is expected to expire on June 9, 2026. While the 2007 Equity Plan does not expire for another seven years, our Board adopted the New Plan to more fully represent the interests of the combined companies as well as to reflect recent changes to stock grant philosophies in the marketplace.

              If the New Plan is approved by our stockholders, the New Plan will become effective on June 5, 2019, and no further awards will be made under the current 2007 Equity Plan or any Prior Plan. We expect the proposed aggregate share reserve under the New Plan to provide us with sufficient shares for awards for at least two years, assuming we continue to grant awards consistent with our current practices and historical usage, as reflected in our historical burn rate, and further dependent on the price of our shares and hiring activity during the next few years, forfeitures of outstanding awards, and noting that future circumstances may require us to change our current equity grant practices. We cannot predict our future equity grant practices, the future price of our shares or future hiring activity with any degree of certainty at this time, and the share reserve under the New Plan could last for a shorter or longer time. If stockholders do not approve the New Plan, the current 2007 Equity Plan will remain in effect in its current form. However, there will be insufficient shares available under the 2007 Equity Plan to make annual awards and to provide grants to new hires in the coming years. In this event, the Compensation Committee would be required to revise its compensation philosophy and formulate other cash-based programs to attract, retain, and compensate key employees and non-employee directors.

              The Board believes that the future success of the Company depends, in large part, upon the ability of Ribbon to maintain a competitive position in attracting, retraining and motivating key personnel. Accordingly, the Board believes the adoption of the New Plan is in the best interests of the Company and its stockholders and recommends a vote "FOR" the approval of the New Plan.

Highlights of the New Plan
No "Evergreen" Provision	• Shares authorized for issuance under the New Plan are not automatically replenished.
No Liberal Share Counting	• The New Plan prohibits the reuse of shares withheld or delivered to satisfy the exercise price of an award or to satisfy tax withholding requirements with respect to any award.
No Repricing of Stock Options or Stock Appreciation Rights

•

The New Plan prohibits the direct or indirect repricing of stock options or stock appreciation rights ("SARs") without stockholder approval, including a prohibition on the exchange of "underwater" stock options or SARs for a cash payment.

No Discounted Stock Options or Stock Appreciation Rights

•

All stock options and SARs (other than substitute awards) must have an exercise price or measurement price equal to or greater than the fair market value of the underlying common stock on the grant date.

Minimum One-Year Vesting Period on All Awards

•

Awards under the New Plan are subject to a minimum vesting period of one year, except awards granted, in the aggregate, for up to 5% of the maximum number of authorized shares under the New Plan and awards subject to certain other limited exceptions.

Awards Subject to Forfeiture/Clawback	• All awards granted under the New Plan and payments made thereunder are subject to the Company's Clawback Policy or any other clawback policy established from time to time by the Company.
No Dividends or Dividend Equivalents on Unvested Awards	• No participant will be paid dividends or dividend equivalents with respect to any award until the applicable vesting conditions have been satisfied.
No "Liberal" Change in Control Definition

•

The change in control definition in the New Plan is not "liberal" and, for example, would not occur merely upon shareholder approval of a transaction. A change in control must actually occur in order for the change in control provisions in the New Plan to be triggered.

Administration by an Independent Committee	• Administration of the New Plan has been delegated to the Compensation Committee, which is comprised of independent directors.
Material Amendments Require Stockholder Approval

•

Stockholder approval is required prior to an amendment of the New Plan that would (i) materially increase the number of shares available, (ii) expand the types of available awards or (iii) materially expand the class of participants eligible to participate.

Analysis of Share Reserve

              In adopting the New Plan, the Compensation Committee and our Board, respectively, reviewed and relied upon the analysis prepared by Frederic W. Cook & Co., Inc., the Compensation Committee's independent compensation consultant, which analyzed the costs of the plan, the Company's past practices regarding its equity compensation program (including share usage or burn rate), provisions associated with the proposed New Plan and trends, as well as practices of Company peers and other companies. Specifically, the Compensation Committee and our Board considered, among other things, the information set forth below.

    Share Usage and Overhang

              The following table sets forth information regarding stock-settled, time-vested equity awards granted and performance-based, stock-settled equity awards earned over each of the last three fiscal years:

	2018	2017	2016

Stock Options/SARs Granted	—	7,760	172,450

Stock-Settled Time-Vested Restricted Shares/Units Granted	2,032,256	1,763,912	1,720,082

Stock-Settled Performance-Based Stock Units Earned	57,768	145,357	18,438

Weighted-Average Basic Common Shares Outstanding	103,916,078	58,822,000	49,385,000	3-Year Average

Share Usage Rate	2.0%	3.3%	3.9%	3.0%

              The Board recognizes that the increase in the number of shares under the New Plan will result in additional dilution or "overhang" for our stockholders, although we believe that the incremental dilution would not be material. As commonly calculated, the total potential overhang resulting from the adoption of the New Plan would be approximately 11.2%, with the incremental overhang resulting from the share increase equal to approximately 5.8%. This overhang is calculated as follows, as of December 31, 2018 (unless otherwise noted):

(a) Stock Options/SARs Outstanding	582,061

Weighted-Average Exercise Price of Outstanding Stock Options/SARs	$9.01

Weighted-Average Remaining Term of Outstanding Stock Options/SARS	4.82

(b) Total Stock-Settled Full-Value Awards Outstanding	2,354,727

(c) Shares Remaining Available for Future Issuance	4,932,727

(d) Incremental Share Request Subject to Shareholder Approval	7,000,000

(e) Total shares authorized for, or outstanding under, equity awards (a + b + c + d)	14,869,515

(f) Common shares outstanding as of the record date of April 15, 2019	111,390,821

(g) Total fully-diluted overhang (e / (e + f))	11.8%

              In light of the factors described above and the fact that the ability to continue to grant equity compensation is integral to our ability to continue to attract and retain talented employees in the markets in which we compete, the Compensation Committee and our Board have determined that the size of the share reserve under the New Plan is reasonable and appropriate at this time. The Board will not create a subcommittee to evaluate the risks and benefits for issuing the additional authorized shares requested.

EQUITY COMPENSATION PLAN INFORMATION

              The following table provides information as of December 31, 2018 with respect to the shares of our common stock that may be issued under our existing equity compensation plans:

	(A)		(B)		(C)
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A))
Equity Compensation Plans Approved by Stockholders	846,716	(1)	$—		4,880,269	(2)
Equity Compensation Plans Not Approved by Stockholders	582,061	(3)	$9.01	(4)	52,458	(5)

	1,428,777				4,932,727

(1)
Consists of 636,600 RSUs and 210,416 PSUs at target, all of which do not have voting or other rights of ownership under the 2007 Equity Plan.

(2)
Consists of shares available for future issuance under the 2007 Equity Plan and the Amended and Restated 2000 Employee Stock Purchase Plan (the "ESPP"). As of December 31, 2018, 3,448,756 shares of common stock were available for issuance under the 2007 Equity Plan and 1,431,513 shares of common stock were available for issuance under the ESPP. In addition to being available for future issuance upon exercise of options that may be granted after December 31, 2018, the shares available under the 2007 Equity Plan may also be issued in the form of restricted stock, RSUs, SARs, performance-based awards or other equity-based awards.

(3)
Consists of 267,732 options outstanding under the 2008 Stock Incentive Plan (the "2008 Plan", which was assumed in connection with the Company's August 24, 2012 acquisition of Network Equipment Technologies, Inc. ("NET")) and 40,160 options outstanding under the 2012 Amended Performance Technologies, Incorporated Omnibus Incentive Plan (the "2012 Plan", which was assumed in connection with the Company's February 19, 2014 acquisition of Performance Technologies, Incorporated ("PT")) and 274,169 options outstanding under the Edgewater Networks, Inc. Amended and Restated 2002 Stock Option Plan, as amended (assumed in connection with the Company's August 3, 2018 acquisition of Edgewater) (the "2002 Plan"). These amounts include options that were either outstanding as of the respective dates of acquisition of NET, PT and Edgewater and assumed by the Company or granted under either the 2008 Plan or the 2012 Plan since the respective acquisition dates. No future awards may be granted under any of the 2008 Plan or 2012 Plan.

(4)
Represents the weighted average exercise price for options to purchase the Company's common stock outstanding under the 2008 Plan, the 2012 Plan and the 2002 Plan.

(5)
Consists of shares available for future issuance under the 2002 Plan. The Company does not intend to make any future grants under the 2002 Plan. At the Company's special meeting of stockholders on December 2, 2014, our stockholders approved amendments to the 2007 Equity Plan that, among other matters, transferred all shares available for future issuance from each of the 2008 Plan and 2012 Plan to the 2007 Equity Plan and provided that any outstanding awards under the 2008 Plan and 2012 Plan that expire, are terminated, cancelled, surrendered or forfeited, or are repurchased by the Company at their original issuance price pursuant to a contractual repurchase right under the 2008 Plan or 2012 Plan will be returned to the 2007 Equity Plan.

Summary of the New Plan

              The following is a summary of the material terms of the New Plan and is qualified by its entirety by the full text of the New Plan, a copy of which is attached as Appendix B to this Proxy Statement. References to our Board in this summary include the Compensation Committee or any similar committee appointed by our Board to administer the New Plan.

    Shares Available for Issuance under the New Plan

              Awards may be made under the New Plan for an aggregate number of shares equal to 7,000,000 shares, plus the number of shares of common stock reserved under the 2007 Equity Plan that remain available for issuance as of the date of the 2019 Annual Meeting. The number of shares issuable under the New Plan is subject to adjustment for changes in capitalization, including stock splits and other similar events. No more than 7,000,000 shares of common stock may be issued as incentive stock options under the New Plan.

              If an award expires, terminates, is surrendered or cancelled or otherwise results in shares not being issued, the unused shares covered by such award will generally become available for future grant under the New Plan. However, any shares tendered to pay the exercise price of an award or to satisfy a tax withholding obligation will not become available for future grant under the New Plan. Furthermore, any shares repurchased by us on the open market using the proceeds from the exercise of an award will not increase the number of shares available for the future grant of awards under the New Plan. In addition, shares subject to a SAR that are not issued in connection with its share settlement on exercise thereof will not increase the number of shares of common stock available for the future grant of awards under the New Plan.

              If any award (or award under the 2007 Equity Plan, the Company's 2008 Stock Incentive Plan or the Company's 2012 Amended Performance Technologies, Incorporated Omnibus Incentive Plan (collectively, the "Prior Plans")) expires or is terminated, surrendered or canceled without having been fully exercised, is cash-settled, is forfeited in whole or in part (including as the result of shares of common stock subject to such award (or award under a Prior Plan) being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right), then shares of common stock covered by such award (or award under a Prior Plan) will, to the extent of such termination, surrender, cancellation, cash-settlement or forfeiture, again become available for the grant of awards under the New Plan.

              In connection with a corporate transaction with another entity, such as a merger or consolidation of an entity with us or our acquisition of property or stock of an entity, our Board may grant awards under the New Plan in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof on such terms as our Board determines appropriate in the circumstances, notwithstanding any limitation on awards contained in the New Plan (subject to compliance with the applicable requirements of Section 424 of the Code and Section 409A of the Code (together with the Department of Treasury regulations and other interpretive guidance issued thereunder, "Section 409A")). No such substitute awards will count against the overall share limits described above, except as required by Section 422 and related provisions of the Code.

    Administration of the New Plan

              The New Plan is administered by our Board, which has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the New Plan and to interpret the provisions of the New Plan. Pursuant to the terms of the New Plan and to the extent permitted by applicable law, our Board may delegate authority under the New Plan to one or more committees or subcommittees of our Board. Our Board has authorized the Compensation Committee to administer the New Plan.

              Subject to any applicable limitations contained in the New Plan, our Board, the Compensation Committee, or any other committee to whom our Board delegates authority, as the case may be, selects the recipients of awards and determines the terms of the awards.

              Subject to any requirements of applicable law, our Board may delegate to one or more of our officers the power to grant awards to our employees, officers, and non-executive directors (each, a "Director"), as well as consultants and advisors to the Company (as the terms consultants and advisors are defined and interpreted for purposes of Form S-8 under the Securities Act or any successor form) and to exercise such other powers under the New Plan as our Board may determine; provided that our Board will fix the maximum number of shares subject to awards that the officers may grant, and the time period in which such awards may be granted. No officer shall be authorized to grant awards to himself or herself or any of our other officers.

              Our Board may make equitable adjustments in connection with the New Plan and any outstanding awards to reflect stock splits, stock dividends, recapitalizations, combination or exchange of shares, consolidation, reclassification of shares, spin-offs and other similar changes in capitalization or event, or any other dividend or distribution other than an ordinary cash dividend, or any other change affecting the shares of common stock or the share price of the common stock (other than an Equity Restructuring, as such term is defined below). In the event of an Equity Restructuring, the Company will equitably adjust in the manner determined by our Board the number and class of security subject to each outstanding award and the exercise or purchase price thereof, if applicable (and such adjustments shall be nondiscretionary and final and binding) and/or the aggregate number and class of security that may be issued under the New Plan (including, without limitation, any share counting provisions related thereto). "Equity Restructuring" means a nonreciprocal transaction between the Company and our stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of shares of common stock (or other securities of the Company) or the share price of common stock (or other securities) and causes a change in the per-share value of the common stock underlying outstanding awards.

              The New Plan also contains provisions addressing the consequences of a Reorganization Event, which is defined as: (i) any merger or consolidation of the Company with or into another entity as a result of which all of our common stock is converted into or exchanged for the right to receive cash, securities or other property, or is cancelled; (ii) any exchange of all of our common stock for cash, securities or other property pursuant to a share exchange transaction; (iii) any liquidation or dissolution of our Company; or (iv) certain capitalization events described in the New Plan or any other unusual or nonrecurring transaction or event affecting the Company or any of its subsidiaries (or their respective financial statements).

              In connection with a Reorganization Event, our Board may take any one or more of the following actions as to all or any (or any portion of) outstanding awards, on such terms as our Board determines:

    •
    provide that awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof);

    •
    upon written notice, provide that all unexercised awards will terminate immediately prior to the consummation of such Reorganization Event unless exercised within a specified period following the date of such notice;

    •
    provide that outstanding awards will become exercisable, realizable or deliverable, or restrictions applicable to an award will lapse, in whole or in part prior to or upon such Reorganization Event;

    •
    in the event of a Reorganization Event under the terms of which holders of our common stock will receive upon consummation thereof a payment of cash and/or property for each share surrendered in the Reorganization Event (the value of such payment, the "Acquisition Price"), make or provide for a payment of cash and/or property to an award holder with a value equal to the excess, if any, of (A) the Acquisition Price times the number of shares of common stock subject to the holder's awards (to the extent the exercise price does not exceed the Acquisition Price) over (B) the aggregate exercise price of all such outstanding awards and any applicable tax withholdings, in exchange for the termination of such awards (and, if as of the Reorganization Event, our Board determines in good faith that there is no such excess with respect to an award, then such award may be terminated by the Company without payment);

    •
    provide that awards will be replaced with other rights or property selected by our Board (including in connection with a liquidation or dissolution of our company, conversion into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof and any applicable tax withholdings);

    •
    provide that awards cannot vest, be exercised or become payable after the Reorganization Event; and

    •
    any combination of the foregoing.

In taking any of the actions permitted directly above, the Board is not obligated by the New Plan to treat identically all awards, all awards held by a holder of such awards or all awards of the same type.

              The New Plan also contains provisions addressing a Change in Control and our Board's authority to determine whether a Change in Control has occurred pursuant to the below definition, the date of the occurrence of a Change in Control, and any incidental matters related thereto. Under the New Plan, a Change in Control means:

  (i)
  a transaction or series of transactions (other than an offering of common stock to the general public through a registration statement filed with the SEC) whereby any "person" or related "group" of "persons" (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) directly or indirectly acquires beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the

    Company's securities outstanding immediately after such acquisition; provided, however, that the following acquisitions shall not constitute a Change in Control under the New Plan: (A) any acquisition by the Company; (B) any acquisition by an employee benefit plan maintained by the Company, (C) any acquisition which is not a Change in Control under subsection (iii) below as a result of compliance with subsections (A), (B) and (C) of subsection (iii) below; or (D) in respect of an award held by a particular participant, any acquisition by the participant or any group of persons including the participant (or any entity controlled by the participant or any group of persons including the participant); or

  (ii)
  the Incumbent Directors cease for any reason to constitute a majority of our Board;

  (iii)
  the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, (y) a sale or other disposition of all or substantially all of the Company's assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

                      (A)        which results in the Company's voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company's assets or otherwise succeeds to the business of the Company (the Company or such person, the "Successor Entity")) directly or indirectly, at least a majority of the combined voting power of the Successor Entity's outstanding voting securities,

                      (B)         after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this subsection (B) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; and

                      (C)         immediately after which at least a majority of the members of the board of directors (or the analogous governing body) of the Successor Entity were Board members at the time of our Board's approval of the execution of the initial agreement providing for such transaction; or

  (iv)
  The effective date of a liquidation or dissolution of the Company.

        "Incumbent Directors" means for any period of 12 consecutive months, individuals who, at the beginning of such period, constitute our Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsection (i) or (iii) above) whose election or nomination for election to our Board was approved by a vote of at least a majority (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director without objection to such nomination) of the Directors then still in office who either were Directors at the beginning of the 12-month period or whose election or nomination for election was previously so approved. No individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than our Board shall be an Incumbent Director.

        Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any award (or any portion of an award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (i), (ii), (iii) or (iv) above with respect to such award (or portion thereof) will only constitute a Change in Control for purposes of the payment timing of such award if such transaction also constitutes a "change in control event," as defined in Treasury Regulation Section 1.409A-3(i)(5).

              Our Board may at any time provide that any award will become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be, including, without limitation, (A) upon the death or disability of the holder of such award or (B) in connection with an Acquisition of the Company (as defined in the New Plan).

              Except as otherwise provided in the New Plan with respect to repricing outstanding stock options or SARs, our Board may amend, modify or terminate any outstanding award, including but not limited to, substituting another award of the same or a different type, changing the date of exercise or realization, and converting an incentive stock option to a non-statutory stock option, provided that the participant's consent to any such action will be required unless our Board determines that the action, taking into account any related action, would not materially and adversely affect the participant or the change is otherwise permitted under the terms of the New Plan in connection with a change in capitalization or reorganization event.

    Descriptions of Awards

              The New Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Code, non-statutory stock options, SARs, restricted stock, RSUs and other stock unit awards and performance awards as described below.

              Incentive Stock Options and Non-statutory Stock Options.    Optionees receive the right to purchase a specified number of shares of common stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. Options must be granted at an exercise price that is not less than the fair market value of our common stock at the close of trading on the date of grant. Options may not be granted for a term in excess of 10 years; provided that, notwithstanding the foregoing and unless determined otherwise by the Company, in the event that on the last business day of the term of an option (other than an incentive stock option) (i) the exercise of the option is prohibited by applicable law, as determined by the Company, or (ii) shares of common stock may not be purchased or sold by the applicable participant due to any Company insider trading policy (including blackout periods) or a "lock-up" agreement undertaken in connection with an issuance of securities by the Company, the term of the option shall be extended until the date that is thirty (30) days after the end of the legal prohibition, black-out period or lock-up agreement, as determined by the Company; provided, the extension will not last beyond the term of the applicable option (which will in no event exceed 10 years from the date of grant). The New Plan permits the following forms of payment for the exercise price of options: payment by cash or check (if determined appropriate by the Company, electronic payment); via broker-assisted sale; subject to certain conditions and if permitted by our Board, withholding of shares of our common stock otherwise issuable under an award or surrender to the Company of shares of our common stock held by the optionee; any other lawful means as provided for in the applicable option agreement or approved by the Board; or any combination of these forms of payment. Stock options granted under the New Plan may not provide for the payment or accrual of dividend equivalents or contain any provision entitling the grantee to the automatic grant of additional stock options in connection with the exercise of the original stock option.

              Stock Appreciation Rights.    A SAR is an award entitling the holder, upon exercise, to receive an amount in common stock or cash or a combination thereof determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of common stock over the exercise price, which may not be less than the fair market value of the common stock on the date the SAR is granted. SARs may be granted independently or in tandem with an option granted under the New Plan. Each SAR granted under the New Plan will be exercisable subject to terms and conditions as the Board may specify in the applicable SAR agreement; provided that, notwithstanding the foregoing and unless determined otherwise by the Company, in the event that on the last business day of the term of an SAR (i) the exercise of the SAR is prohibited by applicable law, as determined by the Company, or (ii) shares of common stock may not be purchased or sold by the applicable participant due to any Company insider trading policy (including blackout periods) or a "lock-up" agreement undertaken in connection with an issuance of securities by the Company, the term of the SAR will be extended until the date that is thirty (30) days after the end of the legal prohibition, black-out period or lock-up agreement, as determined by the Company; provided, that the extension will not last beyond the term of the applicable SAR (which, in no event will exceed 10 years from the date of grant) SARs granted under the New Plan may not provide for the payment or accrual of dividend equivalents or contain any provision entitling the grantee to the automatic grant of additional SARs in connection with the exercise of the original SAR.

              Restricted Stock Awards.    Restricted stock awards entitle recipients to acquire shares of common stock, subject to our right to repurchase all or part of such shares at their issue price or other stated or formula price or to require forfeiture if issued at no cost if the conditions specified in the applicable award are not satisfied prior to the end of the applicable restriction period established by the Board for such award. Our Board will determine the terms and conditions of the applicable award, including the conditions for vesting and repurchase and the issue price, if any. Any dividends, whether paid in cash, stock or property, declared and paid by us with respect to shares of restricted stock will be paid to a participant only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares. No interest will be paid on unvested dividends.

              Restricted Stock Unit Awards.    RSU awards entitle the recipient to receive shares of common stock or cash to be delivered at the time such award vests pursuant to the terms and conditions established by our Board. The award agreement for RSUs may provide the participant with a right to receive dividend equivalents, which will be subject to the same restrictions on transfer and forfeitability as the underlying RSUs. No interest will be paid on dividend equivalents.

              Other Stock or Cash-Based Awards.    Under the New Plan, our Board has the right to grant other awards of shares of common stock and other awards that are valued in whole or in part by reference to, or otherwise based on, shares of common stock or other property ("Other Stock-Based Awards"), which may include, without limitation, deferred shares or deferred stock units, as well as cash payments and other cash bonus awards ("Cash-Based Awards"), and dividend equivalents and awards entitling recipients to receive shares of common stock or cash to be delivered in the future (collectively, "Other Stock- Based Awards and Cash-Based Awards"). Other Stock-Based Awards and

Cash-Based Awards will have such terms and conditions as our Board may determine. An Other Stock-Based Award may provide the participant with a right to receive dividend equivalents, which may be settled in cash and/or shares of common stock and will be subject to the same restrictions on transfer and forfeitability as the underlying Other Stock-Based Award. No interest will be paid on dividend equivalents.

              Performance Awards.    Under the New Plan, any award may be made subject to the achievement of performance goals. For any performance award, our Board may specify that the degree of vesting, settlement and/or payout (or other term or condition of the performance award) shall be subject to the achievement of one or more performance measures established by the Board, which may include, without limitation, the relative or absolute attainment of specified levels of one or any combination of the following: (i) bookings, (ii) backlog, (iii) revenue, (iv) gross margin ($), (v) gross profit (%), (vi) operating expenses, (vii) operating income (loss), (viii) net income (loss), (ix) earnings (loss) per share, (x) earnings before interest, taxes, depreciation and/or amortization ("EBITDA"), (xi) adjusted EBITDA, (xii) earnings before interest and/or taxes ("EBIT"), (xiii) adjusted EBIT, (xiv) cost reduction or savings, (xv) productivity ratios or other similar metrics, (xvi) performance against budget, (xvii) cash flow from operations, (xviii) stock price, (xix) financial ratings, (xx) financial metrics and ratios, (xxi) exit rate operating metrics, (xxii) total stockholder return (whether in the absolute or measured against or in relationship to other companies comparably, similarly or otherwise situated), (xxiii) regulatory achievements or compliance (including, without limitation, regulatory body approval for commercialization of a product), (xxiv) implementation or completion of critical projects, (xxv) economic value or economic value added, (xxvi) customer satisfaction, (xxvii) working capital targets, (xxviii) organization/transformation metrics, (xxix) return measures (including but not limited to, return on assets, capital, invested capital, equity, sales or revenue), (xxx) market share, and (xxxi) any other objective or subjective measure determined by our Board.

              The Board may specify that such performance measures shall be adjusted to take into account events or circumstances determined appropriate by the Board. Performance measures may vary by participant and may be different for different awards and may be particular to a participant or the department, branch, line of business, subsidiary or other unit in which the participant works and may cover such period as may be specified by the Board. Performance measures may be calculated on generally accepted accounting principles ("GAAP") or non-GAAP basis or otherwise in accordance with applicable accounting principles or such other methodology as determined appropriate by our Board.

    Restrictions on Repricings

              Unless approved by our stockholders, our Board may not: (i) lower the exercise price of an option or a SAR; (ii) cancel an option or SAR when the exercise price per share exceeds the fair market value of one share in exchange for cash or another award (other than in connection with a change in control); or (iii) take any other action with respect to an option or SAR that would be treated as repricing under the rules and regulations of the principal U.S. national securities exchange on which the shares of common stock are listed.

    Transferability of Awards

              Awards, other than vested shares of restricted stock, may not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an incentive stock option, pursuant to a qualified domestic relations order. During the life of the holder of an award, awards, other than vested shares of restricted stock, are exercisable only by such holder. Our Board may permit the gratuitous transfer of an award by the holder of an award to or for the benefit of any immediate family member, family trust or other entity established for the benefit of such holder or an immediate family member of such holder if, with respect to such transferee, the Company would be eligible to use a Form S-8 for the registration of the sale of the common stock subject to such award under the Securities Act of 1933, as amended.

    Eligibility to Receive Awards

              Our employees, non-employee directors, consultants and advisors and those of our subsidiaries are eligible to be granted awards under the New Plan.

              As of April 1, 2019, approximately 2,287 employees, seven non-employee directors and two consultants and advisors were eligible to receive awards under the New Plan, including our executive officers and non-employee directors. On April 15, 2019, the last reported sale price of common stock on the Nasdaq Global Select Market was $5.16.

    Director Award Limit

              During any calendar year, the sum of the grant date fair value of awards and the amount of any cash fees granted or paid to non-employee directors in respect of such director's services for such year, may not exceed $650,000, provided that the Board may make exception to such limit in extraordinary circumstances.

    Clawback Policy

              All awards granted under the New Plan are subject to clawback pursuant to the Company's Clawback Policy and any other clawback policy that the Company may adopt in the future.

    Minimum Vesting Periods

              Under the New Plan, no award (other than cash-based awards) will vest earlier than the first anniversary of its date of grant; provided, however, such minimum vesting requirement will not apply to (i) any substitute award, (ii) shares of common stock delivered in lieu of full-vested cash-based awards (or other cash awards or payments), (iii) awards to non-employee directors of the Company that vest on the earlier of the one-year anniversary of the date of grant and the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year's annual meeting, and (iv) any additional awards our Board may grant, up to a maximum of five percent (5%) of the available share reserve authorized for issuance under the New Plan (subject to adjustment for certain capitalization and reorganization events); and, provided, further, that the foregoing restriction does not apply to our Board's discretion to provide for accelerated exercisability or vesting of any awards upon (A) the death or disability of a participant, (B) in connection with retirement, termination of employment or other separation from service, or (C) in connection with a change in control.

    Treatment of Dividends and Dividend Equivalents on Unvested Awards

              Notwithstanding any other provision of the New Plan to the contrary, with respect to any award that provides for or includes a right to dividends or dividend equivalents, if dividends are declared during the period that an equity award is outstanding, such dividends (or dividend equivalents) shall either (i) not be paid or credited with respect to such award or (ii) be accumulated but remain subject to vesting requirement(s) to the same extent as the applicable award and shall only be paid at the time or times such vesting requirement(s) are satisfied.

    Provisions for Foreign Participants

              Our Board may modify awards granted to participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the New Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

    Effective Date and Term of New Plan; Amendment or Termination

              The New Plan will be adopted upon stockholder approval at our 2019 Annual Meeting. Our Board may at any time amend, suspend or terminate the New Plan; provided that, to the extent determined by our Board, no amendment requiring stockholder approval under any applicable legal, regulatory or listing requirement will become effective until such stockholder approval is obtained.

New Plan Benefits / Interest of Certain Persons

              Shareholders should understand that our executive officers and non-employee directors may be considered to have an interest in the approval of the New Plan because they may in the future receive awards under such plan. In particular, to the extent the New Plan is approved by our stockholders, certain of our named executive officers, other executive officers, non-executive directors and non-executive officer employees are expected to receive certain RSU grants in the amounts set forth below:

Name and Position	Dollar Value(1)

Franklin (Fritz) W. Hobbs, our President and Chief Executive Officer	$2,000,000

Daryl E. Raiford, our Executive Vice President and Chief Financial Officer	$350,000

Steven Bruny, our Executive Vice President, Global Sales and Services	$375,000

Anthony Scarfo, our Executive Vice President, Products, Research and Development, Support and Supply Chain	$375,000

Michael Swade, our former Executive Vice President, Global Sales	—

Executive Group, Excluding NEOs	$900,000

Non-Executive Director Group	$720,000

Non-Executive Officer Employee Group	$362,500

(1)
Number of shares underlying awards is not determinable at this time and will be determined by dividing the dollar value of each individual's grant by the closing price of our common stock on the date of grant.

              The benefits that will be received by participants, including the named executive officers, other executive officers, non-executive directors and other non-executive officer employees, under the New

Plan will depend on a variety of factors, including the fair market value of the Company's common stock at various future dates and the Board's discretion in granting awards. Therefore, except as set forth in the table above, it is not possible to determine the benefits that would have been received by or allocated to for the last fiscal year, or that will be received by or allocated to, any participants, including the name executive officers, other executive officers, non-executive directors and other non-executive officer employees if the New Plan is approved by our stockholders. For additional information regarding our equity grants in 2018, please see the tables entitled "Grants of Plan-Based Awards" and "Director Compensation" in this Proxy Statement.

Federal Income Tax Consequences

              The following summarizes the United States federal income tax consequences that generally will arise with respect to awards granted under the New Plan. This summary is based on the federal tax laws in effect as of the date of this Proxy Statement. In addition, this summary assumes that all awards are exempt from, or comply with, the rules under Section 409A of the Code regarding nonqualified deferred compensation. Changes to these laws or assumptions could alter the tax consequences described below.

              Incentive Stock Options.    A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by us or our corporate parent or a 50% or more-owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under the section entitled "Non-statutory Stock Options." The exercise of an incentive stock option may subject the participant to the alternative minimum tax.

              A participant will have income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

              Non-statutory Stock Options.    A participant will not have income upon the grant of a non-statutory stock option. A participant will have ordinary income upon the exercise of a non-statutory stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

              Stock Appreciation Rights.    A participant will not have income upon the grant of a SAR. A participant will recognize ordinary income upon the exercise of a SAR equal to the amount of the cash and the fair market value of any stock received. Upon the sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the SAR was exercised. This capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

              Restricted Stock Awards.    A participant will not have income upon the grant of restricted stock unless the participant voluntarily makes an election under Section 83(b) of the Code within 30 days of the date of grant. If a timely Section 83(b) election is made, then a participant will have ordinary income equal to the value of the stock on the date of grant less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant, if a timely Section 83(b) election has been made.

              If the participant does not make a Section 83(b) election, then when the stock vests (i.e., the transfer restrictions and forfeiture provisions lapse) the participant will have ordinary income equal to the value of the stock on the vesting date less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date, if no Section 83(b) election has been made. Any capital gain or loss will be long-term if the participant held the stock for more than one year following (i) the day after the grant date if a timely Section 83(b) election has been made or (ii) the day after the vesting date if no Section 83(b) election has been made, and otherwise will be short-term.

              Restricted Stock Units.    A participant will not have income upon the grant of an RSU. A participant is not permitted to make a Section 83(b) election with respect to an RSU award. When the RSU vests, the participant will have income on the vesting date in an amount equal to the amount of cash received or the fair market value of the stock on the vesting date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

              Other Stock- or Cashed-Based Awards and Performance Awards.    The tax consequences associated with any other stock- or cashed-based award or performance award granted under the New Plan will vary depending on the specific terms of such award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award and the participant's holding period and tax basis for the award or underlying common stock.

              Tax Consequences to the Company.    There will be no tax consequences to us except that we will be entitled to a deduction when a participant has ordinary income. Any such deduction may be subject to the limitations of Sections 162(m) of the Code.

Board of Directors' Recommendation

The Board of Directors recommends that stockholders vote "FOR" the approval of Ribbon's 2019 Incentive Award Plan.

PROPOSAL 3 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

              The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP ("Deloitte") as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2019. Deloitte has acted as the independent registered accounting firm of Ribbon since the closing of the Merger, and of Sonus from August 2005 until the closing of the Merger. We are asking our stockholders to ratify this appointment. If this proposal is not approved at the 2019 Annual Meeting, our Audit Committee may consider this fact when it appoints our independent registered public accounting firm for the fiscal year ending December 31, 2020. Even if the proposal is approved at the 2019 Annual Meeting, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change would be in the interests of the Company and its stockholders.

              Representatives of Deloitte are expected to be present at the 2019 Annual Meeting and will have the opportunity to make a statement and be available to respond to appropriate questions by stockholders.

Deloitte Fees

              The following is a summary and description of fees for services provided by Deloitte in 2018 and 2017:

Fee Category	2018	2017
Audit Fees	$1,586,871	$2,512,297
Audit-Related Fees	205,960	—
Tax Fees	120,666	127,639
All Other Fees	19,910	13,475

Total	$1,933,407	$2,653,411

              Audit Fees.    These amounts represent fees for the audit of our consolidated financial statements included in our 2018 Annual Report, the review of financial statements included in our Quarterly Reports on Form 10-Q, the audit of internal control over financial reporting and the services that an independent auditor would customarily provide in connection with subsidiary audits, statutory requirements, regulatory filing and similar engagements for the fiscal year, such as consents and assistance with review of documents filed with the SEC. Audit fees also include advice on accounting matters that may arise in connection with or as a result of the audit or the review of periodic consolidated financial statements and statutory audits that non-U.S. jurisdictions require. The 2017 amount includes $767,125 of fees incurred in connection with the Merger of Sonus and GENBAND and the filing of the related registration statement on Form S-4.

              Audit-Related Fees.    Audit-related fees consist of fees related to due diligence services and accounting consultations regarding the application of generally accepted accounting principles to proposed transactions.

              Tax Fees.    Tax fees consist of professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, value-added tax compliance, and transfer pricing advice and planning. Of this amount for fiscal 2018, $89,666 represents fees for tax compliance and preparation.

              All Other Fees.    All other fees consist of professional products and services other than the services reported above, including fees for our subscription to Deloitte's online accounting research tool.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services

              The Audit Committee had adopted a policy to pre-approve audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Prior to engagement of the independent registered public accounting firm for the next year's audit, the independent registered public accounting firm and our management submit a list of services expected to be rendered during that year for each of the four categories of services to the Audit Committee for approval. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent registered public accounting firm and our management periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval process. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee pre-approved all of the services and fees of Deloitte set forth above in accordance with such policy.

              Our Audit Committee requires the regular rotation of the lead audit partner and concurring partner as required by Section 203 of the Sarbanes-Oxley Act of 2002 and is responsible for recommending to our Board policies for hiring employees or former employees of the independent registered public accounting firm. The Audit Committee has determined that the provision of services described above to us by Deloitte is compatible with maintaining Deloitte's independence.

Board of Directors' Recommendation

The Board of Directors recommends that stockholders vote "FOR" the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2019.

 PROPOSAL 4 — APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS

              The Board is dedicated to excellence in governance and is mindful of the interests our stockholders have in our executive compensation program. As part of that commitment and pursuant to the rules of the SEC, our stockholders are being asked to approve a non-binding advisory resolution on the compensation of our named executive officers. This proposal, which is typically called the "Say-on-Pay" proposal, offers stockholders the opportunity to express their opinions on our 2018 executive compensation program and policies for our named executive officers through the following resolution:

    "RESOLVED, that the stockholders of Ribbon Communications Inc. (the "Company") approve, on an advisory basis, the compensation paid to the Company's named executive officers as disclosed pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, including the "Compensation Discussion and Analysis" section and the accompanying compensation tables and the related narratives in the Proxy Statement for the Company's 2019 annual meeting of stockholders."

              This vote is not intended to address any specific element of compensation, but rather the overall compensation policies and practices relating to the named executive officers. Even though the outcome of this advisory vote on the compensation of our named executive officers is non-binding, the Compensation Committee and the Board will, as they have done in prior years, take into account the outcome of this vote when making future compensation arrangements. The outcome of this advisory vote does not overrule any decision by the Company or the Board (or any committee thereof), create or imply any change to the fiduciary duties of the Company or the Board (or any committee thereof), or create or imply any additional fiduciary duties for the Company or the Board (or any committees thereof).

              We believe that for the reasons summarized in the "Compensation Discussion and Analysis" section of this Proxy Statement, we have a compensation program deserving of stockholder support. Unless the Board modifies its policy regarding the frequency of holding "say on pay" advisory votes, such votes will take place every year and the next such vote will occur at the 2020 Annual Meeting.

Board of Directors' Recommendation

The Board of Directors recommends that stockholders vote "FOR" the approval, on a non-binding, advisory basis, of the compensation of our named executive officers.

CORPORATE GOVERNANCE AND BOARD MATTERS

              We are committed to strong corporate governance practices, which include building long-term value for our stockholders and assuring the success of the Company for its stockholders and stakeholders, including employees, customers, suppliers and the communities in which we operate. To achieve these goals, our Board is charged with monitoring the performance of the Company and its officers as well as its programs and procedures to ensure compliance with law and our overall success. Governance is an ongoing focus at Ribbon, starting with the Board and extending to management and all employees. In addition, we solicit feedback from stockholders on governance and executive compensation practices in order to improve our practices.

              We believe our governance practices are strong for the following reasons:

Annual Election of Directors: Yes (no staggered board)
Majority Voting for Director Elections: Yes
Separate Chairman and CEO: Yes
Substantial Majority of Independent Directors: Yes
Independent Directors Meet without Management: Yes
Board with Wide Range of Experience and Skills: Yes
Annual Equity Grant to Non-Employee Directors: Yes
Annual Board and Committee Self-Evaluations: Yes
Annual Advisory Approval of Executive Compensation: Yes
Disclosure Committee for Financial Reporting: Yes
Review and Approval Policy for Related Party Transactions: Yes
Share Ownership Guidelines for our CEO, Certain Officers and our Non-Employee Directors: Yes
Clawback Policy for Recovering Incentive-Based Compensation Following an Accounting Restatement: Yes
Insider Trading Policy that Prohibits Hedging and Other Similar Actions for our Executive Officers and Directors: Yes

Oversight of Risk Management

              At Ribbon, we believe that innovation and leadership are impossible without taking risks. We also recognize that imprudent acceptance of risk or the failure to appropriately identify and mitigate risks could be destructive to stockholder value. The Board is responsible for assessing the Company's approach to risk management and overseeing management's execution of its responsibilities for identifying and managing risk. The Board exercises its responsibilities through discussions in Board meetings and also through its committees, each of which examines various components of enterprise risk as part of its responsibilities. Generally, strategic risks and the risks related to management delegation are overseen and evaluated by the full Board; financial, internal control and cybersecurity risks are overseen and evaluated by the Audit Committee; risks relating to our compensation policies are overseen and evaluated by the Compensation Committee; and risks related to governance are overseen and evaluated by the Nominating and Corporate Governance Committee. Each committee assesses identified risks and informs the Board about the risks as needed. Management also regularly reports on each such risk to the relevant committee or the Board. Moreover, an overall review of risk is inherent in the Board's consideration of our long-term strategies and in the transactions and other matters presented to the Board, including capital expenditures, acquisitions and divestitures, and financial matters. Additional review or reporting on risks is conducted as needed or as requested by the Board or one of its committees. The Board believes that its role in the oversight of the Company's risks complements our current Board structure, as our structure allows our independent directors, through our three fully independent Board committees, to exercise effective oversight of the actions of management in identifying risks and implementing effective risk management policies and controls.

Board Composition and Stockholders Agreement

              Our Board currently consists of eight directors, one of whom is employed by the Company (Mr. Hobbs). On October 27, 2017, in connection with the Merger, the Company entered into the Stockholders Agreement with the JPM Stockholders. The Stockholders Agreement provides, among other things, that: (i) for so long as the JPM Stockholders beneficially own at least 80% of the common stock beneficially owned by the JPM Stockholders on the closing date of the Merger, the JPM Stockholders will have the right to designate five directors to serve on the Board, at least two of whom must be independent directors as defined in the Stockholders Agreement; (ii) from and after the first time that the JPM Stockholders beneficially own less than 80% of the common stock beneficially owned by the JPM Stockholders on the closing date of the Merger, the number of directors that the JPM Stockholders will have the right to designate will be reduced to four, at least one of whom must be an independent director as defined in the Stockholders Agreement; (iii) from and after the first time that the JPM Stockholders beneficially own less than 70% of the common stock beneficially owned by the JPM Stockholders on the closing date of the Merger, the number of directors that the JPM Stockholders will have the right to designate will be reduced to three, at least one of whom must be an independent director as defined in the Stockholders Agreement; (iv) from and after the first time that the JPM Stockholders beneficially own less than 50% of the common stock beneficially owned by the JPM Stockholders on the closing date of the Merger, the number of directors that the JPM Stockholders will have the right to designate will be reduced to two, neither of whom need be an independent director as defined in the Stockholders Agreement; (v) from and after the first time that the JPM Stockholders beneficially own less than 30% of the common stock beneficially owned by the JPM Stockholders on the closing date of the Merger, the number of directors that the JPM Stockholders will have the right to designate will be reduced to one, who does not need to be an independent director as defined in the Stockholders Agreement; and (vi) upon the first date that the JPM Stockholders beneficially own less than 10% of the common stock beneficially owned by the JPM Stockholders on the closing date of the Merger, the JPM Stockholders will have no board designation rights and the Company may, following a request of the majority of directors serving (other than those designated by the JPM Stockholders), require any designees of the JPM Stockholders to resign from the Board. The Stockholders Agreement further provides that the Nominating and Corporate Governance Committee will designate the Company's then-serving CEO as a director, as well as such additional number of directors as constitutes the full Board.

Director Independence

              Our Corporate Governance Guidelines provide that, in determining the independence of a director, the Board will be guided by the definitions of "independent director" in the listing standards of Nasdaq and applicable laws and regulations as well as the definition of "independent director" set forth in the Stockholders' Agreement.

              For purposes of the Stockholders Agreement, "independent director" means a person nominated or serving as a director on the Board who: (i) is independent for purposes of the rules of the Nasdaq and the SEC; (ii) does not then serve and has not served as a director, officer, partner or other senior-level employee (or other employee or consultant within the prior five years) of, and does not otherwise then receive (and has not at any time otherwise received) any material compensation from, any JPM Stockholder or any of its affiliates; and (iii) does not then serve (and has not at any time within the prior two years served) as a director, officer, employee or consultant of, and does not otherwise then receive (and has not at any time within the prior two years otherwise received) any compensation from, any portfolio company of any JPM Stockholder or any of its affiliates or any other third party that owns 15% or more of the Company's issued and outstanding common stock (as defined in the Stockholders Agreement). Certain qualifications and exclusions apply to the foregoing definition, and the Nominating and Corporate Governance Committee may waive certain of the foregoing independent director independence requirements in certain circumstances.

              During its annual review of director independence, the Board considers all information it deems relevant, including without limitation, any transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. The Board conducted an annual review of director independence and affirmatively determined that each of Kim S. Fennebresque, Bruns H. Grayson, Beatriz V. Infante, Richard J. Lynch, Kent J. Mathy and Scott E. Schubert does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that, as a result, each is an "independent director" as defined under Nasdaq Rule 5605(a)(2). The Board also conducted a review of director independence under the standards set forth in the Stockholders Agreement and determined that each of Kim S. Fennebresque, Bruns H. Grayson, Beatriz V. Infante, Richard J. Lynch, Kent J. Mathy and Scott E. Schubert is an "independent director" as defined in the Stockholders Agreement. Due to his role as our CEO, Franklin (Fritz) W. Hobbs does not qualify as an independent director. Due to his affiliation with the JPM Stockholders, Richard W. Smith does not qualify as an independent director under the Stockholders Agreement.

              There are no family relationships among any of our directors, nominees for director and executive officers.

Meeting Attendance

              Our Board recognizes the importance of director attendance at Board and committee meetings. Our Board held nine meetings during 2018, four of which were regular meetings and five of which were special meetings. Each of the directors attended at least 75% of the combined total meetings of the Board and its committees on which they served. While we do not have a formal policy regarding the attendance of directors at our annual meetings of stockholders, it is expected that, absent compelling circumstances, all of our directors will attend. All of the current members of the Board attended the Company's 2018 annual meeting of stockholders.

Board Committees

              Our Board has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Each of the standing committees is composed entirely of independent directors as defined under applicable rules, including the Nasdaq rules and, in the case of all members of the Audit Committee, the independence requirements of Rule 10A-3 under the Exchange Act and, in the case of all members of the Compensation Committee, the heightened independence requirements for Compensation Committee members under the Nasdaq rules.

              In June 2018, the Board dissolved the Integration Committee because it determined that such committee was no longer necessary and that it was in the best interests of the Company and its stockholders to have the entire Board participate in discussions and decisions relating to the Company's integration efforts going forward.

              Under the Stockholders Agreement, subject to the Company's obligation to comply with any applicable independence requirements under the Nasdaq rules and the rules of the SEC, for as long as the JPM Stockholders have the right to designate at least three directors to serve on our Board, at least one member of each of our Board's standing committees must be a designee of the JPM Stockholders. In addition, for so long as the JPM Stockholders have the right to designate at least one director who is an "independent director" as defined in the Stockholders Agreement, the Nominating and Corporate Governance Committee must consist of three directors, each of whom must be an "independent director" under the Stockholders Agreement and one of whom must be a designee of the JPM Stockholders.

              Audit Committee.    Our Board has established an Audit Committee consisting of three members: Messrs. Schubert (Chair) and Grayson and Ms. Infante. Our Board has determined that Mr. Schubert is an "audit committee financial expert" as defined in Item 407(d)(5) of Regulation S-K. This designation is a disclosure requirement of the SEC related to Mr. Schubert's experience and understanding with respect to certain accounting and auditing matters, but it does not impose upon Mr. Schubert any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and the Board, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board. The Audit Committee held six meetings during 2018.

              As described more fully in its charter, the Audit Committee's responsibilities include, among other things: (i) appointing, evaluating, compensating, overseeing the work of and, if appropriate, terminating the appointment of the independent auditor; (ii) overseeing the Company's financial reporting, including reviewing and discussing with management, the independent auditor and a member of the internal audit function, prior to public release, the Company's annual and quarterly financial statements to be filed with the SEC; (iii) overseeing management's design and maintenance of the Company's internal control over financial reporting and disclosure controls and procedures; and (iv) reviewing and discussing with management and the independent auditor the Company's financial risk exposures and assessing the policies and procedures management has implemented to monitor and control such exposures. The Audit Committee operates pursuant to a written charter adopted by the Board that reflects standards and requirements adopted by the SEC and Nasdaq, a current copy of which is available at www.ribboncommunications.com, in the section entitled Company—Investor Relations—Corporate Governance—Governance Highlights.

              Compensation Committee.    The Compensation Committee consists of three members: Messrs. Fennebresque (Chair) and Grayson and Ms. Infante. The Compensation Committee held six meetings during 2018.

              As described more fully in its charter, the Compensation Committee's responsibilities include, among other things: (i) reviewing and approving the Company's compensation plans, practices and policies for directors and executive officers, including a review of any risks arising from compensation practices and policies for employees that are reasonably likely to have a material adverse effect on the Company; (ii) reviewing the Company's succession plans for executive officers, where requested to do so by the Board; (iii) making recommendations to the Board regarding the establishment and terms of any incentive compensation or equity-based plans and monitoring their administration; and (iv) before selecting or receiving advice from a compensation advisor (other than in-house legal counsel), considering various factors relating to the independence of such advisor. The Compensation Committee may delegate its authority under its charter to one or more subcommittees or members of management, consistent with applicable law and SEC and Nasdaq rules. Specifically, the Compensation Committee may delegate to one or more executive officers of the Company the power to grant options or other stock awards pursuant to the Company's equity plans to certain employees of the Company.

              The Compensation Committee operates pursuant to a written charter adopted by the Board that reflects standards and requirements adopted by Nasdaq, a current copy of which is available at www.ribboncommunications.com, in the section entitled Company—Investor Relations—Corporate Governance—Governance Highlights.

              Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee consists of three members: Messrs. Fennebresque (Chair), Lynch and Schubert. The Nominating and Corporate Governance Committee held five meetings during 2018.

              As described more fully in its charter, the Nominating and Corporate Governance Committee's responsibilities include, among other things: (i) identifying, screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by the Board, and recommending to the Board candidates for: (a) nomination for election by the stockholders and (b) any Board vacancies that are to be filled by the Board, subject to any rights regarding the selection of directors by holders of preferred shares and any other contractual or other commitments of the Company; (ii) developing and recommending to the Board, overseeing the implementation and effectiveness of, and recommending modifications as appropriate to, a set of corporate governance guidelines applicable to the Company; (iii) reviewing annually with the Board the composition of the Board as a whole and a succession plan in the event one or more directors ceases to serve for any reason; (iv) overseeing the annual self-evaluation of the Board, its committees, individual directors and management; and (v) identifying appropriate director development and continuing education opportunities and making recommendations to the Board as appropriate.

              The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board that reflects standards and requirements adopted by Nasdaq, a current copy of which is available at www.ribboncommunications.com, in the section entitled Company—Investor Relations—Corporate Governance—Governance Highlights.

Compensation Committee Interlocks and Insider Participation

              During 2018, the members of the Compensation Committee were Messrs. Fennebresque (Chair) and Grayson and Ms. Infante, none of whom are or previously were officers or employees of the Company.

              None of our executive officers serves as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our Board or compensation committee.

Director Nomination Process

              The Nominating and Corporate Governance Committee screens and recommends candidates for nomination by the full Board. There are no specific minimum qualifications for a recommended nominee to our Board; however, the Nominating and Corporate Governance Committee considers, among other skills and criteria, the following for nomination as a director: demonstrated business knowledge, technical skills and experience; an ability to exercise sound judgment in matters that relate to our current and long-term objectives; commitment to understanding us and our industry and to regularly attend and participate in meetings of our Board and its committees; a reputation for integrity, honesty and adherence to high ethical standards; diversity of background and other desired qualities; the ability and experience to understand the sometimes conflicting interests of our various constituencies and to act in the interests of all stockholders; and the absence of any conflict of interest that would impair the nominee's ability to represent the interest of all our stockholders and to fulfill the responsibilities of being a director.

              In considering whether to recommend any particular candidate for inclusion in our Board's slate of recommended director nominees, the Nominating and Corporate Governance Committee applies the criteria generally set forth in the Nominating and Corporate Governance Committee Charter. The process followed by the Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to our Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and our Board. Our Board believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow our Board to fulfill its responsibilities. In identifying potential director candidates, the Nominating and Corporate Governance Committee and the Board also focus on ensuring that the Board reflects a diversity of experiences, backgrounds and skills. The Nominating and Corporate Governance Committee has the authority to engage independent advisors to assist in the process of identifying and evaluating director candidates, but has not engaged any such advisors to date.

Stockholder Nominations and Recommendations of Director Candidates

              Stockholders who wish to recommend candidates to the Nominating and Corporate Governance Committee for consideration as potential director candidates should send their recommendation to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Ribbon Communications Inc., 4 Technology Park Drive, Westford, MA 01886. In considering candidates submitted by stockholders, the Nominating and Corporate Governance Committee will take into consideration the current make-up of the Board, what skills should be added (if any) and the qualifications of the candidate. The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders in the same manner as candidates recommended by the Nominating and Corporate Governance Committee, as described above in "Director Nomination Process."

              Stockholders who wish to nominate director candidates or propose business to be considered directly at an annual meeting in accordance with the procedures set forth in our by-laws should follow the procedures set forth under the sections entitled "Stockholder Nominations and Proposals For Presentation At 2020 Annual Meeting."

Board Leadership Structure

              The Company's Corporate Governance Guidelines provide that the Board leadership structure that is most appropriate for the Company at this time is a non-executive Chairman. The Board evaluates its leadership structure and role in risk oversight on an ongoing basis, and makes decisions on the basis of what it considers to be best for the Company at any given point in time. Currently, our Board leadership structure consists of an independent Chairman, a separate CEO and strong committee chairs. The Board believes its leadership structure provides for appropriate independence between the Board and management because the current leadership structure offers the following benefits: (i) increasing the independent oversight of Ribbon and enhancing our Board's objective evaluation of our CEO, (ii) focusing the CEO on company operations instead of Board administration,

(iii) providing the CEO with an experienced sounding board, (iv) providing greater opportunities for communication between stockholders and our Board, (v) enhancing the independent and objective assessment of risk by our Board, and (vi) providing an independent spokesperson for our Company.

Executive Sessions of the Board

              The Company's Board is structured to promote independence and is designed so that independent directors exercise oversight of the Company's management and key issues related to strategy and risk. Under our Corporate Governance Guidelines, our independent directors are required to meet in executive session at regularly scheduled Board meetings without management present to discuss any matters the independent directors consider appropriate. We expect the Board to have a least four executive sessions each year.

Stock Ownership Guidelines

              The Board believes that it is important to link the interests of our directors and management to those of our stockholders. Accordingly, our non-employee directors, our Chief Executive Officer and our other officers required to file reports under Section 16 of the Exchange Act are subject to a stock ownership policy. For additional information regarding our stock ownership policy, please see the section entitled "Compensation Discussion and Analysis—Stock Ownership Requirements" below.

Additional Governance Matters

              Code of Ethics.    Our Board has adopted a written Code of Conduct, which qualifies as a "code of ethics" as defined by SEC rules. The Code of Conduct is intended to provide guidance on the conduct expected of Ribbon's employees, officers and directors in the interests of preserving Ribbon's reputation for integrity, accountability and fair dealing. To ensure that our business is conducted in a consistently legal and ethical manner, our Code of Conduct applies to all of our directors, officers and employees.

              We intend to disclose any amendment to or waiver of a provision of the Code of Conduct that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website at www.ribboncommunications.com.

              Sustainability, Social and Environmental Responsibility.    Ribbon has a mature sustainability program and an active environmental management system ("EMS"). This is highlighted by our continuous ISO 14001 certification since 2010 for our major North American and European sites and our compliance with international laws relating to environmental management. In our Environmental Policy, we state our commitment to: (i) protecting the environment and preventing pollution within our products' lifecycle with responsible product design and by requiring our suppliers to adhere to sustainable practices, (ii) fulfilling our compliance obligations by complying with all applicable environmental legislation and other requirements, and (iii) continually improving our EMS to enhance environmental performance.

              We implement administrative controls to assess our compliance obligations, processes and practices, and to identify opportunities for reductions in energy use, carbon emissions and waste. We also take appropriate measures to meet the following objectives: (i) reduce and optimize our consumption of nature resources, (ii) prevent hazardous and/or banned substances from entering our products, and (iii) recycle those materials required for operations in the global marketplace. The Company takes its corporate social responsibilities seriously, as evidenced through its publicly available statement on slavery and human trafficking as well as its published Supplier Code of Conduct. Ribbon demonstrates leadership in environmental management to all of our suppliers through our ISO 14001 certification and ensuring that in all of our business dealings, we comply with applicable national and international legislation and human rights. Our company policy documents are available at https://ribboncommunications.com/company/company-policies-1.

              Public Availability of Corporate Governance Documents.    For more corporate governance information, you are invited to access our key corporate governance documents, including our Corporate Governance Guidelines, Code of Conduct and the charters of our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee on our corporate website at www.ribboncommunications.com, in the section entitled Company—Investor Relations—Corporate Governance—Governance Highlights or in print, free of charge, if you request them from our corporate secretary at Ribbon Communications Inc., 4 Technology Park Drive, Westford, Massachusetts 01886, Attention: Corporate Secretary. The references in this Proxy Statement to our corporate website are not intended to, and do not, incorporate by reference into this Proxy Statement any materials contained on such website.

              Stockholder Communications with the Board of Directors.    Stockholders may communicate with our Board by writing, calling or e-mailing our Investor Relations Department at Ribbon Communications Inc., 4 Technology Park Drive, Westford, MA 01886, Attention: Investor Relations, (978) 614-8440, ir@rbbn.com. Our Investor Relations Department will review all such communications and will forward to the Chairman of the Audit Committee all communications that raise an issue appropriate for consideration by our Board.

 AUDIT COMMITTEE REPORT

              The information contained in this report shall not be deemed to be "soliciting material" or "filed" or incorporated by reference in future filings with the U.S. Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that we specifically request that it be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

              We reviewed Ribbon's audited financial statements for the fiscal year ended December 31, 2018 and discussed these financial statements with Ribbon's management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. Ribbon's management is responsible for Ribbon's financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Ribbon's independent registered public accounting firm, Deloitte & Touche LLP ("Deloitte"), is responsible for performing an independent audit of Ribbon's financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) ("PCAOB") and issuing a report on those financial statements and issuing a report on the effectiveness of Ribbon's internal control over financial reporting as of the end of the fiscal year. Our responsibility is to monitor and review these processes. We also reviewed and discussed with Deloitte the audited financial statements and the matters required by SEC Regulation S-X Rule 2-07 and AS No. 1301, Communications with Audit Committees.

              Deloitte provided us with, and we reviewed, the written disclosures and the letter required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence. This rule requires independent registered public accounting firms annually to disclose in writing all relationships that in the independent registered public accounting firm's professional opinion may reasonably be thought to bear on independence, to confirm their independence and to engage in a discussion of independence. In addition to engaging in this discussion with Deloitte regarding its independence, we also considered whether Deloitte's provision of other, non-audit related services to Ribbon is compatible with maintaining Deloitte's independence.

              Based on our discussions with management and Deloitte, and our review of information provided by management and Deloitte, we recommended to the Ribbon Board of Directors that the audited financial statements be included in Ribbon's Annual Report on Form 10-K for the year ended December 31, 2018.

Submitted by, AUDIT COMMITTEE: Scott E. Schubert (Chairman) Bruns H. Grayson Beatriz V. Infante

DIRECTOR COMPENSATION

              The Compensation Committee reviews the compensation of our non-employee directors periodically and recommends changes to the Board when it deems appropriate. The following table describes the components of the non-employee directors' compensation for 2018:

Compensation Element	Compensation Payment

Annual Retainer	$60,000+

Annual Equity Retainer
$120,000+ in shares of restricted stock that vest after one year (or, if earlier, on the date of the next annual meeting if the non-employee director does not stand for re-election or is not re-elected by stockholders of the Company))

Committee Fees*	$15,000 for the Audit Committee $10,000 for the Compensation Committee $5,000 for the Nominating and Corporate Governance Committee $5,000 for the Integration Committee++

Chair Fee
$100,000 for the Non-Executive Chairman of the Board*

$25,000 for the Audit Committee**

$17,000 for the Compensation Committee**

$10,000 for the Nominating and Corporate Governance Committee**

$10,000 for the Integration Committee**,++

New Director Equity Award (one-time grant)	$180,000+ in shares of restricted stock that vest after one year

Stock Ownership Guidelines
Ownership of common stock that has a value equivalent to five times the annual cash retainer; to be satisfied on or before October 27, 2022 for current directors or within five years of joining the Board for future directors

*            Compensation for service as the chairman of the Board or a committee member is in addition to the compensation paid for Board service.

**          Compensation for service as a committee chair is in addition to the compensation paid for service on such committee.

+           Mr. Smith is not entitled to any annual director equity grants. In lieu of such grants, Mr. Smith's annual retainer is $160,000. All compensation paid to Mr. Smith is paid directly to Heritage PE (OEP) III L.P. ("Heritage III").

++        The Board dissolved the Integration Committee in June 2018. However, compensation for service on the Integration Committee was paid in full for 2018.

Total Director Compensation for 2018

              The following table contains information on compensation earned by each non-employee member of our Board during 2018:

2018 Director Compensation

Director	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)(2)
Kim S. Fennebresque	102,000	120,001	222,001
Bruns H. Grayson	90,000	120,001	210,001
Beatriz V. Infante	85,000	120,001	205,001
Richard J. Lynch	165,000	120,001	285,001
Kent J. Mathy	75,000	120,001	195,001
Scott E. Schubert	110,000	120,001	230,001
Richard W. Smith(3)	160,000	—	160,000

(1)
The amounts in this column do not reflect compensation actually received by the applicable director. Instead, the amounts reflect the grant date fair value of restricted stock awards, as calculated in accordance with Accounting Standards Codification 718, Compensation—Stock-Based Compensation ("ASC 718").

The $120,001 reported for each member of the Board, with the exception of Mr. Smith, represents the grant date fair value of his or her 2018 Ribbon Director Grant of 18,162 shares of restricted stock, which shares were granted on June 15, 2018 and which will vest on June 15, 2019.

As of December 31, 2018, our non-employee directors held an aggregate of 260,358 unvested shares of our common stock as follows:

Non-Employee Directors	Number of Unvested Shares Held as of 12/31/18
Kim S. Fennebresque	43,393
Bruns H. Grayson	43,393
Beatriz V. Infante	43,393
Richard J. Lynch	43,393
Kent J. Mathy	43,393
Scott E. Schubert	43,393
Richard W. Smith	—
(2)
Non-employee directors also are eligible to be reimbursed for reasonable out-of-pocket expenses incurred in connection with attendance at our Board or committee meetings.

(3)
Mr. Smith is not entitled to any equity compensation in connection with his services as a member of the Board. Fees paid to Mr. Smith included herein represent annual director fees, consistent with other non-employee directors, and additional fees in lieu of the 2018 annual director grant. More specifically, Mr. Smith's cash compensation for 2018 includes $100,000 of cash that was paid quarterly in arrears in lieu of his 2018 Ribbon Director Grant. All compensation for Mr. Smith's services is paid directly to Heritage III.

EXECUTIVE OFFICERS OF THE REGISTRANT

              The executive officers of the Company as of the date hereof are listed below:

Name	Age	Position
Franklin (Fritz) W. Hobbs	71	President and Chief Executive Officer
Daryl E. Raiford	56	Executive Vice President and Chief Financial Officer
Steven Bruny	61	Executive Vice President, Global Sales & Services
Justin K. Ferguson	41	Executive Vice President, General Counsel and Corporate Secretary
Patrick Joggerst	61	Chief Marketing Officer and Executive Vice President, Business Development
John McCready	55	Executive Vice President and Chief Strategy Officer
Kevin Riley	48	Executive Vice President, Chief Technology Officer and Advanced R&D
Anthony Scarfo	58	Executive Vice President, Products, R&D, Support & Supply Chain

              Biographical information regarding each executive officer other than Franklin (Fritz) W. Hobbs is set forth below. Mr. Hobbs' biographical information is set forth above under the section entitled "Proposal 1—Election of Directors."

              Daryl E. Raiford has served as our Executive Vice President and Chief Financial Officer since October 2017. He previously served in the same position at GENBAND since 2010, and was responsible for global financial, business operations and supply chain functions. Between 2007 and 2010, Mr. Raiford served as Vice President and Chief Accounting Officer and then as Vice President of Business Transformation at Freescale Semiconductor, which was headquartered in Austin, Texas. From 2004 through 2007, Mr. Raiford was Executive Vice President and Chief Financial Officer of Travelport Worldwide Limited, and was responsible for the global financial, communications, product management, information technology, and general administrative functions of this UK-based global travel distribution firm. Before Travelport, Mr. Raiford served as Vice President, Finance and Administration, Americas for Hewlett Packard between 2002 and 2004, and as Corporate Controller for Compaq Computer Corporation from 1999 until its acquisition by Hewlett Packard in 2002. He also was the Chief Financial Officer for Shell Technology Ventures, based in Houston, Texas and The Hague, Netherlands. Mr. Raiford served for ten years at the accounting firm Price Waterhouse in London and Houston, and is a Certified Public Accountant. Effective February 2019, Mr. Raiford was appointed to serve on the Board of Directors and as Chair of the Audit Committee of Leone Media Inc., a global media technology company that acquired Ericsson's Media Solutions business and which operates under the trade name MediaKind. He earned a Bachelor of Business Administration degree in Accounting from The University of Texas at Austin. In 2012, Mr. Raiford was honored as a finalist for the Outstanding CFO, Private Company by D CEO Magazine.

              Steven Bruny has served as our Executive Vice President, Global Sales & Services since January 2019. He previously served as our Executive Vice President, Global Operations from October 2017 to January 2019; as Chief Operating Officer of GENBAND from January 2015 to October 2017; and as Senior Vice President of Major Accounts Sales for GENBAND from July 2012 to January 2015. Prior to joining GENBAND, from July 2005 to March 2012, Mr. Bruny served as Chief Executive Officer of Aztek Networks, Inc., a telecommunications company, which was acquired by GENBAND in 2012. Prior to joining Aztek Networks, Inc., in 1999, Mr. Bruny co-founded Connexn Technologies, Inc., a telecommunications company, which was acquired by Azure Solutions, Ltd., in 2004. Prior to his position at Connexn Technologies, Inc., Mr. Bruny was Founder and CEO of IGS, a

telecommunications software supplier, from 1993 to 1998. From 1988 to 1993, Mr. Bruny was also Founder and CEO of Information + Graphics Systems, Inc., a GIS software provider that was acquired by Hitachi Software Engineering in 1993. Mr. Bruny holds a Bachelor of Science degree in Physics from Colorado State University and a Master of Business Administration degree from the University of Colorado.

              Justin K. Ferguson has served as Executive Vice President, General Counsel and Corporate Secretary since April 2018. Prior to joining Ribbon, from 2015 to 2018, Mr. Ferguson was the Vice President, General Counsel and Corporate Secretary of Zix Corporation, a Nasdaq listed company that provides email security solutions. From 2011 to 2015, Mr. Ferguson served as Senior Vice President—Director of Legal for GENBAND. Prior to GENBAND, he was an attorney at the law firms of Weil, Gotshal & Manges LLP and Baker Botts L.L.P. Mr. Ferguson received a Juris Doctorate degree from Texas Tech University School of Law and a Bachelor's degree in Business Administration from Texas Tech University. He is a member of the State Bar of Texas.

              Patrick Joggerst has served as our Chief Marketing Officer and Executive Vice President, Business Development since October 2017. He joined GENBAND in March 2015 as Executive Vice President and Chief Marketing Officer and in January 2016 became Executive Vice President of Global Sales and Marketing. Prior to that, Mr. Joggerst served as Vice President of Global Sales for BroadSoft, Inc., a software company, from August 2012 to September 2014. Mr. Joggerst was the Executive Vice President and General Manager for the Carrier Services & Solutions business unit at Aricent Group, a software company, from September 2009 to July 2012. Earlier positions held by Mr. Joggerst include: Senior Vice President of Worldwide Sales at NextPoint Networks (formerly NexTone), a software company, from January 2007 to September 2008, Executive Vice President of Global Sales and Marketing at Telcordia Technologies, a telecommunications software company, from October 2002 to January 2006, President of PrimeCo Personal Communications, L.P., a wireless telecommunications provider, from January 2002 to August 2002, President of Carrier Service at Global Crossing, a telecommunications company, from February 1998 to December 2001, as well as several executive positions at AT&T, a telecommunications company, from February 1981 to January 1998. Mr. Joggerst is a graduate of Georgetown University's School of Foreign Service.

              John McCready has served as our Chief Strategy Officer since October 2017. Previously, he served as GENBAND's Executive Vice President, Products and Corporate Development since July 2013. Prior to this role, Mr. McCready was a Senior Vice President responsible for the Product Management organization from May 2010 until July 2013. Mr. McCready held leadership roles at Nortel Networks Corporation, a telecommunications manufacturer, in Wireless Networks, Carrier Multimedia Networks and Carrier Data Networks between January 2007 and May 2010 and between September 1991 and August 2001. Prior to that, Mr. McCready led the Marketing and Carrier Sales organizations at SavaJe Technologies Inc., a software developer, which was acquired by SUN Microsystems, now a wholly-owned subsidiary of Oracle Corporation. From August 2001 to February 2005, Mr. McCready was Vice President of Marketing at Phonetic Systems Ltd., which was acquired by Nuance Communications in 2005. Mr. McCready holds a Bachelor of Science degree in Electrical Engineering from the University of Calgary and a Master of Business Administration degree from the Ivey School of Business at the University of Western Ontario.

              Kevin Riley has served as our Executive Vice President, Chief Technology Officer and Advanced R&D since October 2017 and was Sonus' Senior Vice President, Engineering and Operations and Chief Technology Officer from February 2016 until the Merger. Previously, Mr. Riley served as Sonus' Vice President, Engineering and Chief Technology Officer from July 2014 to January 2016; Vice President of Platform Engineering from October 2012 to July 2014; and a Sonus Fellow from May 2011 to September 2012. Prior to joining Sonus, he was the Software Development Director at Verivue, Inc., a

content delivery network software company, from August 2009 to May 2011. Mr. Riley holds a Bachelor of Science degree in Electrical Engineering from the University of Massachusetts, Amherst and a Master of Science degree in Electrical Engineering from Northeastern University.

              Anthony Scarfo has served as our Executive Vice President, Products and R&D since January 2018. From October 2016 to January 2018, he consulted for VTCSecure, a global communications solutions company. He has also served on the advisory board of VTCSecure since 2012. From October 2017 to January 2018, he was a consultant for the Visiting Nurse Association Health Group, helping to launch a new company focused on helping people age in place. Mr. Scarfo was previously Sonus' Executive Vice President, Services, Product Management and Corporate Development from October 2013 to October 2016; Senior Vice President, Technology Development from May 2012 to October 2013; Vice President and General Manager of Trunking, Policy and Business Development from February 2012 to May 2012; and Vice President of Business Development from September 2011 to February 2012. Prior to joining Sonus, Mr. Scarfo was the Vice President of Global Services Providers and System Integrators at Polycom, Inc., a leader in open, standards-based unified communications and collaboration solutions for voice and video collaboration, from February 2010 to May 2011, where he was responsible for developing Polycom, Inc.'s cloud strategy to deploy video and voice infrastructure for Managed and Hosted Unified Communication services. Previously, Mr. Scarfo was the Chief Strategy Officer and Head of Global Channels at ECI Telecom, which delivers communications platforms to carriers and services providers worldwide, from July 2006 to January 2010, where he led the development of a multi-faceted business strategy and developed a partner program with strategic and original equipment manufacturer partners. He also served as Vice President of Global Alliances and Partnerships at Juniper Networks, Inc., which designs, develops and sells network infrastructure products and services, from July 2002 to June 2006. Mr. Scarfo started his career at AT&T Inc., a premier communications holding company, and held leadership roles at Lucent Technologies, which designed and delivered systems, services and software for next-generation communications networks. Mr. Scarfo holds a Bachelor of Science degree in computer information systems from Manhattan College and a Master of Business Administration degree from Seton Hall University.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

              The following table sets forth information regarding beneficial ownership of our common stock as of April 8, 2019 by:

    •
    each person who beneficially owns, to the best of our knowledge, more than 5% of the outstanding shares of our common stock;

    •
    each of our named executive officers;

    •
    each of our directors; and

    •
    all of our current executive officers and directors as a group.

              Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. In computing the number of shares beneficially owned by each person named in the following table and the percentage ownership of that person, shares of common stock that the person has the right to acquire within 60 days of April 8, 2019, through the exercise of any stock option or other equity right, are deemed owned by that person and are also deemed outstanding. These shares are not, however, deemed outstanding for purposes of computing the percentage ownership of any other person.

              Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The percentage of common stock outstanding as of April 8, 2019 is based upon 111,390,821 shares of common stock outstanding on that date, including unvested shares of restricted stock.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Common Stock Outstanding
Named Executive Officers:
Franklin (Fritz) W. Hobbs	217,930	*
Daryl E. Raiford(1)	191,399	*
Steven Bruny(2)	105,190	*
Michael Swade(3)	202,050	*
Anthony Scarfo(4)	70,699	*
Non-Employee Directors:
Kim S. Fennebresque(5)	54,076	*
Bruns H. Grayson(5)	154,076	*
Beatriz V. Infante(5)	120,929	*
Richard J. Lynch(5)	117,408	*
Kent J. Mathy(5)	54,076	*
Scott E. Schubert(5)	116,036	*
Richard W. Smith	—	—
All current executive officers and directors as a group (15 persons)(6)	1,847,260	1.66%
5% Owners:
JPMorgan Chase & Co.(7)	49,940,222	44.83%

*
Less than 1% of the outstanding shares of common stock.

(1)
Includes 64,555 shares of restricted stock subject to vesting, of which 16,139 shares will vest within 60 days of April 8, 2019.

(2)
Includes 50,555 shares of restricted stock subject to vesting, of which 12,639 shares will vest within 60 days of April 8, 2019.

(3)
Mr. Swade stepped down as our Executive Vice President, Global Sales, effective January 14, 2019. Mr. Swade remained with the Company through March 31, 2019 to assist with the transition of his responsibilities to Mr. Bruny.

(4)
Includes 49,999 shares of restricted stock subject to vesting, of which no shares will vest within 60 days of April 8, 2019.

(5)
Includes 18,182 shares of restricted stock subject to vesting, of which no shares will vest within 60 days of April 8, 2019.

(6)
Includes 443,391 shares of restricted stock subject to vesting, of which 54,056 will vest within 60 days of April 8, 2019, owned by our current directors and officers. Each of our current directors and executive officers may be reached at 4 Technology Drive, Westford, Massachusetts 01886.

(7)
Based solely on a Schedule 13D/A filed with the SEC on December 7, 2018, reporting the beneficial ownership of 49,940,222 shares of our common stock. JPMorgan Chase & Co. ("JPMorgan Chase") reported shared voting and dispositive power with respect to all 49,940,222 shares, JPMC Heritage Parent LLC ("JPMC Heritage") reported shared voting and dispositive power with respect to 48,190,718 shares, OEP III Co-Investors, L.P. ("OEP III Co-Investors") reported shared voting and dispositive power with respect to zero shares, OEP II Partners Co-Invest, L.P. ("OEP II Partners Co-Invest") reported shared voting and dispositive power with respect to 1,749,504 shares, and Heritage PE (OEP) III, L.P. ("Heritage III") reported shared voting and dispositive power with respect to 47,048,711 shares. JPMorgan Chase, JPMC Heritage, OEP III Co-Investors, OEP II Partners Co-Invest and Heritage III are collectively referred to as the "JPMorgan Reporting Persons". JPMorgan Chase is a publicly traded entity listed on the New York Stock Exchange, which is the sole member of JPMorgan Holdings LLC, which is the sole member of Banc One Financial LLC, which is the sole member of OEP Holdings LLC, which is the sole member of JPMC Heritage, which is the general partner of OEP General Partner III L.P., which is the general partner of Heritage III. As such, each of OEP Holding LLC, JPMC Heritage and OEP General Partner III L.P. may be deemed to have or share beneficial ownership of the common stock held directly by Heritage III. OEP II Partners Co-Invest is subject to certain contractual agreements and statutory obligations to acquire and vote shares side-by-side with Heritage III. By virtue of these agreements and obligations, JPMorgan Chase may be deemed to have or share beneficial ownership over the shares held directly by OEP II Partners Co-Invest. Notwithstanding the above, JPMorgan Chase does not directly or indirectly own any interest in OEP II Partners Co-Invest. The business address of OEP II Partners Co-Invest is 510 Madison Ave., 19th Floor, New York, NY 10022. The business address of each of the other JPMorgan Reporting Persons is 270 Park Avenue, 10th Floor, New York, NY 10017.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

              Section 16(a) of the Exchange Act requires our officers (as defined under Rule 16a-1(f) under the Exchange Act), directors and persons who beneficially own more than 10% of our common stock to file reports of initial ownership and subsequent changes in that ownership with the SEC. Based solely on a review of the copies of reports furnished to us and the written representations of our directors and officers, we believe that all of Ribbon's directors, officers and greater than 10% stockholders complied with all Section 16(a) filing requirements, except that one Form 4 for Franklin (Fritz) W. Hobbs reporting one transaction was filed late.

 TRANSACTIONS WITH RELATED PERSONS

              The Board adopted a written related person transaction policy, which sets forth our policies and procedures for the review, approval or ratification of any transaction required to be reported in our filings with the SEC. Under the policy, any potential related person transactions must be reported to our general counsel, who is responsible for determining whether such transactions constitute related person transactions subject to the policy. Our general counsel is required to present to the Audit Committee each proposed related person transaction. The Audit Committee may approve or ratify the transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is in the best interests of the Company and its stockholders, as the Audit Committee determines in good faith. The Audit Committee may, in its sole discretion, impose such conditions as it deems appropriate on the Company or the related person in connection with approval of the related person transaction. If the Audit Committee does not approve or ratify a related person transaction, such transaction will not be entered into or will be terminated, as the Audit Committee directs.

              Other than as described below and the compensation arrangements described elsewhere in this Proxy Statement, since January 1, 2018, there has not been, and there is not currently proposed, any transaction or series of similar transactions (i) to which we were or will be a participant, (ii) in which the amount involved exceeded or will exceed $120,000, and (iii) in which any director, executive officer or a holder of five percent or more of any class of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.

Stockholders Agreement

              On October 27, 2017, in connection with the Merger, the Company entered into a Stockholders Agreement with the JPM Stockholders. The Stockholders Agreement provides the JPM Stockholders with certain Board and Board committee designation rights as described above under "Corporate Governance—Board Composition and Stockholders Agreement" and "Corporate Governance—Board Committees," and contains certain voting commitments as described in "Proposal 1—Election of Directors".

              The Stockholders Agreement contains certain standstill provisions restricting the JPM Stockholders from acquiring (or seeking or making any proposal or offer with respect to acquiring) additional common stock or any security convertible into common stock or any assets, indebtedness or businesses of the Company or any of its subsidiaries. Certain customary exclusions apply, and acquisitions of common stock by the JPM Stockholders will be permitted in open market acquisitions during open trading windows, following the determination of a majority of the Company's independent directors (as defined by the Stockholders Agreement) not to cause the Company to repurchase a material amount of common stock during such trading window. These restrictions are subject to certain customary exclusions. The standstill restrictions apply from the date of the Stockholders Agreement until the earlier of the acquisition of the Company by a third party in a change of control transaction as discussed in further detail below and when the JPM Stockholders no longer have any rights to nominate or designate nominees to the Board.

              Without the approval of a majority of the independent directors (as defined by the Stockholders Agreement), no JPM Stockholder may enter into or affirmatively support any transaction resulting in a change of control of the Company in which any JPM Stockholder receives per share consideration as a holder of common stock in excess of that to be received by other holders of common stock.

              Until three years following the effective time of the Merger, except as otherwise approved by a majority of the Company's independent directors (as defined by the Stockholders Agreement) or as may be required as a result of a Regulatory Requirement (as defined by the Stockholders Agreement), no JPM Stockholder may transfer any voting stock that it beneficially owns if such transfer involves more than 15% of the outstanding voting stock or if the transferee would own 15% of the outstanding voting stock following such transfer, unless the transferee agrees to be subject to the Stockholders Agreement.

              The Stockholders Agreement will terminate by mutual consent of a majority in interest of the JPM Stockholders and the Company (including the approval by a majority of the Company's independent directors (as defined by the Stockholders Agreement)) or when the JPM Stockholders, in the aggregate, beneficially own less than 2% of the issued and outstanding common stock.

Registration Rights Agreement

              On October 27, 2017, in connection with the Merger, the Company entered into a registration rights agreement with the JPM Stockholders (the "Registration Rights Agreement"). Under the Registration Rights Agreement, the JPM Stockholders were granted certain registration rights beginning on the 180th day following the consummation of the Merger, including (i) the right to request that the Company file an automatic shelf registration statement and effect unlimited underwritten offerings pursuant to such shelf registration statement; (ii) unlimited demand registrations; and (iii) unlimited piggyback registration rights that allow holders of registrable shares to require that shares of Company common stock owned by such holders be included in certain registration statements filed by the Company, in each case subject to the transfer restrictions contained in the Stockholders Agreement. In connection with these registration rights, the Company has agreed to effect certain procedural actions, including taking certain actions to properly effect any registration statement or offering and to keep the participating JPM Stockholders reasonably informed with adequate opportunity to comment and review, as well as customary indemnification and contribution agreements.

Promissory Note

              In connection with the Merger, on October 27, 2017, the Company issued a promissory note for $22.5 million to certain former equity holders of GENBAND, including certain affiliates of the JPM Stockholders (the "Promissory Note"). The Promissory Note does not amortize and the principal thereon is payable in full on the third anniversary of its execution. Interest on the Promissory Note is payable quarterly in arrears and accrues at a rate of 7.5% per year for the first six months after issuance, and thereafter at a rate of 10% per year. The failure to make any payment under the Promissory Note when due and, with respect to payment of any interest, the continuation of such failure for a period of thirty days thereafter, constitutes an event of default under the Promissory Note. If an event of default occurs under the Promissory Note, the payees may declare the entire balance of the Promissory Note due and payable (including principal and accrued and unpaid interest) within five business days of the payees' notification to the Company of such acceleration. At December 31, 2018, the Promissory Note balance was $24.1 million, comprised of $22.5 million of principal plus $1.6 million of interest converted to principal.

 COMPENSATION COMMITTEE REPORT

              The information contained in this report shall not be deemed to be "soliciting material" or "filed" or incorporated by reference in future filings with the U.S. Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that we specifically request that it be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

              The Compensation Committee consists of Kim S. Fennebresque (Chairman), Bruns H. Grayson and Beatriz V. Infante. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by, COMPENSATION COMMITTEE: Kim S. Fennebresque (Chairman) Bruns H. Grayson Beatriz V. Infante

 COMPENSATION DISCUSSION AND ANALYSIS

              The following discussion and analysis contain statements regarding performance targets and goals of the Company. These targets and goals are discussed in the limited context of our compensation programs and should not be understood to be statements of management's expectations or estimates of results or other guidance. Investors should not apply these statements to other contexts.

Overview

              This section explains our compensation philosophy, describes the material components of our executive compensation program for our named executive officers ("NEOs"), whose compensation is set forth in the 2018 Summary Compensation table and other compensation tables contained in this Proxy Statement, and provides an overview of our executive compensation philosophy and program.

2018 Named Executive Officers

•	Franklin (Fritz) W. Hobbs, our President and Chief Executive Officer
•	Daryl E. Raiford, our Executive Vice President and Chief Financial Officer
•	Steven Bruny, our Executive Vice President, Global Sales and Services
•	Anthony Scarfo, our Executive Vice President, Products, Research and Development, Support and Supply Chain
•	Michael Swade, our former Executive Vice President, Global Sales

Executive Summary of 2018 Executive Compensation Decisions

              We believe that our executive compensation program supports our business strategies and talent management objectives and is consistent with sound governance practices that are intended to best serve our stockholders' long-term interests. In making its compensation decisions for 2018, the Compensation Committee considered, among other things, our financial and operational results for the year, the result of the say-on-pay vote at the 2018 annual meeting of stockholders, and the achievement of the compensation objectives set by the Compensation Committee. The components of the NEOs' 2018 compensation and the key decisions underlying such components are described below:

2018 Target Compensation Components of CEO and Other Named Executive Officers
(as a Percentage of Total Direct Compensation)

              Our senior executives are responsible for achieving both short- and long-term performance goals critical to our long-term success. Accordingly, compensation is weighted more heavily towards rewarding variable compensation as an individual rises within the organization as evidenced by the fact that at least 50% of the total direct compensation of each NEO and 87% of the CEO, was comprised of target bonus and equity awards.

Executive Compensation Highlights

              In 2018, the Company reviewed and updated its pay practices to align with the combined goals and objectives of the post-Merger business and adopt good pay practices from both Sonus and GENBAND, where appropriate, to reflect the Company's strong governance and pay for performance compensation philosophy. Some of the highlights of our compensation programs and practices are as follows:

    •
    Increased emphasis on key elements of the business through linkage to performance-based long-term incentives.  The Company redesigned its long-term incentive program for 2018 to introduce a new performance-based stock unit ("PSUs") program for our CEO. Such program placed greater emphasis on the use of performance-based long-term incentives in the long-term incentive program while maintaining a retentive effect of a three-year vesting period. For 2018, the compensation mix for our CEO was weighted to performance-based compensation, with PSUs representing approximately 27% of his total direct compensation, RSUs representing approximately 47% of his total direct compensation, and target bonus and base salary, each representing approximately 13% of his total direct compensation.

    •
    Redesigned PSU component for 2019 and granted to all executive officers.  For 2019, we granted PSUs to our executive officers, including our CEO, with vesting based upon (i) attainment of growth (annual pre-bonus adjusted EBITDA) and results of our stock performance (the Company's total shareholder return ("TSR") relative to the TSR of certain companies included in the Russell 2500 Telecommunications Sub Sector Index at the time of grant for a three-year period) and (ii) continued employment for three years after the grant date of the PSUs.

    •
    Updated Peer Group.  The Compensation Committee, together with its compensation consultants, reviewed and updated our peer group to assist with benchmarking of 2018-2019 compensation to ensure our programs remain market competitive.

    •
    Adopted key compensation practices.  In 2019, Ribbon adopted amended and restated share ownership guidelines and an amended and restated insider trading policy, which the Board believed were consistent with good governance practices. Our amended and restated share ownership guidelines apply to our CEO, our other Section 16 reporting officers, and our non-employee directors. These guidelines generally require the holding of shares with a fair market value equal to six times the annual base salary for our CEO within six years of becoming our CEO, two times the annual base salary of our Section 16 reporting officers within five years of becoming a Section 16 reporting officer, and five times the annual cash retainer of our non-employee directors within five years of becoming a non-employee director. Our amended and restated insider trading policy contains stringent restrictions on transactions in Company common stock by directors and officers and was amended and restated in 2019 to prohibit all executive officers and directors from engaging in transactions involving hedging, monetization, margin accounts, pledges, puts, calls and other derivative securities.

    •
    Increased Equity Ownership Through the Stock-for-Cash Elections.  In connection with the Company's annual cash bonus incentive program under the Senior Management Cash Incentive Plan, each of our executive officers and certain other employees were given the choice to receive a portion, ranging from 10% to 50% of their fiscal year 2018 target bonuses, if any were earned, in the form of shares of the Company's common stock in order to increase their equity ownership in the Company.

Consideration of Stockholder Say-on-Pay Vote

              The Compensation Committee has historically considered the outcome of the Company's annual say-on-pay vote when making decisions regarding the Company's executive compensation program, including engaging in shareholder outreach, and in 2018, we took into account the outcome of the advisory vote when determining the terms and conditions of 2018 compensation. In both 2018 and 2019, we engaged with our compensation consultants to review and update our executive compensation program in a manner that we believe reflects the goals of our current business, and certain of the material aspects of the updated compensation program are described in this Compensation Discussion and Analysis section. While we believe our updated program provides the appropriate incentives and pay-for-performance culture for our NEOs, the Compensation Committee intends to continue to review our compensation practices in the future based on the results of say-on-pay votes and to engage stockholders for input into the Company's pay practices, where appropriate.

Overview of the Company's Compensation Program

              The Company's executive compensation programs are administered by the Compensation Committee. In addition to attracting and retaining high caliber executives, the components of the executive compensation program are designed to reward both annual and long-term business performance. Additionally, other factors are critical, such as the successful execution of corporate strategies and fostering and driving continuous improvement and a high-performance culture.

Who Oversees the Company's Compensation Program?

              The Compensation Committee.    The Compensation Committee, which is comprised entirely of independent directors as defined by the independence standards of the Nasdaq Stock Market Rules, is primarily responsible for overseeing the Company's executive compensation program, after considering advice from an independent compensation consultant regarding competitive market pay practices. Our Board sets the overall corporate performance objectives for each year, while the Compensation Committee determines and approves the compensation level for the CEO; reviews and sets compensation levels of other key executive officers; evaluates the performance of these executives; and evaluates and approves all grants of equity-based compensation to the CEO and the other executive officers. All decisions regarding the CEO's compensation are made by the Compensation Committee in executive session without the CEO present. After the end of the fiscal year, the Compensation Committee reviews the actual corporate performance to determine the appropriate bonus amount, if any, to be paid to each eligible executive officer.

              Role of the Compensation Consultant.    The duties of the compensation consultant we engage are generally to evaluate executive compensation, perform an analysis on realized pay alignment with financial and stock performance, discuss general compensation trends, provide competitive market practice data and benchmarking, participate in the design and implementation of certain elements of the executive compensation program, and assist our CEO in developing compensation recommendations to present to the Compensation Committee for the other executive officers. The compensation consultant provides the Compensation Committee with advice, consultation and market information on a regular basis, as requested, throughout the year. The Compensation Committee may accept, reject or modify any recommendations by compensation consultants or other outside advisors.

              Since December 2017, Frederic W. Cook & Co., Inc. ("FW Cook") has served as the compensation consultant of the Compensation Committee and has advised the Compensation Committee regarding its compensation decisions. The Compensation Committee assessed FW Cook's independence relative to standards prescribed by the SEC and determined that no conflicts existed.

              Roles of the Chief Executive Officer and the Senior Vice President of Human Resources.    The CEO, in consultation with the Compensation Committee's compensation consultant, develops compensation recommendations for the Compensation Committee to consider for other executives, but excluding the CEO. The CEO considers various factors when making individual compensation recommendations, including the relative importance of the executive's position within the organization, the individual tenure and experience of the executive, and the executive's individual performance and contributions to the Company's results.

              The Senior Vice President of Human Resources works with the CEO to monitor existing compensation plans and programs applicable to the NEOs and other executives, to recommend financial and other targets to be achieved under those plans and programs, to prepare analyses of financial data, peer comparisons and other briefing materials for the Compensation Committee to aid in making its decisions and, ultimately, to implement the decisions of the Compensation Committee.

              The Compensation Committee considers, but is not bound by, recommendations made by Company management regarding the compensation of all executives, but excluding the CEO. The Compensation Committee determines the CEO's compensation in its sole discretion.

              Compensation Philosophy and Practices

              Our compensation philosophy and practices are an important part of our business strategy. We have a rigorous performance and compensation management system and we believe our compensation processes and programs are aligned to provide strong incentive for success while appropriately balancing risk. Our overall executive compensation program is generally founded on three guiding principles:

    •
    We offer competitive compensation packages to attract executives from large telecommunications or similar companies that may offer significantly greater cash compensation, and from smaller private telecommunications companies that may offer greater perceived equity growth potential;

    •
    We offer cash- and equity-based incentive compensation to motivate our executives to continue to transform Ribbon into a seamlessly combined, profitable company in growing markets for secure real-time communications software, appliance and cloud-native solutions for service providers and enterprises; and

    •
    We seek to retain our key executives in the face of other opportunities.

              We seek to accomplish these objectives by providing independent Compensation Committee oversight; avoiding overly rigid, formulaic or short-term oriented goals; encouraging and rewarding outstanding initiative, achievement, teamwork and a shared success environment; and reinforcing critical measures of performance derived from our business strategy and key success factors. These objectives, and our general compensation philosophy, are reviewed on an annual basis and updated as appropriate.

              Competitive Benchmarking

              As part of the ongoing assessment of our executive compensation program, the Compensation Committee, with the assistance of its compensation consultant, reviews market compensation data, including the compensation practices of selected similar companies. Accordingly, the Compensation Committee updates the peer group from time to time in order to ensure that the Company's executive compensation program remains competitive and in line with market compensation data. The peer group generally consists of publicly-traded industrial companies that are in the information technology and related sub-industries with market capitalization and revenue in a similar range to that of the Company. The compensation consultant reviews the business descriptions of potential peer companies to identify businesses generally in the telecommunications and/or networking industries. Then, the Compensation Committee considers factors, such as executive talent and business-line competitors, global scope and complexity, research and development expenses, and market capitalization-to-revenue multiples, when selecting peers.

              For executive compensation relating to 2018, at the recommendation of Pearl Meyer & Partners LLC ("Pearl Meyer"), who served as the compensation consultant of the Compensation Committee from June 2015 until December 2017, the Compensation Committee ratified a revised peer group in August 2017 in anticipation of the Merger. As discussed in the Company's 2018 Proxy Statement, which was filed with the SEC on April 30, 2018, the peer group ratified by the

Compensation Committee in August 2017 was updated to remove 8x8, Inc., Aerohive Networks, Inc., Ixia and RadiSys Corporation, respectively. Further, the Compensation Committee identified eight replacement companies as new peers: Applied Optoelectronics, Inc., CSG Systems International, Inc., Finisar Corporation, Harmonic Inc., Mitel Networks Corporation, NETGEAR, Inc., Oclaro, Inc. and Viavi Solutions Inc. In identifying new peer companies, the Compensation Committee reviewed companies based on the following characteristics: (1) geographic base—United States; (2) industry focus—technology hardware and equipment makers, with preference for communications equipment (or were other technology-based companies that serve the communications industry); (3) annual revenue—within a reasonable range of Ribbon's pro forma revenue; (4) market capitalization—within a reasonable range of the estimated post-Merger market cap; and (5) self-identification as a competitor—served similar customers and/or markets or had comparable margin profits. Compared to the peer group we previously used for executive compensation purposes earlier in 2017 and given the consummation of the Merger, the sixteen peer group companies represent larger companies as measured by revenue and market capitalization. The revised peer group consisted of the companies below. Pearl Meyer compiled compensation information from the peer group based on the publicly-filed documents of each member of the peer group.*

	Data at Time of Peer Group Roster Selection

Company	Last Twelve Months Revenue ($ Millions)	Market Capitalization ($ Millions)

ADTRAN, Inc.	$702	$998

Applied Optoelectronics, Inc.	$449	$1,174

BroadSoft, Inc.	$385	$1,322

Calix, Inc.	$519	$342

Comtech Telecommunications Corp.	$553	$447

CSG Systems International, Inc.	$781	$1,371

Extreme Networks, Inc.	$593	$1,016

F5 Networks, Inc.	$2,112	$8,221

Finisar Corporation	$1,524	$2,897

Harmonic Inc.	$409	$423

Infinera Corporation	$772	$1,564

Mitel Networks Corporation	$958	$902

NETGEAR, Inc.	$1,388	$1,399

Oclaro, Inc.	$600	$1,562

ShoreTel, Inc.	$353	$396

Viavi Solutions Inc.	$810	$2,390

Ribbon Communications Inc.	$675	$788

*
All data was compiled by Pearl Meyer, who obtained peer company financial market intelligence from S&P Capital IQ. The data generally represents revenue for the most recent four quarters available to Pearl Meyer at the time it compiled the data in July 2017, and market capitalization as of June 2017.

              The Compensation Committee has further updated the Company's peer group for purposes of its 2019 compensation decisions so that the Company's executive compensation program remains competitive and aligned with market compensation data.

              Compensation Components

              The Compensation Committee annually reviews fixed and variable compensation received by our NEOs, including base salary, annual and long-term incentives, equity awards, and total equity in the Company. Our executive compensation program has four major components that support the Company's compensation objectives, each of which is discussed in detail below. Such major components reflect the compensation provided to our NEOs in 2018. The Compensation Committee reviews the executive compensation program on an annual basis and, in connection with its review of the Company's 2018 performance period, the compensation of all of our current executive officers has been streamlined into a structure similar to the below.

              Compensation Mix.    A significant portion of our executive officers' total direct compensation (which includes base salary, cash bonus and equity-based incentives) opportunity is attributable to variable compensation—that is, the amount our executives earn is dependent upon Company performance. The 2018 equity-based component of Mr. Hobbs consisted primarily of restricted stock and PSUs, each of which vest over time (and, in the case of the PSUs, company performance), if at all, and the value of which is tied to the value of the Company's common stock. For the remaining NEOs, the equity-based component of their 2018 compensation package consisted primarily of restricted stock, which vests over time, if at all, and the value of which is tied to the value of the Company's common stock. These variable elements were intended to align the executives' performance and interests with Company performance and long-term stockholder value.

              The table below generally summarizes the elements of our compensation program for our NEOs in 2018:

Element	Form of Compensation	Purpose	Link to Company Performance

Base Salaries	Cash	Provide competitive, fixed compensation to attract and retain exceptional executive talent	Low

Annual Cash Incentives	Cash	Provide a direct incentive to achieve strong annual operating results	High

Long-Term Equity Incentives	Restricted shares of common stock and PSUs	Encourage executive officers to build and maintain a long-term equity ownership position in Ribbon so that their interests are aligned with those of our stockholders	High

Health, Retirement and Other Benefits	Eligibility to participate in benefit plans generally available to our employees, including 401(k) plan, premiums paid on long-term disability and life insurance	Benefit plans are part of a broad-based employee benefits program
		Our executives do not generally receive any material nonqualified deferred compensation plans or perquisites, with the exception of the following 2018 payments: $19,786 paid to Mr. Raiford in connection with his housing allowance, $4,237 paid to Mr. Raiford to provide him with financial planning services, and $25,000 paid to Mr. Scarfo as part of his annual cost-of-living adjustment allowance.	Low

              How Target Levels of Compensation are Determined.    In determining the amount of compensation to pay our NEOs, the Compensation Committee considers factors such as the executive officer's role within the Company and the level of responsibility, skills and experiences required by the position, the executive officer's qualifications, our ability to replace such individual and the overall competitive environment for executive talent. The Compensation Committee also takes into account the Company's performance, the executive's performance, the Compensation Committee's view of internal equity and consistency and other considerations it deems relevant. In analyzing these factors, the Compensation Committee reviews competitive compensation data gathered in comparative surveys (benchmarking and peer group data). The Compensation Committee does not have a policy for allocating target compensation among the various elements in any particular ratio, but generally attempts to provide an allocation similar to that used by other companies with whom the Company competes for executive talent using the peer data provided by our outside compensation consultant. Of the elements of total direct compensation, only base salary is fixed compensation, while cash bonuses and equity-based awards are both performance-contingent and variable compensation.

              2018 Compensation Payouts

              The established targets for individual components and overall executive compensation are designed to be competitive in order to attract, motivate and retain the executives necessary to drive and achieve the Company's objectives. In some cases, individual components may be over or under market (in order to emphasize a particular element or if individual circumstances dictate), but we believe that the total compensation package is market competitive for executives with the necessary backgrounds and skill sets. The Compensation Committee believes that the overall compensation program serves to balance the mix of cash and equity compensation with the mix of short- and long-term compensation for our NEOs.

              Base Salary.    Base salaries are designed to reflect the scope of responsibilities, performance and competencies of the individual executives, and the relation of that position to other positions in the Company and the external benchmark data for similar positions at peer companies. Each NEO's salary and performance are reviewed annually as well as at the time of a promotion or other change in responsibilities.

              In 2018, with the exception of Mr. Bruny, who received a base salary increase from $300,000 to $350,000 in March 2018 because of his expanded role as Executive Vice President, Global Operation after the Merger, no changes were made to any NEO's base salary in connection with the annual compensation review or otherwise.

              Annual Cash Bonuses.    Annual cash incentives provide NEOs with the opportunity to earn additional cash compensation beyond base salary. The eligibility for an annual cash bonus creates an incentive to achieve desired near-term corporate goals that are in furtherance of the Company's long-term objectives. The compensation program establishes target bonuses for each NEO. Cash bonuses are expected to represent a substantial part of total compensation for our NEOs, if earned.

              Setting of or Changes to Certain NEO's Eligibility for Annual Cash Bonuses.    In connection with the Merger, the Compensation Committee, with the assistance of its compensation consultant, reviewed the compensation paid to its executive officers. Based on such review, in an effort to keep executive compensation competitive, to reflect certain executives' expanded roles after the Merger, and to improve certain executives' position against the market and the Company's peers, the Compensation

Committee set or adjusted, as applicable, the bonus target eligibility of certain executive officers as follows:

NEO	Previous Target Bonus	Revised Target Bonus	Effective Date	Effective Change

Franklin (Fritz) Hobbs	N/A	Fixed dollar amount of $500,000	April 2018	Not applicable as Mr. Hobbs was hired in December 2017

Steven Bruny	50% of his annual base salary (which was $350,000)	Fixed dollar amount of $350,000	March 2018	Target bonus increased by $175,000

Anthony Scarfo	N/A	Fixed dollar amount of $350,000	January 2018	Not applicable as Mr. Scarfo was hired in 2018

Michael Swade	75% of his annual base salary (which was $375,000)	Fixed dollar amount of $350,000	January 2018	Target bonus increased by $68,750

              Senior Management Cash Incentive Plan.    For 2018, the Company sponsored one cash incentive plan—the Senior Management Cash Incentive Plan (the "SMCIP")—that covered all of the NEOs over one full-year bonus period. The 2018 annual cash incentive plan for the CEO was calculated pursuant to a fixed formula based solely on the achievement of one financial metric—pre-bonus adjusted earnings before interest, taxes, depreciation and amortization ("pre-bonus Adjusted EBITDA"). The Compensation Committee added another metric—individual performance—to the SMCIP for NEOs (other than the CEO) such that 30% of their annual cash incentive bonus was attributable to individual performance and the remaining 70% was attributable to the Company's pre-bonus Adjusted EBITDA.

              In February 2019, the Compensation Committee determined the 2018 cash bonus payout for each NEO. With the exception of Mr. Hobbs, such payout was calculated by multiplying the aggregate percentage achievement of two metrics—pre-bonus Adjusted EBITDA and the individual performance metric of each NEO—by the bonus at target for each such NEO. For Mr. Hobbs, the Compensation Committee determined his 2018 cash bonus payout by multiplying the percentage achievement of one metric—pre-bonus Adjusted EBITDA—by his bonus at target.

              The performance targets under the SMCIP for each of the NEOs as well as the actual results of these financial measurements for 2018 were as follows:

	Target SMCIP Bonus Metrics				Actual 2018 Results

Pre-Bonus Adjusted EBITDA Metric*	<$80,000,000	$99,304,000	$103,639,000	>$103,639,000	$110,856,000

Company Performance Payout	0%	80%	100%	Amount above target (or 100%) based on Committee discretion within pre-established guidelines (not to exceed 125%)+	107%

*
The Company calculated the pre-bonus Adjusted EBITDA component of the SMCIP as net income (loss) of the Company for the applicable performance period, excluding the following items: interest income (expense), net; income tax benefit (provision); depreciation and amortization; adjustments to revenue and cost of revenue related to revenue reductions resulting from purchase accounting and the impact of the revenue standard; stock-based compensation expense; acquisition-related facilities adjustments; settlement expense; certain litigation costs; cancelled debt offering costs; acquisition and integration related expense; restructuring expense; and other income, net. Unless otherwise determined by the Board or its delegate, "Adjusted EBITDA" was calculated consistently with the Company's existing public disclosure of adjusted EBITDA; provided, however, that notwithstanding anything to the contrary contained herein, "pre-bonus Adjusted EBITDA" was calculated by adjusting the publicly disclosed adjusted EBITDA for cash bonus expense.

+
In February 2018, the Compensation Committee determined that to the extent the Company surpassed its target pre-bonus Adjusted EBITDA performance metric, then 50% of any dollar amount earned above such target amount would be available for the Compensation Committee to pay eligible employees as additional discretionary cash bonuses (the "Overachievement Fund"), and the remaining 50% would be returned for use by the Company; provided, however, that the Overachievement Fund would be capped at 125% of the total pre-bonus cash bonus expense amount that was used in the calculation of the pre-bonus Adjusted EBITDA.

              The amounts paid under the SMCIP for 2018 were as follows:

		Actual Amounts Paid Under SMCIP

NEO and Principal Position	Full Year Cash Bonus Eligibility	Company Performance Component	Individual Performance Component*,**	Total

Franklin (Fritz) Hobbs	$500,000	$500,000	Not Applicable	$500,000
President and Chief Executive Officer

Daryl E. Raiford	$375,000	$275,000	$0	$275,000
Executive Vice President and Chief Financial Officer

Steven Bruny	$350,000	$245,000	$105,000	$350,000
Executive Vice President, Global Sales and Services

Anthony Scarfo	$350,000	$245,000	$105,000	$350,000
Executive Vice President, Products, Research and Development, Support & Supply Chain

Michael Swade	$350,000	$245,000	$105,000	$350,000
Former Executive Vice President, Global Sales

*
With the exception of Mr. Hobbs who did not have an individual performance component to his 2018 cash bonus calculation, the individual performance metrics for each of the remaining NEOs were as follows:

Mr. Raiford's individual performance metrics were as follows: integrate financial reporting systems and processes; ensure accurate and timely close process and statutory financials; integrate forecasting cycle and improve accuracy; achieve revenue recognition readiness; and retain critical resources. Taking into account the above metrics as well as the results of the convertible debt offering, Mr. Raiford achieved zero percent of his individual performance metrics.

Mr. Bruny's individual performance metrics were as follows: successfully integrate the global operations after the Merger, deliver 2018 revenue above the forecasted amount, meet synergy and budget goals, provide cross-training for new products, successfully manage executive customer escalations and supported sales, and retain critical resources. Mr. Bruny achieved 100% of his individual performance metrics.

Mr. Swade's individual performance metrics were as follows: retain critical resources, successfully integrate sales organization post Merger, integrate sales operation systems and overachieve revenue target. Mr. Swade achieved 100% of his individual performance metrics.

Mr. Scarfo's individual performance metrics were as follows: successfully integrate the research and development teams after the Merger; achieve the products restructuring targets; reduce research and development costs; obtain Federal certification on certain products; focus on process improvement and retain critical resources. Mr. Scarfo achieved 100% of his individual performance metrics.

**
With the exception of Mr. Hobbs, the individual performance component for each NEO was equal to 30% of such NEO's total cash bonus eligibility. As a result, the following amounts were eligible to be earned under the individual performance component at target: $112,500 for Mr. Raiford; and $105,000 for each of Messrs. Bruny, Swade and Scarfo.

              With the exception of Mr. Hobbs and Mr. Raiford, the aggregate percentage achievement for each of the remaining NEOs would have resulted in a cash bonus payout of 105%, based on the performance targets that were established by the Compensation Committee. The aggregate percentage achievement for Mr. Hobbs would have resulted in a cash bonus payout of 107%, based on the performance target that was established by the Compensation Committee. Meanwhile, the aggregate percentage achievement for Mr. Raiford would have resulted in a cash bonus payout of 75%, based on the performance targets that were established by the Compensation Committee. However, the Compensation Committee retained discretion to reduce bonuses under the SMCIP and determined that each NEO would be paid out under the SMCIP at the following aggregate percentage achievement: 100% for each of Messrs. Hobbs, Bruny, Scarfo and Swade; and 73.33% for Mr. Raiford. In addition to such payout, the Compensation Committee determined that because the Company exceeded its financial metrics, the senior leadership team would be awarded additional discretionary cash bonuses pursuant to the SMCIP, as discussed later.

              Stock-for-Cash Bonus Election Under the SMCIP.    In connection with the Company's annual cash bonus incentive program under the SMCIP, each of Messrs. Hobbs, Raiford, Bruny, Scarfo, and Swade was given the choice to receive a portion, ranging from 10% to 50% (the "Elected Percentage") of their fiscal year 2018 target bonuses (the "2018 Bonus"), if any were earned, in the form of shares of the Company's common stock (the "2018 Bonus Shares" and such program, the "Stock Bonus Election Program"). Each such NEO could also elect not to participate in this program and to earn the 2018 Bonus, if any, in the form of cash. Under the Stock Bonus Election Program, the number of shares earned by each of the NEOs was calculated by dividing the applicable bonus amount (for each NEO, calculated as his Elected Percentage times his 2018 Bonus) by $4.97, the closing price of our common stock on March 8, 2019, the date of the company-wide cash bonus payments. The Company granted the 2018 Bonus Shares on March 15, 2019, in accordance with our practice of granting shares on the 15th of each month, or the next immediate business day if the 15th falls on a weekend or holiday. The 2018 Bonus Shares were fully vested on the grant date; however, each such NEO is contractually restricted from trading the 2018 Bonus Shares for five months after the date of grant. For more details regarding the Elected Percentage made by each NEO in the Stock Bonus Election Program, please see the footnotes in the chart below.

              Overachievement Bonuses.    The Compensation Committee awarded additional discretionary cash bonuses to the senior leadership team in recognition of the Company exceeding the target of $103,639,000 pre-bonus Adjusted EBITDA goal. More specific details relating to the additional discretionary cash bonus awarded to each NEO is included in the table below.

              The following table summarizes the actions taken with respect to the aggregate 2018 cash bonuses for our NEOs:

Named Executive Officer and Principal Position	Full Year Cash Bonus Eligibility Under SMCIP	Actual Full Year Non- Discretionary Cash Bonus	Additional Discretionary Cash Bonus(1)	Full Year Bonus with Additional Discretionary Cash Bonus(2)

Franklin (Fritz) Hobbs	$500,000	$500,000	$325,000	$825,000
President and Chief Executive Officer

Daryl E. Raiford	$375,000	$275,000	$100,000	$375,000
Executive Vice President and Chief Financial Officer

Steven Bruny	$350,000(3)	$350,000	$200,000	$550,000
Executive Vice President, Global Sales and Services

Michael Swade	$350,000	$350,000	—	$350,000
Former Executive Vice President, Global Sales

Anthony Scarfo	$350,000	$350,000	$200,000	$550,000
Executive Vice President, Products, Research and Development, Support & Supply Chain

(1)
With the exception of Mr. Hobbs and Mr. Raiford, the aggregate percentage achievement for each of the NEOs would have resulted in a cash bonus payout of 105%, based on the performance targets that were established by the Compensation Committee. The aggregate percentage achievement of Mr. Hobbs' metric would have resulted in a cash bonus payout of 107%, based on the performance target that was established by the Compensation Committee. The aggregate percentage achievement of Mr. Raiford's metrics would have resulted in a cash bonus payout of 75% based on the performance targets that were established by the Compensation Committee.

The Compensation Committee determined, however, to pay out each NEO at the following percentage achievement under the SMCIP for their respective 2018 cash bonuses: 100% for each of Messrs. Hobbs, Bruny, Scarfo and Swade; and 73.33% for Mr. Raiford. In addition, the Compensation Committee determined that because the Company exceeded its financial metrics, the senior leadership team would be awarded additional discretionary cash bonuses. Mr. Hobbs' aggregate percentage achievement of his Company metric resulted in a cash bonus payout of 165%. Meanwhile, each of Messrs. Raiford, Bruny, Scarfo and Swade's aggregate percentage achievement of their respective Company and personal metrics resulted in a total cash bonus payout of 100%, 157%, 157% and 100%, respectively.

(2)
Pursuant to the Stock Bonus Election Program, Mr. Hobbs elected to receive 50% of his 2018 Bonus in the form of 2018 Bonus Shares; each of Messrs. Raiford and Bruny elected to receive 30% of his 2018 Bonus in the form of 2018 Bonus Shares; and each of Messrs. Scarfo and

  Swade elected to receive 20% of his 2018 Bonus in the form of 2018 Bonus Shares. The number of shares earned by each of the NEOs was calculated by dividing the applicable bonus amount (for each NEO, calculated as his Elected Percentage times his 2018 Bonus) by $4.97, the closing price of our common stock on March 8, 2019, the date of the company-wide cash bonus payments. The 2018 Bonus Shares were granted on March 15, 2019.
  Mr. Hobbs was granted 50,302 2018 Bonus Shares and was paid $250,000 in cash for his 2018 Bonus; Mr. Raiford was granted 16,600 2018 Bonus Shares and was paid $192,500 in cash for his 2018 Bonus; Mr. Bruny was granted 21,127 2018 Bonus Shares and was paid $245,000 in cash for his 2018 Bonus; Mr. Swade was granted 14,085 2018 Bonus Shares and was paid $280,000 in cash for his 2018 Bonus; and Mr. Scarfo was granted 14,085 2018 Bonus Shares and was paid $280,000 in cash for his 2018 Bonus.

(3)
Mr. Bruny's base salary and bonus eligibility under the SMCIP were revised on March 1, 2018 because of his expanded role as Executive Vice President, Global Operation after the Merger. Mr. Bruny's base salary was increased from $300,000 to $350,000 per year and his bonus eligibility changed from a target bonus of 50% of his then-current base salary to a fixed amount of $350,000.

              Equity-Based Incentives.    Equity-based incentives are provided to executives whose decisions and actions have a direct impact upon our performance and success. Restricted stock and PSUs were granted to our executive officers in 2018 in order to tie their compensation directly to our long-term success. The Compensation Committee believes that a significant portion of each NEO's target total direct compensation should be made in the form of equity compensation due to its strong long-term alignment with stockholder interests. In determining the size of the restricted stock and PSU awards granted to each executive officer in 2018, the Compensation Committee took into account the executive officer's role, past performance, anticipated contribution to our long-term goals and market data for executive officers in similar roles at peer companies. Equity granted in prior years and existing levels of stock ownership were also taken into consideration. While the Compensation Committee considers the compensation of our peer group companies' senior executives, it does not benchmark a particular percentile for the total compensation of our NEOs or for any component thereof. The size of the awards is not determined by application of any formula, but rather reflects the Compensation Committee's subjective desire to encourage and reward high levels of performance.

              2018 Equity Awards.    In 2018, we made annual equity grants to our NEOs as shown below. A description of such equity awards that were granted in 2018 to our NEOs under the Ribbon Communications Inc. Amended and Restated Stock Incentive Plan follows:

Named Executive Officer	Restricted stock units (#)	Restricted shares (#)	Performance-based stock units (#)
Franklin (Fritz) Hobbs	345,000	—	195,000
Daryl E Raiford	20,000	—	—
Anthony Scarfo	15,000	75,000	—
Steven Bruny	40,000	—	—
Michael Swade	50,000	—	—

    Treatment of PSUs Awards Based on 2018 Performance.

              2018 PSUs.    In May 2018, the Company granted its President and Chief Executive Officer, Mr. Hobbs, 195,000 PSUs with both performance and service conditions (the "2018 PSUs"). Of the 195,000 2018 PSUs, one-half each would vest based on the achievement of two separate metrics related to the Company's 2018 financial performance: pre-bonus Adjusted EBITDA and in-year synergies

(together, the "2018 Performance Conditions"). The Company's achievement of the 2018 Performance Conditions (and the shares of Company common stock to vest as a result thereof) were measured on a linear sliding scale in relation to specific threshold, target and maximum performance conditions. The number of shares of common stock to be received upon vesting of the 2018 PSUs would in no event exceed 150% of the 2018 PSUs. In February 2019, the Compensation Committee determined that the performance metrics for one-half of the 2018 PSUs had been achieved at the 106.49% achievement level and one-half of the 2018 PSUs had been achieved at the 150% level. However, in April 2019, the Compensation Committee subsequently determined that the performance metrics for the entire 2018 PSUs had been achieved at the 150% level, for a total of 292,500 shares earned, pending Mr. Hobbs' continued employment with the Company through December 31, 2020, the vesting date of the 2018 PSUs (collectively, the "2018 Shares Earned"). The details relating to the 2018 Performance Conditions as well as the actual results of these financial measurements for 2018 (as determined in April 2019) were as follows:

TARGET 2018 PSU Metrics for Mr. Hobbs

Payout	Aggregate Number of Shares Eligible to be Received Under PSUs When Vested*	Pre-Bonus Adjusted EBITDA	In-Year Synergies

150%	292,500	$110,000,000	$95,000,000

100%	195,000	$107,264,000	$90,000,000

50%	97,500	$102,264,000	$85,000,000

ACTUAL Results for 2018 (in millions, except percentages and shares underlying PSUs)

Bonus Payout	Pre-Bonus Adjusted EBITDA	In-Year Synergies

Actual Achievement	$110,856,000	$95,000,000

% Weighting	50%	50%

Individual Metric % Achievement	150%	150%

Number of Shares to be Received Under PSUs When Vested on December 31, 2020	146,250	146,250

Aggregate Number of Shares to be Received Under PSUs When Vested on December 31, 2020	292,500

*
Half of the shares eligible to be received under the PSUs were allocated to the pre-bonus Adjusted EBITDA performance metric and the other half of the shares eligible to be received under the PSUs were allocated to the in-year synergies metric.

              From 2015 through 2017, the Company granted PSUs with both market and service conditions to Mr. Swade. The terms of each PSU grant were such that up to one-third of the shares subject to the respective PSU grant would vest, if at all, on each of the respective first, second and third anniversaries of the date of grant, depending on the relative comparison of the Company's total shareholder return ("TSR") to the TSR of the companies included in the Nasdaq Telecommunications Index for the same fiscal year, measured by the Compensation Committee after each of the fiscal years as defined by each grant (each, a "Performance Period"). The Nasdaq Telecommunications Index is used as a metric for our industry performance. The shares determined to be earned would vest on the anniversary of the grant date following each Performance Period and shares subject to the PSUs that fail to be earned would be forfeited.

              For the companies included in the Nasdaq Telecommunications Index in 2018, a TSR of approximately (37.91)% would place a company at the 25th percentile, a TSR of approximately

(10.68)% would place a company at the 51st percentile and a TSR of approximately 15.45% would place a company at the 75th percentile. As a result, in February 2019, the Compensation Committee determined that the Company's TSR in 2018 placed us at the 31st percentile and, accordingly, the performance metrics for the PSUs granted on March 31, 2017 were achieved for the 2018 performance period at the 61.40% achievement level. Therefore, 3,198 shares underlying the PSUs were issued in respect of the 2018 performance period to Mr. Swade on March 31, 2019. The following chart provides a summary of the PSUs eligible for vesting as they relate to the 2018 performance period:

Named Executive Officer	PSU Grant Date	Performance Metrics Achievement Level for 2018 Performance Period	Aggregate Number of PSUs Eligible for Vesting*	Aggregate Number of PSUs Vested*	Aggregate Number of PSUs Forfeited*

Michael Swade	March 31, 2017	61.40%	5,208	3,198	2,010

	Total	—	5,208	3,198	2,010

*
The eligible vesting date for the PSUs granted on March 31, 2017 relating to the 2018 performance period was March 31, 2019.

    Stock Ownership Requirements

              The Board believes that it is important to link the interests of our NEOs, among others, to those of our stockholders. Our stock ownership policy requires our CEO, other Section 16 reporting officers, and non-employee directors to accumulate and hold a minimum number of shares of Company common stock within a certain number of years of joining the Board or the Company, respectively. The directors, Chief Executive Officer and other Section 16 reporting officers as of the date of the Merger must satisfy these ownership guidelines on or before October 27, 2022. Any other individual who is subject to our amended and restated stock ownership guidelines must satisfy these ownership guidelines within five years from the date they appointed as our director or other Section 16 reporting officer, as applicable; provided, however, that the Chief Executive Officer must satisfy the ownership guidelines within six years from the date he or she is appointed as the Chief Executive Officer. As of the record date, each of our directors, Chief Executive Officer and the other Section 16 reporting officers of the Company has either satisfied these ownership guidelines or had time remaining to do so. The specific stock ownership requirements for our directors, Chief Executive Officer and other Section 16 reporting officers as a multiple of annual base salary are as follows:

Title	Multiple of Annual Base Salary/Annual Retainer

Chief Executive Officer	6 times annual base salary

Section 16 Reporting Officers	2 times annual base salary

Non-Employee Directors	5 times annual cash retainer

              Each individual who is subject to this policy must maintain the applicable minimum amount of stock ownership throughout his or her employment or tenure as a director of the Company. The value of each such individual's stock ownership will be measured annually by the Compensation Committee.

    Benefits and Other Compensation

              We have various broad-based employee benefit plans. We do not typically offer perquisites or employee benefits to executive officers that are not also made available to employees on a broad basis. However, pursuant to the terms of their respective employment agreements with the Company, in 2018, we provided Mr. Raiford with a monthly housing allowance aggregating $19,786 and $4,237 to use for financial planning services, and we provided Mr. Scarfo with a $25,000 annual cost-of-living adjustment allowance. Our executive officers generally are eligible for the same benefits that are available to all employees, which include group health, dental and vision insurance, life and disability insurance, discretionary 401(k) matching contributions and paid holidays. We offer a 401(k) plan, which allows our employees to invest in a wide array of funds. We also reinstated our Amended and Restated 2000 Employee Stock Purchase Plan, effective December 1, 2018, for employees in certain countries. Except for certain post-termination benefits in connection with severance, we do not provide pension arrangements or post-retirement health coverage for our NEOs. We have entered into indemnification agreements with our executive officers and directors.

    Severance and Separation Arrangements

              We have entered into agreements with each of our NEOs, which generally provide that, upon a termination of the NEO's employment by the Company without Cause (as defined in the applicable NEO's employment agreement), due to a resignation by the NEO for Good Reason (as defined in the applicable NEO's employment agreement) or due to death or disability of the NEO (other than Messrs. Raiford, Bruny and Scarfo), the NEO is entitled to certain severance payments and benefits. We believe the entry into such severance arrangements by Ribbon (or our predecessors) is generally consistent with market practice and allows our executives to remain focused on the Company's objectives in times of potential uncertainty.

    Clawback Policy

              All awards granted under our equity plans are subject to clawback pursuant to the Company's Clawback Policy and any other clawback policy that the Company may adopt in the future.

              For further discussion regarding the severance and separation agreements and arrangements, see "Severance and Change in Control Benefits" below.

              Transactions Involving Hedging, Monetization, Margin Accounts, Pledges, Puts, Calls and Other Derivative Securities

              The Company's amended and restated insider trading policy contains stringent restrictions on transactions in Company common stock by directors and officers. All trades by directors and officers must be pre-approved by the Chief Financial Officer or the General Counsel. Our current insider trading policy was amended and restated in 2019 to prohibit all executive officers and directors from engaging in transactions involving hedging, monetization, margin accounts, pledges, puts, calls and other derivative securities.

    Tax and Accounting Considerations

              Accounting for Stock-Based Compensation.    We account for stock-based compensation in accordance with ASC 718.

              Policy on Deductibility of Executive Compensation.    Section 162(m) of the Code generally disallows a tax deduction for annual compensation in excess of $1.0 million paid to certain executive officers of the Company. The Tax Cuts and Jobs Act, signed into law on December 22, 2017 ("Tax Reform"), repealed the "performance-based compensation" exception to such deduction limitation and expanded the scope of the executive officers who are covered by Section 162(m) of the Code. As a result, for tax years beginning after December 31, 2017, compensation previously intended to be "performance-based" and not subject to Section 162(m) may not be deductible unless it qualifies for limited transition relief applicable to certain remuneration payable pursuant to a written binding contract which was in effect on November 2, 2017. The Compensation Committee reviews the potential effect of Section 162(m) of the Code periodically and has reviewed the potential effects of Tax Reform on the Company's compensation practices. However, the Compensation Committee has no obligation to limit compensation to that which is deductible under Section 162(m) of the Code and may use its judgment to authorize compensation programs and payments (or the modification of existing compensation programs or payments) that may not be deductible when it believes such programs and payments are appropriate and in the Company's and our stockholders' best interests. Further, due to uncertainties in the applications of Section 162(m) of the Code and Tax Reform, there is no guarantee that deductions claimed under Section 162(m) of the Code will not be challenged or disallowed by the Internal Revenue Service and our ability to deduct compensation under Section 162(m) of the Code may be restricted.

Risk Management and Our Executive Compensation Program

              The Compensation Committee monitors and manages our executive compensation program to help ensure that it does not encourage excessive risk taking. The Compensation Committee reviewed, analyzed and considered whether the Company's compensation policies and practices create risks that are reasonably likely to have a material adverse effect on us, and concluded that no such material risks exist.

EXECUTIVE COMPENSATION TABLES

              The following table sets forth, for the year ended December 31, 2018 and for the two years prior thereto, the compensation earned by our Chief Executive Officer, our Chief Financial Officer, the other three most highly compensated executive officers serving as executive officers at December 31, 2018.

Summary Compensation Table

2018 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)

Franklin Hobbs(5)	2018	$500,000	$325,000	$2,967,000	$—	$500,000	$1,909	$4,293,909
President and Chief	2017	$30,094	$—	$—	$—	$—	$—	$30,094
Executive Officer

Daryl Raiford(6)	2018	$500,000	$100,000	$132,000	$—	$275,000	$42,374	$1,049,374
Executive Vice President and	2017	$123,077	$—	$672,028	$—	$—	$6,891	$801,996
Chief Financial Officer

Anthony Scarfo(7)	2018	$331,154	$225,000	$627,000	$—	$350,000	$44,164	$1,577,318
Executive Vice President,
Products, R&D, Support
and Supply Chain

Steven Bruny(8)	2018	$341,667	$425,000	$264,000	$—	$350,000	$23,028	$1,403,695
Executive Vice President,
Global Sales & Services

Michael Swade(9)	2018	$375,000	$—	$330,000	$—	$350,000	$24,744	$1,079,744
Former Executive Vice	2017	$375,000	$200,000	$880,625	$—	$320,650	$20,283	$1,796,558
President, Global Sales	2016	$375,000	$—	$615,250	$—	$262,500	$18,549	$1,271,299

(1)
The 2018 amount for Mr. Hobbs represents an additional discretionary cash bonus due to the Company's overachievement of its 2018 corporate goals (the "2018 Discretionary Bonus"). The 2018 amount for Mr. Raiford represents his 2018 Discretionary Bonus. The 2018 amount for Mr. Scarfo is comprised of $200,000 for his 2018 Discretionary Bonus and a sign-on bonus of $25,000 in connection with his employment by the Company, effective January 22, 2018. The 2018 amount for Mr. Bruny is comprised of $225,000 for the second installment of a retention bonus paid to Mr. Bruny in connection with the Merger and $200,000 for his 2018 Discretionary Bonus. The 2017 amount for Mr. Swade represents three cash bonus payments (one payment of $100,000 and two payments of $50,000 each) in connection with the Merger.

(2)
The amounts shown in this column do not reflect compensation actually received by the NEO. Instead, the amounts primarily reflect the grant date fair value of each stock award granted to each NEO. The grant date fair values of stock awards were calculated in accordance with ASC 718. The methodology for calculating the grant date fair value of stock awards is discussed in Note 16 to our Annual Report on Form 10 K/A, Amendment No. 1, for the year ended December 31, 2018. The grant date fair value of restricted stock awards and units is equal to the closing price of our common stock on the date of grant. In 2018, we granted PSUs with both performance and service conditions to Mr. Hobbs. The grant date fair value of Mr. Hobbs' PSUs is equal to the closing price of our common stock on the date of grant. In 2016 and 2017, we granted PSUs with both market and service conditions to Mr. Swade. The inclusion of a market condition requires the use of a Monte Carlo simulation approach to model future stock price movements based upon the risk-free rate of return, the volatility of each entity included in the market index and the pair-wise covariance between each entity. These results are then used to calculate the grant date fair values of such PSUs.

(3)
The amounts shown in this column represent the of amounts earned under our SMCIP. For 2018, each of Messrs. Hobbs, Raiford, Scarfo, Bruny and Swade was given the choice to receive a portion, ranging from 10% to 50% of their 2018 Bonus, if any were earned, in 2018 Bonus Shares under the Stock Bonus Election Program. Each such NEO could also elect not to participate in this program and to earn his 2018 Bonus, if any, in the form of cash. Under the Stock Bonus Election Program, the number of shares earned by each of the NEOs was calculated by dividing the applicable bonus amount (for each NEO, calculated as his Elected Percentage times his 2018 Bonus) by $4.97, the closing price of our common stock on March 8, 2019, the date of the company-wide cash bonus payments. The Company granted the 2018 Bonus Shares on March 15, 2019, in accordance with our practice of granting shares on the 15th of each month, or the next immediate business day if the 15th falls on a weekend or holiday. The amount of each NEO's 2018 Bonus attributable to the 2018 Bonus Shares included in the amount above was as follows: Mr. Hobbs: $250,000; Mr. Raiford: $82,500; Mr. Scarfo: $70,000; Mr. Bruny: $105,000; and Mr. Swade: $70,000. The closing price of our common stock on March 15, 2019 was $5.22, and such closing price is the grant date fair value of each 2018 Bonus Share. Accordingly, the grant date fair value of each NEO's 2018 Bonus Shares was as follows: Mr. Hobbs: $262,577; Mr. Raiford: $86,652; Mr. Scarfo: $73,524; Mr. Bruny: $110,283; and Mr. Swade: $73,524. The 2018 Bonus Shares were fully vested on the grant date; however, each such NEO is contractually restricted from trading the 2018 Bonus Shares for five months after the date of grant.
  For 2017, the Compensation Committee elected to implement two half-year bonus periods such that 20% of the full year target payout was attributable to the first half of 2017 and 80% of the full year target payout was attributable to the second half of 2017. The Compensation Committee determined the financial metrics upon which such bonus payments would be made on the same half-year basis. Accordingly, Mr. Swade received his 2017 bonus payments in August 2017 (20% of the target based on achievement of the financial metrics for the first half of 2017) and in March 2018 (80% of target based on achievement of the financial metrics for the second half of 2017). In July 2017, our Compensation Committee determined that the achievement level under the SMCIP for the first half of 2017 was at 126%, and in February 2018, determined that the achievement level under the SMCIP for the second half of 2017 was at 131%. The Compensation Committee determined, however, to reduce the NEO's bonuses in respect of the first half and second half of 2017 on a discretionary basis, with the first half payout equal to 110% of target and the second half payout equal to 115% of target. The overall financial performance, after taking into account the Compensation Committee's discretionary reductions, resulted in an aggregate cash bonus payout to Mr. Swade of 114%.
  For 2016, the Compensation Committee elected to implement two half-year bonus periods such that 30% of the full year target payout was attributable to the first half of 2016 and 70% of the full year target payout was attributable to the second half of 2016. The Compensation Committee determined the financial metrics upon which such bonus payments would be made on the same half-year basis. Accordingly, Mr. Swade received his 2016 bonus payouts in August 2016 (30% of target based on achievement of the financial metrics for the first half of 2016) and in March 2017 (70% of target based on achievement of the financial metrics for the second half of 2016). Based on these fixed metrics, in July 2016, the Compensation Committee determined that the achievement level under the SMCIP was 164% of target. However, the Compensation Committee determined to decrease the payout of cash bonuses to 150% of target. In February 2017, the Compensation Committee determined that the achievement level under the SMCIP for the second half of 2016 was 69% of target. Based upon these achievement levels, the overall financial performance resulted in an aggregate cash bonus payout for 2016 of 93%.

(4)
The Company portions of health, disability and life insurance premiums and 401(k) matching contributions included in this column are also provided to all members of the Company, with the amounts dependent upon the level of health insurance coverage selected by each individual. Accordingly, the Company portion of premiums paid and 401(k) matching contributions are not considered perquisites but are reported as income earned for each NEO, if applicable.

(5)
Mr. Hobbs' "All Other Compensation" of $1,909 represents the Company's portion of his life, disability and excess liability insurance. Mr. Hobbs served as a non-employee member of the Board from October 27, 2017 through December 13, 2017, the date he was appointed as the Company's President and Chief Executive Officer. As a result, the only compensation earned by Mr. Hobbs with respect to 2017 was non-employee director fees through December 13, 2017, equal to $8,940, and base salary through December 31, 2017, equal to $21,154.

(6)
Mr. Raiford's 2018 "All Other Compensation" of $42,374 is comprised of $19,786 for his housing allowance, $15,773 for the Company's portion of his medical insurance, $4,237 for financial planning service costs, $1,809 for the Company portion of his life, disability and excess liability insurance, and $769 for the Company's contribution to his 401(k) account. In addition, Mr. Raiford will receive a true-up of the Company match to his 2018 401(k) contributions in 2019 upon completion of Company compliance testing. The Company currently does not know the amount of such true-up; however, the total maximum amount of the Company's contribution to Mr. Raiford's 401(k) account for 2018, including the true-up, will not exceed $5,500. Mr. Raiford's 2017 "All Other Compensation" of $6,891 is comprised of $3,446 for the Company's portion of his health insurance and $3,445 for his housing allowance for the period from the date of the Merger (or October 27, 2017) through December 31, 2017.

(7)
Mr. Scarfo's 2018 "All Other Compensation" of $44,164 is comprised of his $25,000 annual cost-of-living adjustment allowance, $11,909 for the Company's portion of his medical insurance, $5,500 for the Company's matching contribution to his 401(k) account and $1,755 for the Company's portion of his life, disability and excess liability insurance. Mr. Scarfo joined the Company as our Executive Vice President, Products and Research & Development on January 22, 2018. Effective January 13, 2019, he was named Executive Vice President, Products, R&D, Support and Supply Chain.

(8)
Mr. Bruny's annual salary increased from $300,000 to $350,000, effective March 1, 2018, because of his expanded role as Executive Vice President, Global Operation after the Merger. Mr. Bruny's 2018 "All Other Compensation" of $23,028 is comprised of $15,773 for the Company's portion of his health insurance, $5,500 for the Company's matching contribution to his 401(k) account and $1,755 for the Company's portion of his life, disability and excess liability insurance. Throughout 2018, Mr. Bruny served as the Company's Executive Vice President, Global Services. Effective January 14, 2019, Mr. Bruny assumed Mr. Swade's responsibilities and was named Executive Vice President, Global Sales and Services.

(9)
Mr. Swade's 2018 "All Other Compensation" of $24,744 is comprised of $18,140 for the Company's portion of his health insurance, $5,500 for the Company's matching contribution to his 401(k) account and $1,103 for the Company's portion of his life and disability insurance. Mr. Swade's 2017 "All Other Compensation" of $20,283 is comprised of $18,283 for the Company's portion of his health insurance and $2,000 for the Company's matching contribution to his 401(k) account. Mr. Swade's 2016 "All Other Compensation" of $18,549 is comprised of $17,549 for the Company's portion of his health insurance and $1,000 for the Company's matching contribution to his 401(k) account. Effective January 14, 2019, Mr. Swade stepped down from his position of Executive Vice President, Global Sales. Mr. Swade remained with the Company through March 31, 2019 to assist with the transition of his responsibilities to Mr. Bruny.

Grants of Plan-Based Awards in 2018

              The following table sets forth information about incentive plan awards made to the NEOs during the year ended December 31, 2018:

2018 GRANTS OF PLAN-BASED AWARDS

		Date of Compensation	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			Awards: Number of Shares of Stock or	Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option

Name	Grant Date	Committee Action(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)	Options (#)	Awards ($/Sh)	Awards ($)(4)

Franklin Hobbs	19-Apr-18	19-Apr-18							150,000			$802,500
	15-May-18	19-Apr-18							195,000			$1,082,250
	15-May-18	19-Apr-18				—	195,000	292,500				$1,082,250
		22-Feb-18	$—	$500,000

Daryl Raiford	15-Jun-18	13-Jun-18							20,000			$132,000
		22-Feb-18	$—	$375,000

Anthony Scarfo	15-Feb-18	19-Jan-18							75,000			$528,000
	15-Jun-18	13-Jun-18							15,000			$99,000
		22-Feb-18	$—	$350,000

Steven Bruny	15-Jun-18	13-Jun-18							40,000			$264,000
		22-Feb-18	$—	$350,000

Michael Swade	15-Jun-18	13-Jun-18							50,000			$330,000
		22-Feb-18	$—	$350,000

(1)
Represents the date on which the Compensation Committee took action to approve the equity-based award or the performance metrics for achievement of such award, as applicable.

(2)
"Target" amount represent the potential bonus payment under the SMCIP at target level of achievement. Overachievement Fund payments, if any, upon achievement of performance above target under the SMCIP are discretionary and are not included herein.

For 2018, each of Messrs. Hobbs, Raiford, Scarfo, Bruny and Swade was given the choice to receive a portion, ranging from 10% to 50% of their 2018 Bonus, if any were earned, in 2018 Bonus Shares under the Stock Bonus Election Program. Each such NEO could also elect not to participate in this program and to earn his 2018 Bonus, if any, in the form of cash. Pursuant to the Stock Bonus Election Program, Mr. Hobbs elected to receive 50% of his 2018 Bonus in the form of 2018 Bonus Shares; each of Messrs. Raiford and Bruny elected to receive 30% of his 2018 Bonus in the form of 2018 Bonus Shares; and each of Messrs. Scarfo and Swade each elected to receive 20% of his 2018 Bonus in the form of 2018 Bonus Shares. The number of shares earned by each of the NEOs was calculated by dividing the applicable bonus amount (for each NEO, calculated as his Elected Percentage times his 2018 Bonus) by $4.97, the closing price of our common stock on March 8, 2019, the date of the company-wide cash bonus payments. The 2018 Bonus Shares were granted on March 15, 2019. Mr. Hobbs was granted 50,302 2018 Bonus Shares and was paid $250,000 in cash for his 2018 Bonus; Mr. Raiford was granted 16,600 2018 Bonus Shares and was paid $192,500 in cash for his 2018 Bonus; Mr. Scarfo was granted 14,085 2018 Bonus Shares and was paid $280,000 in cash for his 2018 Bonus; Mr. Bruny was granted 21,127 2018 Bonus Shares and was paid $245,000 in cash for his 2018 Bonus; and Mr. Swade was granted 14,085 2018 Bonus Shares and was paid $280,000 in cash for his 2018 Bonus. The Stock Bonus Election Program was implemented after the initial adoption of the SMCIP for 2018 and, as a result, we have included the amounts of potential payouts attributable to 2018 Bonus Shares in these columns.

(3)
In May 2018, we granted Mr. Hobbs 195,000 PSUs with both performance and service conditions (the "2018 PSUs"). Of the 195,000 2018 PSUs, one-half each would vest based on the achievement of two separate metrics related to the Company's 2018 financial performance (the "2018 Performance Conditions"). The Company's achievement of the 2018 Performance Conditions (and the shares of Company common stock to vest as a result thereof) were measured on a linear sliding scale in relation to specific threshold, target and stretch performance conditions. The number of shares of common stock to be received upon vesting of the 2018 PSUs would in no event exceed 150% of the 2018 PSUs. In February 2019, the Compensation Committee determined that the performance metrics for one-half of the 2018 PSUs had been achieved at the 106.49% achievement level and one-half of the 2018 PSUs had been achieved at the 150% level. However, in April 2019, the Compensation Committee subsequently determined that the performance metrics for the entire 2018 PSUs had been achieved at the 150% level, for a total of 292,500 shares earned, pending Mr. Hobbs' continued employment with the Company through December 31, 2020, the vesting date of the 2018 PSUs.

(4)
Amounts reflect the grant date fair values of the RSUs and PSUs estimated in accordance with ASC 718 as of the respective grant dates. The methodology for calculating the grant date fair value of stock awards is discussed in Note 16 to our 2018 Annual Report. The grant date fair value of restricted stock awards and units is equal to the closing price of our common stock on the date of grant.

Outstanding Equity Awards at Fiscal Year End

              The following table sets forth information concerning stock options and unvested stock awards held by the NEOs as of December 31, 2018:

OUTSTANDING EQUITY AWARDS AT 2018 FISCAL YEAR-END

	Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Awards That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)

Franklin Hobbs						130,000(2)	$626,000
						292,500 (3)	$1,409,850

Daryl Raiford						64,555(4)	$311,155
						20,000(4)	$96,400

Anthony Scarfo						75,000(5)	$361,500
						15,000(5)	$72,300

Steven Bruny						50,555(6)	$243,675
						40,000(6)	$192,800

Michael Swade						50,000(7)	$241,000
						3,198(8)	$15,414

(1)
In accordance with SEC rules, the market value of unvested shares of restricted stock was determined by multiplying the number of such shares by $4.82, the closing market price of our common stock on December 31, 2018.

(2)
Of Mr. Hobbs' 130,000 unvested restricted shares, 65,000 will vest on December 31, 2019 and 65,000 will vest on December 31, 2020.

(3)
Represents the number of shares underlying Mr. Hobbs' unvested PSUs based on actual 2018 performance. All 292,500 shares will vest on December 31, 2020.

(4)
Of Mr. Raiford's 64,555 unvested restricted shares, 16,139 will vest on May 15, 2019, 16,139 will vest on November 15, 2019, 16,138 will vest on May 15, 2020 and 16,139 will vest on November 15, 2020. Of Mr. Raiford's 20,000 unvested restricted shares, 6,667 shares will vest on June 15, 2019, 3,333 shares will vest on December 15, 2019, 3,334 will vest on June 15, 2020, 3,333 will vest on December 15, 2020 and 3,333 will vest on June 15, 2021.

(5)
Of Mr. Scarfo's 75,000 unvested restricted shares, 25,001 vested on February 15, 2019, 12,500 will vest on August 15, 2019, 12,500 will vest on February 15, 2020, 12,499 will vest on August 15, 2020 and 12,500 will vest on February 15, 2021. Of Mr. Scarfo's 15,000 unvested restricted shares, 5,001 will vest on June 15, 2019, 2,500 will vest on December 15, 2019, 2,500 will vest on June 15, 2020, 2,499 will vest on December 15, 2020 and 2,500 will vest on June 15, 2021.

(6)
Of Mr. Bruny's 50,555 unvested restricted shares, 12,639 will vest on May 15, 2019, 12,639 will vest on November 15, 2019, 12,638 will vest on May 15, 2020 and 12,639 will vest on November 15, 2020. Of Mr. Bruny's 40,000 unvested restricted shares, 13,334 will vest on June 15, 2019, 6,667 will vest on December 15, 2019, 6,666 will vest on June 15, 2020, 6,667 will vest on December 15, 2020 and 6,666 will vest on June 15, 2021.

(7)
Of Mr. Swade's 50,000 unvested restricted shares, all 50,000 vested in connection with his separation from the Company effective March 31, 2019.

(8)
Represents the number of shares underlying Mr. Swade's earned PSUs based on actual 2018 performance. All 3,198 shares vested on March 31, 2019. Mr. Swade forfeited 2,010 unvested PSUs as a result of the Company's actual 2018 TSR performance percentage of 61.40%.

Option Exercises and Stock Vested

              The following table summarizes for the NEOs in 2018 the number of shares acquired upon the exercise or vesting, as applicable, of stock options and stock awards and the value realized, before payout of any applicable withholding tax. None of our NEOs exercised stock options during 2018.

2018 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Vesting ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Franklin Hobbs	—	—	215,000	1,094,350
Daryl Raiford	—	—	32,279	197,547
Anthony Scarfo	—	—	—	—
Steven Bruny	—	—	25,279	154,707
Michael Swade	—	—	94,771	1,518,713

(1)
Of Mr. Hobbs' 215,000 shares that vested in 2018, 105,285 shares were returned to us to satisfy the tax withholding obligation associated with the vesting of the shares.

Of Mr. Raiford's 32,279 shares that vested in 2018, 7,859 shares were returned to us to satisfy the tax withholding obligation associated with the vesting of the shares.

Of Mr. Bruny's 25,279 shares that vested in 2018, 7,325 shares were returned to us to satisfy the tax withholding obligation associated with the vesting of the shares.

Of Mr. Swade's 94,771 shares that vested in 2018, 28,469 shares were returned to us to satisfy the tax withholding obligation associated with the vesting of the shares.

(2)
In accordance with SEC rules, the aggregate dollar amount realized upon vesting of shares of restricted stock was determined by multiplying the number of shares by the closing market price of our common stock on the day before vesting.

CEO Pay Ratio

              As of November 1, 2018, the Company had a worldwide population of 2,301 employees (including full-time, part-time, seasonal and temporary employees). To determine the median annual compensation for all employees other than the CEO, a median employee was identified from the worldwide population of employees on November 1, 2018, excluding its 96 employees from the following jurisdictions: Mexico (75 employees) and Malaysia (21 employees), which in the aggregate represent 5% or less of the Company's total employee population. No employees were excluded from the employee population due to data privacy issues.

              To determine the median employee, we utilized the "regular earnings" of the applicable employees for 2018, which represents cash compensation excluding bonus, commissions and other similar incentive compensation. The Company did not utilize any cost of living or other material adjustments. In connection with our analysis, we utilized the foreign currency exchange rate used for our internal financial accounting purposes, as of November 1, 2018. Based on the foregoing, the median employee was determined to be a Systems Integration Technical Specialist working on a full-time basis in the United States.

              For 2018, the annual total compensation for the median employee was $110,338 and the annual total compensation for our CEO was $4,293,909, which reflects the aggregate of the compensation paid to Mr. Hobbs for 2018. Based on the calculation of the annual total compensation for both the CEO and the median employee (as described above), the ratio of CEO pay to the median employee pay is approximately 39:1. The pay ratio provided is a reasonable estimate. Because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions, our pay ratio may not be comparable to the pay ratio reported by other companies or our pay ratio in any future year.

Severance and Change of Control Benefits

              To attract and retain key executive officers, the Company has entered into executive agreements that include severance and change of control benefits. In the event or threat of a change of control transaction, we believe that these agreements reduce uncertainty and provide compensation for the significant levels of executive engagement and support required during an ownership transition that may result in the termination of their employment. The severance arrangements generally provide that, upon termination of the NEO's employment by the Company without cause, by the NEO for good reason or due to death or disability of the NEO (except Messrs. Raiford, Bruny and Scarfo), the NEO is entitled to certain severance payments and benefits as described below.

Franklin Hobbs

              On April 19, 2018, we entered into a severance agreement with Mr. Hobbs. Pursuant to such agreement, upon a termination of Mr. Hobbs' employment by the Company without Cause (as defined in such agreement), or upon a resignation by Mr. Hobbs for Good Reason (as defined in such agreement), Mr. Hobbs is entitled to severance payments equal to 100% of his base salary and target annual bonus, and continued health plan premium payments for up to 12 months. Upon termination by the Company without Cause or a resignation for Good Reason in connection with a change in control, in addition to the foregoing, and upon termination by the Company due to death or Disability (as defined in such agreement), Mr. Hobbs is also entitled to accelerated vesting of all outstanding equity awards (with performance-based awards vesting as if target performance had been achieved). Upon a change of control of the Company, Mr. Hobbs' PSUs would continue to vest through the initial vest date, with the number of such shares that would continue to vest calculated as the shares equal to achievement of the performance metrics, pro-rated for the number of days of Mr. Hobbs' service during the vesting period.

              The severance payments (other than target annual bonus) for Mr. Hobbs will be made in accordance with the Company's normal payroll practices for a period of 12 months following a qualifying termination of employment.

Daryl Raiford

              If the Company terminates Mr. Raiford's employment (other than for Cause (as defined in his amended and restated employment agreement, as amended) or as a result of his death or disability), or upon a resignation by Mr. Raiford for Good Reason (as defined in his amended and restated employment agreement, as amended), he will be entitled to the following compensation and benefits: 100% of his base salary, a pro-rata amount of his target annual bonus, 100% of his target annual bonus, and continued health plan premium payments for up to 12 months. If Mr. Raiford's termination occurs within 12 months of a Change in Control (as defined in his amended and restated employment agreement, as amended), he will be entitled to the following compensation and benefits: 200% of his base salary, a pro-rata amount of his target annual bonus, 200% of his target annual bonus, continued health plan premium payments for up to 12 months, an accelerated vesting of all of his outstanding equity. Upon a Change in Control of the Company, Mr. Raiford would receive an accelerated vesting of 50% of his outstanding equity. All compensation payments to which Mr. Raiford will be entitled will be made in 12-monthly installments, except for the pro-rata amount of his target annual bonus, which will be paid in a lump sum.

              Upon a "material transaction" (as defined in his retention bonus agreement), Mr. Raiford will be entitled to a change in control bonus equal to $1,060,000, subject to his continued employment through such material transaction or his termination without Cause.

Steven Bruny

              Upon a termination of Mr. Bruny's employment by the Company, other than for Cause (as defined in his severance agreement), or upon his resignation for Good Reason (as defined in his severance agreement) or as a result of his death or Disability (as defined in his severance agreement), and within six months following the occurrence of a Change in Control (as defined in his severance agreement), Mr. Bruny is entitled to severance payments equal to 50% of his base salary and continued health plan premium payments for up to 6 months.

Anthony Scarfo

              On January 19, 2018, we entered into an employment agreement with Mr. Scarfo. Pursuant to such agreement, upon a termination of Mr. Scarfo's employment by the Company without Cause (as defined in such agreement), or upon a resignation by Mr. Scarfo for Good Reason (as defined in such agreement), Mr. Scarfo is currently entitled to severance payments equal to 12 months of his base salary and continued health plan premium payments for up to 12 months. Additionally, the Company may elect to pay Mr. Scarfo a pro-rated portion of his then applicable target bonus, less applicable state and federal withholdings, calculated upon reference to his termination date.

              The severance payments (other than target annual bonus) for Mr. Scarfo will be made in accordance with the Company's normal payroll practices for a period of 12 months following a qualifying termination of employment.

Michael Swade

              Effective January 14, 2019 (the "Transition Date"), Mr. Swade stepped down from his position as the Company's Executive Vice President, Global Sales. Mr. Swade entered into a letter agreement, dated January 13, 2018 (the "Swade Agreement"), concerning his separation from the Company and its affiliates.

              Pursuant to the Swade Agreement, Mr. Swade remained employed by Ribbon Communications Operating Company, Inc., a wholly-owned subsidiary of the Company ("RCOC"), to provide transition assistance to the Company's sales organization between the Transition Date and March 31, 2019, and, among other things, remained eligible to receive his 2018 annual corporate bonus as determined by the Compensation Committee. Mr. Swade's employment was terminated by the Company without Cause (as such term is defined in his employment agreement), effective on March 31, 2019, and Mr. Swade was entitled to severance payments equal to 150% of his base salary and target cash bonus, continued health plan premium payments for up to 18 months, and accelerated vesting of all unvested restricted stock. The cash severance payment for Mr. Swade was made in a lump sum.

              None of our severance arrangements provide for tax gross ups in connection with severance benefits following a change in control or otherwise (except for Mr. Raiford, who may receive a tax gross up in connection with his continued health plan premium payments). All severance payments are subject to the execution of a release of claims by the applicable NEO in favor of the Company and continued compliance with applicable restrictive covenants, which generally provide for non-competition and non-solicitation restrictions for 12 months.

Equity Award Acceleration

              In addition to the severance benefits and payments described above, in the event of an Acquisition (as defined in the 2007 Equity Plan and referred to herein as a "change in control"), the 2007 Equity Plan provides for certain accelerated vesting of awards thereunder. Except as otherwise noted in the severance arrangements above, effective immediately prior to the occurrence of a change in control, (a) for equity grants prior to June 2016: an additional 25% of the number of shares covered by the restricted stock award will become vested and the remaining unvested shares subject to the restricted stock award continuing to vest pursuant to the vesting schedule set forth in the award, except that the vesting schedule will be shortened by 12 months, and (b) for equity grants since June 2016, an additional one-third of the number of shares covered by the restricted stock award will become vested and the remaining unvested shares subject to the restricted stock award continuing to vest pursuant to the vesting schedule set forth in the award, except that the vesting schedule will be shortened by 12 months.

POTENTIAL PAYMENTS UPON TERMINATION OR UPON CHANGE IN CONTROL

              The table below shows potential payments to the NEOs (other than Mr. Swade, whose payments upon termination of employment are described below) with severance or change in control arrangements upon termination or upon a change in control of our Company. The amounts shown assume that termination and/or change in control was effective as of December 31, 2019, the last day of our fiscal year, and are estimates of the amounts that would have been paid to or realized by the NEOs (other than Mr. Swade) upon such a termination or change in control on such date. The actual amounts to be paid or realized can only be determined at the time of an NEO's termination or following a change in control.

	Termination without Cause or for Good Reason(1)	Termination upon Death or Disability	Change in Control	Termination without Cause or for Good Reason following Change in Control
Franklin Hobbs
Cash Severance	$1,000,000	$—	$—	$1,000,000
Stock Awards(2)	1,566,500	1,566,500	601,784	1,566,500
Health Benefits	—(3)	—	—(3)	—(3)

	$2,566,500	$1,566,500	$601,784	$2,566,500

Daryl Raiford
Change in Control Bonus(4)	$—	$—	$1,060,000	$1,060,000
Cash Severance	1,250,000	—	—	2,500,000
Stock Awards(2)	—	—	203,778	407,555
Health Benefits	15,773	—	—	15,773

	$1,265,773	$—	$1,263,778	$3,983,328

Anthony Scarfo
Cash Severance	$700,000	$—	$—	$1,050,000
Stock Awards(2)	—	—	216,910	433,800
Health Benefits	14,291	—	—	21,436

	$714,291	$—	$216,910	$1,505,236

Steven Bruny
Cash Severance	$—	$—	$—	$175,000
Stock Awards(2)	—	—	218,245	218,245
Health Benefits	—	—	—	7,887

	$—	$—	$218,245	$401,132

(1)
Represents the severance benefits that the NEO would be eligible to receive absent a change in control.

(2)
These amounts represent the gains that would be realized on the acceleration of unvested restricted shares and performance-based stock units in accordance with the NEOs' respective employment and/or grant agreements. The gains were calculated by multiplying our closing stock price of $4.82 on December 31, 2018 by the number of shares (or shares underlying PSUs) that would accelerate.

(3)
Although Mr. Hobbs was entitled to health benefits, he has elected not to obtain his current health benefits from the Company and accordingly, we have not included any potential health benefit payments in the table

(4)
Mr. Raiford is not entitled to a change in control bonus unless a material transaction is consummated. If he becomes entitled to severance at any time prior to such a material transaction, he will not receive this change in control bonus. If he becomes entitled to severance at any time after payment of the change in control bonus in connection with such a material transaction, he will not receive any additional change in control bonus upon termination.

 STOCKHOLDER PROPOSALS FOR INCLUSION IN 2020 PROXY STATEMENT

              To be considered for inclusion in the proxy statement relating to our annual meeting of stockholders to be held in 2020, stockholder proposals must be received at our principal executive offices no later than December 27, 2019, which is 120 calendar days before the date of our proxy statement released to our stockholders in connection with the prior year's annual meeting of stockholders, and must otherwise comply with the rules promulgated by the SEC. If the date of next year's annual meeting is changed by more than 30 days from the anniversary date of this year's annual meeting on June 5, 2019, then the deadline is a reasonable time before we begin to print and mail proxy materials.

STOCKHOLDER NOMINATIONS AND PROPOSALS FOR PRESENTATION
AT 2020 ANNUAL MEETING

              According to our by-laws, we must receive proposals of stockholders and director nominations intended to be presented at the 2020 Annual Meeting but not included in the proxy statement by the close of business on March 7, 2020, but not before February 6, 2020, which is not later than the ninetieth (90th) day nor earlier than the one hundred twentieth (120th) day prior to the first anniversary of the date of the 2019 Annual Meeting. Such proposals must be delivered to the Secretary of the Company at our principal executive office. However, in the event the 2020 Annual Meeting is scheduled to be held on a date before May 6, 2020, or after August 14, 2020, which are dates 30 days before or 70 days after the first anniversary of our 2019 Annual Meeting, then your notice must be received by us at our principal executive office not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day before the scheduled date of such annual meeting or the 10th day after the day on which we first make a public announcement of the date of such annual meeting. Any proposals that are not made in accordance with the above standards may not be presented at the 2020 Annual Meeting. SEC rules permit management to vote proxies in its discretion in certain cases if the stockholder does not comply with this deadline and, in certain other cases notwithstanding the stockholder's compliance with this deadline.

STOCKHOLDERS SHARING THE SAME ADDRESS

              We have adopted a procedure called "householding." Under this procedure, we are delivering only one copy of the annual report and Proxy Statement to multiple stockholders who share the same address, unless we have received contrary instructions from an affected stockholder. Stockholders who participate in householding will continue to receive separate proxy cards.

              We will deliver promptly upon written or oral request a separate copy of the annual report and the Proxy Statement to any stockholder at a shared address to which a single copy of either of those documents was delivered. To receive a separate copy of the annual report or Proxy Statement, please submit your request to Broadridge Financial Solutions by calling 1-800-579-1639 to request delivery of paper copies through the Internet or by e-mail, or in writing addressed to Ribbon Communications Inc., 4 Technology Park Drive, Westford, MA 01886 Attn: Investor Relations.

              If you are a holder of record and would like to revoke your householding consent and receive a separate copy of the annual report or Proxy Statement in the future, please contact Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717 or by calling 1-800-542-1061. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

              Any stockholders of record who share the same address and currently receive multiple copies of our annual report and Proxy Statement who wish to receive only one copy of these materials per household in the future should contact Broadridge Householding Department at the contact information listed above to participate in the householding program.

              A number of brokerage firms have instituted householding. If you hold your shares in "street name," please contact your bank, broker or other holder of record to request information about householding.

FORM 10-K

              Our Annual Report on Form 10-K/A for the year ended December 31, 2018, which was filed with the SEC on March 5, 2019, is being delivered to stockholders in connection with this proxy solicitation. With the payment of an appropriate processing fee, we will provide copies of the exhibits to our Annual Report on Form 10-K/A. Please address all such requests to the Investor Relations department at our principal executive offices at 4 Technology Park Drive, Westford, MA 01886.

OTHER MATTERS

              Our Board knows of no other matters to be submitted at the meeting and the deadline under our by-laws for submission of matters by stockholders has passed. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent in their discretion.

              The accompanying proxy is solicited by and on behalf of our Board. We will pay the costs of soliciting proxies from stockholders. In addition to soliciting proxies by mail, by telephone and via the Internet, our directors, executive officers and other employees may solicit proxies, either personally or by other electronic means, on our behalf, without special compensation. We will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting the proxies. We will reimburse such brokerage houses and other persons for their reasonable expenses in connection with this distribution.

By Order of the Board of Directors,

Westford, Massachusetts April 25, 2019	Justin K. Ferguson Executive Vice President, General Counsel and Corporate Secretary

APPENDIX A

RIBBON COMMUNICATIONS INC.

Discussion of Non-GAAP Financial Measures

              Ribbon Communications management uses several different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of the business, making operating decisions, planning and forecasting future periods, and determining payments under compensation programs. Our annual financial plan is prepared both on a GAAP and non-GAAP basis, and the non-GAAP annual financial plan is approved by our board of directors. Continuous budgeting and forecasting for revenue and expenses are conducted on a non-GAAP basis (in addition to GAAP) and actual results on a non-GAAP basis are assessed against the annual financial plan. We consider the use of non-GAAP financial measures helpful in assessing the core performance of our continuing operations and when planning and forecasting future periods. By continuing operations, we mean the ongoing results of the business adjusted for acquisition-related revenue as a result of purchase accounting and the related cost of revenue, the impact of the new revenue standard, and excluding certain expenses and credits, including, but not limited to stock-based compensation, amortization and impairment of intangible assets, acquisition-related facilities adjustments, settlement expense, certain litigation costs, cancelled debt offering costs, merger integration costs, acquisition- and integration-related expense, restructuring, the gains on the sales of intangible assets and tax benefits arising from purchase accounting and tax reform. While our management uses non-GAAP financial measures as a tool to enhance their understanding of certain aspects of our financial performance, our management does not consider these measures to be a substitute for, or superior to, GAAP measures. In addition, our presentations of these measures may not be comparable to similarly titled measures used by other companies. These non-GAAP financial measures should not be considered alternatives for, or in isolation from, the financial information prepared and presented in accordance with GAAP.

              Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, many of the adjustments to Ribbon's financial measures reflect the exclusion of items that are recurring and will be reflected in our financial results for the foreseeable future.

Acquisition-Related Revenue and Cost of Revenue; Impact of New Revenue Standard

              We provide the supplementary non-GAAP financial measures, non-GAAP Product revenue, non-GAAP Service revenue and non-GAAP Total revenue, which include revenue related to the acquisitions of GENBAND and Edgewater that we would have recognized but for the purchase accounting treatment of these transactions. We also include eliminated revenue resulting from our adoption in 2018 of the new revenue recognition standard. Because GAAP accounting requires the elimination of this revenue, as well as the impact on future revenue of our adoption in 2018 of the new revenue standard, GAAP results alone do not fully capture all of our economic activities. These non-GAAP adjustments are intended to reflect the full amounts of such revenue and the related cost of revenue. We include these adjustments to allow for more complete comparisons to the financial results of our historical operations, forward-looking guidance and the financial results of peer companies. We believe these adjustments are useful to management and investors as a measure of the ongoing performance of the business. These adjustments do not accelerate revenue, but instead include revenue (and the related cost of revenue) that would have been recognized in our 2017 and 2018 results, but for the purchase accounting and new revenue standard adjustments required by GAAP.

Stock-Based Compensation

              Stock-based compensation expense is different from other forms of compensation, as it is a non-cash expense. For example, a cash salary generally has a fixed and unvarying cash cost. In contrast, the expense associated with an equity-based award is generally unrelated to the amount of cash ultimately received by the employee, and the cost to us is based on a stock-based compensation valuation methodology, subjective assumptions and the variety of award types, all of which may vary over time. We evaluate performance without these measures because stock-based compensation expense is influenced by the Company's stock price and other factors such as volatility and interest rates that are beyond our control. The expense related to stock-based awards is generally not controllable in the short-term and can vary significantly based on the timing, size and nature of awards granted. As such, we do not include such charges in our operating plans, and we believe that presenting non-GAAP operating results that exclude stock-based compensation provides investors with visibility and insight into our management's method of analysis and the Company's core operating performance. It is reasonable to expect that stock-based compensation will continue in future periods.

Amortization of Intangible Assets

              We exclude the amortization of acquired intangible assets from non-GAAP expense and income measures. These amortization amounts are inconsistent in frequency and amount and are significantly impacted by the timing and size of acquisitions. Although we exclude amortization of acquired intangible assets from our non-GAAP expenses, we believe that it is important for investors to understand that intangible assets contribute to revenue generation. We believe that excluding the non-cash amortization of intangible assets facilitates the comparison of our financial results to our historical operating results and to other companies in our industry as if the acquired intangible assets had been developed internally rather than acquired. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized.

Impairment of Intangible Assets

              In the fourth quarter of 2017, we discontinued our ongoing development of certain intangible assets that we had previously acquired, as we had determined that there were no alternative uses of the technology within either our existing or future product lines. As a result, we recorded an impairment charge of $5.5 million to write down the carrying value of the assets to zero. Had we developed those intangible assets internally and made the decision to discontinue their ongoing development, we would have ceased work on such development projects and eliminated the related future costs. Because we do not capitalize these costs, there would have been no asset to write off. As a result, we believe that excluding non-cash impairment charges from our non-GAAP operating results as if these impaired intangible assets had been developed internally rather than acquired facilitates a comparison to our historical operating results and to other companies in our industry.

Acquisition-Related Facilities Adjustments

              GAAP accounting requires that the deferred rent liability of an acquired company be written off as part of purchase accounting and that the combined company's rent expense on a straight-line basis begin as of the acquisition date. As a result, we recorded more rent expense than would have been recognized but for the purchase accounting treatment of GENBAND's assumed deferred rent liability. We include this adjustment, which relates to the acquisition of GENBAND, to allow for more complete comparisons to the financial results of our historical operations, forward-looking guidance and the financial results of peer companies. We believe these adjustments provide an indication of the rent expense that would have been recognized, but for the purchase accounting in connection with the acquisition of GENBAND.

Settlement Expense

              In the first quarter of 2018, we recorded $1.7 million of expense related to settlements, comprised of $1.4 million for the settlement of litigation in connection with our acquisition of Taqua LLC and $0.3 million of patent litigation settlement expense. In the third quarter of 2017, we recorded $1.6 million of expense related to potential fines in connection with the then-ongoing SEC investigation, which we paid to the SEC, along with an additional $0.3 million recorded in the fourth quarter of 2017, in the third quarter of 2018. These amounts are included as components of general and administrative expense. We believe that such settlement costs are not part of our core business or ongoing operations, are unplanned and generally not within our control. Accordingly, we believe that excluding costs such as the SEC potential fines and patent litigation settlement expense facilitates the comparison of our financial results to our historical operating results and to other companies in our industry.

Litigation Costs

              In connection with certain ongoing litigation between GENBAND, as plaintiff, and one of its competitors, we have incurred litigation costs beginning in the fourth quarter of 2017. In March 2018, we filed litigation on behalf of Sonus against the same competitor asserting additional intellectual property infringement. We expect to incur significant future litigation costs related to these matters. These costs are included as a component of general and administrative expense. We believe that such costs are not part of our core business or ongoing operations, are unplanned and generally not within our control. Accordingly, we believe that excluding the litigation costs related to this specific legal matter facilitates the comparison of our financial results to our historical operating results and to other companies in our industry.

Cancelled Debt Offering Costs

              In November 2018, we announced that we intended to offer, subject to market conditions and other factors, $150 million aggregate principal amount of convertible senior notes due 2023 in a private offering to qualified institutional buyers. We expected to grant the initial purchasers a 30-day option to purchase up to an additional $25 million aggregate principal amount of such notes, solely to cover over-allotments, if any. On the same day as our announcement, we decided not to proceed with this offering, as we believed that then-current market conditions were not conducive for an offering on terms that would be in the best interests of our stockholders. In connection with this offering, we incurred $1.0 million of expense. We do not consider these debt offering costs to be related to the continuing operations of the Company. We believe that excluding these cancelled debt offering costs facilitates the comparison of our financial results to our historical operating results and to other companies in our industry.

Acquisition-and Integration-Related Expense

              We consider certain acquisition- and integration-related costs to be unrelated to the organic continuing operations of our acquired businesses and the Company and they are generally not relevant to assessing or estimating the long-term performance of the acquired assets. In addition, the size, complexity and/or volume of an acquisition, which often drives the magnitude of acquisition-and integration-related costs, may not be indicative of future acquisition- and integration-related costs. By excluding these acquisition- and integration-related costs from our non-GAAP measures, management is better able to evaluate our ability to utilize our existing assets and estimate the long-term value that acquired assets will generate for us. We exclude certain acquisition- and integration-related costs to allow more accurate comparisons of our financial results to our historical operations, forward-looking guidance and the financial results of less acquisitive peer companies. In addition, we believe that providing supplemental non-GAAP measures that exclude these items allows management and investors to consider the ongoing operations of the business both with and without such expenses.

Restructuring

              We have recorded restructuring expense to streamline operations and reduce operating costs by closing and consolidating certain facilities and reducing our worldwide workforce. We review our restructuring accruals regularly and record adjustments (both expense and credits) to these estimates as required. We believe that excluding restructuring expense and credits facilitates the comparison of our financial results to our historical operating results and to other companies in our industry, as there are no future revenue streams or other benefits associated with these costs.

Gain on the Sale of Intangible Asset

              In the second quarter of 2017, we sold an intangible asset that we had acquired in connection with a previous acquisition. This amount is included as a component of other income, net. We believe that such gains are not part of our core business or ongoing operations, we had not used the intangible asset in connection with revenue-producing activities and would not have used it as such in the future. Accordingly, we believe that excluding from our results the other income arising from this sale facilitates the comparison of our financial results to our historical results and to other companies in our industry.

Tax Benefits Arising from Purchase Accounting and Tax Reform

              In the third quarter of 2018, we reduced our valuation allowance in connection with our acquisition of Edgewater, resulting in an income tax benefit of $0.8 million. In the fourth quarter of 2018, we recorded an adjustment to that amount, resulting in income tax expense of $0.1 million for a net tax benefit of $0.7 million related to this acquisition. In the fourth quarter of 2017, we reduced our valuation allowance in connection with the GENBAND transaction, resulting in an income tax benefit of $16.4 million. In addition, we recognized an income tax benefit of $4.8 million related to the Tax Cut and Jobs Act of 2017. We believe that such benefits are not part of our core business or ongoing operations, as they are either the result of acquisitions or new tax legislation, neither of which relates to our revenue-producing activities. Accordingly, we believe that excluding the net benefits arising from these adjustments to our income tax provision facilitates the comparison of our financial results to our historical results and to other companies in our industry.

Adjusted EBITDA

              We use Adjusted EBITDA as a supplemental measure to review and assess our performance. We calculate Adjusted EBITDA by excluding from net income (loss): interest income (expense), net; income tax benefit (provision); depreciation; and amortization of intangible assets. In addition, we exclude from net income (loss): adjustments to revenue and cost of revenue related to revenue reductions resulting from purchase accounting and adoption of the new revenue standard; stock-based compensation expense; settlement expense; certain litigation costs; merger integration costs; acquisition-related facilities adjustments; acquisition- and integration-related expense; restructuring; and other income, net. In general, we add back the expenses that we consider to be non-cash and/or not part of our ongoing operations. Adjusted EBITDA is a non-GAAP financial measure that is used by our investing community for comparative and valuation purposes. We disclose this metric to support and facilitate our dialogue with research analysts and investors. Other companies may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

              We believe that providing non-GAAP information to investors, in addition to the GAAP presentation, will allow investors to view the financial results in the way management views them. We further believe that providing this information helps investors to better understand our core financial and operating performance and evaluate the efficacy of the methodology and information used by our management to evaluate and measure such performance.

 RIBBON COMMUNICATIONS INC.
(in thousands, except percentages)
(unaudited)

	Year ended
	December 31, 2018	December 31, 2017
GAAP Total revenue	$577,905	$329,942
Acquisition-related revenue adjustment	24,082	23,280
Adjustment for new revenue standard	10,045	—

Non-GAAP Total revenue	$612,032	$353,222

GAAP Net loss	$(76,810)	$(35,252)
Acquisition-related revenue adjustment	24,082	23,280
Acquisition-related cost of revenue adjustment	(1,977)	(10,364)
Adjustment for new revenue standard	10,045	—
Adjustment to cost of revenue for new revenue standard	(110)	—
Stock-based compensation	11,072	25,657
Amortization of intangible assets	49,723	17,112
Impairment of intangible assets	—	5,471
Acquisition-related facilities adjustments	966	—
Settlement expense	1,730	1,900
Litigation costs	7,682	373
Cancelled debt offering costs	1,003	—
Acquisition- and integration-related expense	16,951	14,763
Restructuring	17,015	9,436
Gain on the sale of intangible asset	—	(576)
Tax benefits arising from purchase accounting and tax reform	(718)	(21,155)

Non-GAAP net income	$60,654	$30,645

Earnings (loss) per share:
GAAP Loss per share	$(0.74)	$(0.60)
Acquisition-related revenue adjustment	0.23	0.38
Acquisition-related cost of revenue adjustment	(0.02)	(0.17)
Adjustment for new revenue standard	0.10	—
Adjustment to cost of revenue for new revenue standard	*	—
Stock-based compensation	0.11	0.43
Amortization of intangible assets	0.48	0.29
Impairment of intangible assets	—	0.09
Acquisition-related facilities adjustments	0.01	—
Settlement expense	0.02	0.03
Litigation costs	0.07	0.01
Cancelled debt offering costs	0.01	—
Acquisition- and integration-related expense	0.16	0.25
Restructuring	0.16	0.16
Gain on the sale of intangible asset	—	(0.01)
Tax benefits arising from purchase accounting and tax reform	(0.01)	(0.35)

Non-GAAP Diluted earnings per share	$0.58	$0.51

Shares used to compute diluted earnings per share or (loss) per share
GAAP Shares used to compute loss per share	103,916	58,822
Non-GAAP Shares used to compute diluted earnings per share	104,438	59,639
Adjusted EBITDA:
GAAP Net loss	$(76,810)	(35,252)
Interest expense (income), net	4,230	(263)
Income tax provision	3,400	(18,440)
Depreciation	11,200	8,486
Amortization of intangible assets	49,723	17,112
Impairment of intangible assets	—	5,471
Acquisition-related revenue adjustment	24,082	23,280
Acquisition-related cost of revenue adjustment	(1,977)	(10,364)
Adjustment for new revenue standard	10,045	—
Adjustment to cost of revenue for new revenue standard	(110)	—
Stock-based compensation	11,072	25,657
Acquisition-related facilities adjustment	966	—
Settlement expense	1,730	1,900
Litigation costs	7,682	373
Cancelled debt offering costs	1,003	—
Acquisition- and integration-related expense	16,951	14,763
Restructuring	17,015	9,436
Other expense (income), net	3,772	(1,274)

Non-GAAP Adjusted EBITDA	$83,974	$40,885

*
Less than $0.01 impact on earnings (loss) per share

APPENDIX B

RIBBON COMMUNICATIONS INC.
2019 INCENTIVE AWARD PLAN

1.           Purpose.

              The purpose of this Ribbon Communications Inc. 2019 Incentive Award Plan (as amended from time to time, the "Plan") is to advance the interests of the stockholders of Ribbon Communications Inc., a Delaware corporation (the "Company"), by enhancing the Company's ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to align their interests with those of the Company's stockholders. Except where the context otherwise requires, the term "Company" shall include any of the Company's present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the "Code") (and any other parent or subsidiary of the Company as defined and interpreted for purposes of Form S-8 under the Securities Act of 1933, as amended (the "Securities Act") or any successor form). The Plan shall be effective as of the date of approval by the Company's stockholders at its 2019 annual meeting of stockholders (the "Effective Date") and no Awards shall be granted prior to the Effective Date. No awards may be granted under the Company's Amended and Restated Stock Incentive Plan (the "Existing Plan") on or after the Effective Date; provided that, to the extent the Plan is not approved by the Company's stockholders at its 2019 annual meeting of stockholders, the Plan shall not become effective, the Existing Plan will remain in effect in accordance with its terms, and awards may be granted under the Existing Plan on and after the date of such annual meeting without regard for the terms herein.

2.           Eligibility.

              All of the Company's employees, officers, and non-employee directors (each, a "Director"), as well as consultants and advisors to the Company (as the terms consultants and advisors are defined and interpreted for purposes of Form S-8 under the Securities Act or any successor form) (each, an "Eligible Individual") are eligible to receive options, stock appreciation rights ("SARs"), restricted stock, restricted stock units (including, without limitation, performance stock units), and other stock- or cash-based awards (each, an "Award") under the Plan. Each Eligible Individual who receives an Award under the Plan is deemed a "Participant".

3.           Administration and Delegation.

              (a)    Administration.    Subject to any delegation pursuant to Sections 3(b) and (c), the Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may construe and interpret the terms of the Plan and any Award agreements entered into under the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board's sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under the Plan or any Award, to the extent such action or determination is made in good faith.

              (b)    Appointment of Committees.    To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the

Board (each, a "Committee"). All references in the Plan to the "Board" shall mean the Board or a Committee or the officers referred to in Section 3(c) to the extent that the Board's powers or authority under the Plan have been delegated to such Committee or officers.

              (c)    Delegation to Officers.    Subject to any requirements of applicable law (including as applicable Sections 152 and 157(c) of the General Corporation Law of the State of Delaware), the Board may delegate to one or more officers of the Company the power to grant Awards (subject to any limitations under the Plan) to Eligible Individuals and to exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the maximum number of shares subject to Awards that the officers may grant, and the time period in which the Awards may be granted; and provided further, that no officer shall be authorized to grant Awards to any "executive officer" of the Company (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) or to any "officer" of the Company (as defined by Rule 16a-1(f) under the Exchange Act).

4.           Stock Available for Awards.

              (a)    Number of Shares.    Subject to Section 4(b) and adjustment under Section 10, the aggregate number of shares of common stock, $0.0001 par value per share, of the Company (the "Common Stock") reserved for Awards under the Plan is equal to 7,000,000, plus the number of shares of Common Stock previously reserved for issuance under the Existing Plan that remained available for grant as of the Effective Date. Notwithstanding anything to the contrary herein, no more than 7,000,000 shares of Common Stock may be issued as Incentive Stock Options (as defined below) under the Plan. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares (if any).

              (b)    Share Count.    Shares issued pursuant to Awards will count against the shares of Common Stock available for issuance under the Plan as one (1) share for every one (1) share issued in connection with the Award. If any Award (or award under the Existing Plan, the Company's 2008 Stock Incentive Plan or the Company's 2012 Amended Performance Technologies, Incorporated Omnibus Incentive Plan (collectively, the "Prior Plans")) expires or is terminated, surrendered or canceled without having been fully exercised, is cash-settled, is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award (or award under a Prior Plan) being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right), then shares of Common Stock covered by such Award (or award under a Prior Plan) shall, to the extent of such termination, surrender, cancellation, cash-settlement or forfeiture, again become available for the grant of Awards under the Plan. Notwithstanding the foregoing, (i) shares tendered by the Participant or withheld by the Company in payment of the exercise price of an Option, (ii) shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award, (iii) shares subject to a SAR that are not issued in connection with its share settlement on exercise thereof, and (iv) shares of Common Stock repurchased by the Company on the open market using the proceeds from the exercise of an Award, shall not increase the number of shares of Common Stock available for the future grant of Awards. In the case of Incentive Stock Options, the foregoing provisions shall be subject to any limitations under the Code. Additionally, in the event that a company acquired by the Company or any subsidiary thereof or with which the Company or any subsidiary thereof combines has shares available under a pre-existing plan approved by its stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the shares of Common Stock authorized for grant under the Plan (and shares of Common Stock subject to such Awards shall not be added to the shares available for Awards under the Plan as provided in Section 4(a) above); provided that Awards using such available shares of Common Stock shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its subsidiaries immediately prior to such acquisition or combination.

              (c)    Limit on Awards to Directors.    Notwithstanding any provision to the contrary in the Plan, during any calendar year, the sum of the grant date fair value (determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Awards and the amount of any cash fees granted or paid to a Director, in respect of such Director's services as a non-employee director for such year, shall not exceed $650,000. The Board may make exceptions to this limit for individual Directors in extraordinary circumstances, as the Board may determine in its discretion, provided that the Director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving Directors.

              (d)    Substitute Awards.    In connection with a corporate transaction with another entity, such as a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Awards may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the Plan (subject to compliance with the applicable requirements of Section 424 of the Code and Section 409A of the Code (together with the Department of Treasury regulations and other interpretive guidance issued thereunder, "Section 409A")). Substitute Awards shall not count against the overall share limit set forth in Section 4(a), except as may be required by reason of Section 422 and related provisions of the Code.

5.           Stock Options.

              (a)    General.    The Board may grant options to purchase Common Stock (each, an "Option") and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. An Option that is not an Incentive Stock Option shall be designated a "Nonstatutory Stock Option."

              (b)    Incentive Stock Options.    An Option that the Board intends to be an "incentive stock option" as defined in Section 422 of the Code (an "Incentive Stock Option") shall only be granted to employees of the Company, any of its present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or for any action taken by the Board, including without limitation the conversion of an Incentive Stock Option to a Nonstatutory Stock Option.

              (c)    Exercise Price.    The Board shall establish the exercise price of each Option and specify such exercise price in the applicable option agreement. Subject to Section 4(d), the exercise price shall be not less than 100% of the fair market value (as defined below) on the date the Option is granted.

              (d)    Duration of Options.    Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement; provided that, notwithstanding the foregoing and unless determined otherwise by the Company, in the event that on the last business day of the term of an Option (other than an Incentive Stock Option) (i) the exercise of the Option is prohibited by applicable law, as determined by the Company, or (ii) shares of Common Stock may not be purchased or sold by the applicable Participant due to any Company insider trading policy (including blackout periods) or a "lock-up" agreement undertaken in connection with an issuance of securities by the Company, the term of the Option shall be extended until the date that is thirty (30) days after the end of the legal prohibition, black-out period or lock-up agreement, as determined by the Company; provided, however, in no event shall the extension last beyond the term of the applicable Option (which, in no event will exceed 10 years from the date of grant).

              (e)    Exercise of Option.    Options may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Company, together with payment in full as specified in Section 5(f) for the number of shares for which the Option is exercised and any other documentation required by the Board. The form of such notice of exercise shall be determined by the Company in its sole discretion. Shares of Common Stock subject to the Option will be delivered by the Company as soon as reasonably practicable following exercise.

              (f)    Payment Upon Exercise.    Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

                  (i)  in cash or by check, payable to the order of the Company (or, to the extent determined appropriate by the Company in lieu of cash or check, through electronic payment through a stock plan administrator or other third party);

                 (ii)  except as may otherwise be provided in the applicable option agreement, by (A) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding, and (B) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

                (iii)  to the extent provided for in the applicable option agreement or approved by the Board, in its sole discretion, (A) by the withholding of shares of Common Stock otherwise issuable under an Award or (B) by delivery (either by actual delivery or attestation) of shares of Common Stock owned by the Participant valued in the manner determined by (or in a manner approved by) the Board, provided (x) such method of payment is then permitted under applicable law, (y) such Common Stock, if acquired directly from the Company, was owned by the Participant for such minimum period of time, if any, as may be established by the Board in its sole discretion and (z) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

                (iv)  to the extent permitted by applicable law and provided for in the applicable option agreement or approved by the Board, in its sole discretion, by payment of such other lawful consideration as the Board may determine; or

                  (v)  by any combination of the above permitted forms of payment.

              (g)    Fair Market Value.    Fair market value of a share of Common Stock for purposes of establishing the exercise price of each Option under Section 5(c) and the exercise price of each SAR under Section 6(c) will be determined as follows:

                  (i)  if the Common Stock trades on a national securities exchange, the closing sale price (for the primary trading session) on the date of grant; or

                 (ii)  if the Common Stock does not trade on any such exchange, the average of the closing bid and ask prices for the date of grant as reported by the principal market on which the Common Stock is then traded, or if there are no such closing bid and ask prices, the average of the bid and ask prices as reported by any other commercial service for the date of grant; or

                (iii)  if the Common Stock does not trade on any such exchange and there are no bid and asked prices available for determination under Section 5(g)(ii), the fair market value as determined by the Board in its discretion.

              For any date that is not a trading day, the fair market value of a share of Common Stock for such date will be determined by using the closing sale price or average of the bid and asked prices, as appropriate, for the immediately following trading day and with the timing in the formulas above adjusted accordingly. The Board can substitute a particular time of day or other measure of "closing sale price" or "bid and asked prices" if appropriate because of exchange or market procedures or can, in its sole discretion, use weighted averages either on a daily basis or such longer period as complies with Section 409A.

              (h)    Limitation on Repricing.    Other than pursuant to Section 10, the Board shall not without the approval of the Company's stockholders: (i) lower the exercise price of an Option, (ii) cancel an Option when the exercise price per share exceeds the fair market value of one share in exchange for cash or another Award (other than in connection with a Change in Control), or (iii) take any other action with respect to an Option that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the shares of Common Stock are listed.

              (i)    No Reload Options.    No Option granted under the Plan shall contain any provision entitling the Participant to the automatic grant of additional Options in connection with the exercise of the original Option.

              (j)    No Dividend Equivalents.    No Option shall provide for the payment or accrual of dividend equivalents.

6.           Stock Appreciation Rights.

              (a)    General.    The Board may grant Awards consisting of a SAR entitling the holder, upon exercise, to receive an amount in Common Stock or cash or a combination thereof (such form to be determined by the Board) determined in whole or in part by reference to appreciation, from and after the date of grant, in the fair market value of a share of Common Stock over the exercise price established pursuant to Section 6(c). The date as of which such appreciation or other measure is determined shall be the exercise date.

              (b)    Grants.    SARs may be granted in tandem with, or independently of, Options granted under the Plan.

                (1)    Tandem Awards.    When SARs are expressly granted in tandem with Options, (i) the SAR will be exercisable only at such time or times, and to the extent, that the related Option is exercisable (except to the extent designated by the Board in connection with a Reorganization

  Event (as defined below)) and will be exercisable in accordance with the procedure required for exercise of the related Option; (ii) the SAR will terminate and no longer be exercisable upon the termination or exercise of the related Option, except to the extent designated by the Board in connection with a Reorganization Event and except that a SAR granted with respect to less than the full number of shares covered by an Option will not be reduced until the number of shares as to which the related Option has been exercised or has terminated exceeds the number of shares not covered by the SAR; (iii) the Option will terminate and no longer be exercisable upon the exercise of the related SAR; and (iv) the SAR will be transferable only with the related Option.

                (2)    Independent SARs.    A SAR not expressly granted in tandem with an Option will become exercisable at such time or times, and on such conditions, as the Board may specify in the SAR Award.

              (c)    Exercise Price.    The Board shall establish the exercise price of each SAR and specify it in the applicable SAR agreement. Subject to Section 4(d) and Section 6(i), the exercise price shall not be less than 100% of the fair market value on the date the SAR is granted; provided that if the Board approves the grant of a SAR with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the fair market value on such future date.

              (d)    Term.    Each SAR shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable SAR agreement; provided that, notwithstanding the foregoing and unless determined otherwise by the Company, in the event that on the last business day of the term of a SAR (i) the exercise of the SAR is prohibited by applicable law, as determined by the Company or (ii) shares of Common Stock may not be purchased or sold by the applicable Participant due to any Company insider trading policy (including blackout periods) or a "lock-up" agreement undertaken in connection with an issuance of securities by the Company, the term of the SAR shall be extended until the date that is thirty (30) days after the end of the legal prohibition, black-out period or lock-up agreement, as determined by the Company; provided, however, in no event shall the extension last beyond the term of the applicable SAR (which, in no event will exceed ten (10) years from the date of grant).

              (e)    Exercise.    SARs may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Company, together with any other documents required by the Board. The form of such notice of exercise shall be determined by the Company in its sole discretion.

              (f)    Limitation on Repricing.    Other than pursuant to Section 10, the Board shall not without the approval of the Company's stockholders: (i) lower the exercise price of a SAR, (ii) cancel a SAR when the exercise price per share exceeds the fair market value of one share in exchange for cash or another Award (other than in connection with a Change in Control), or (iii) take any other action with respect to a SAR that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the shares of Common Stock are listed.

              (g)    No Reload Rights.    No SAR granted under the Plan shall contain any provision entitling the grantee to the automatic grant of additional SARs in connection with the exercise of the original SAR.

              (h)    No Dividend Equivalents.    No SAR shall provide for the payment or accrual of dividend equivalents.

              (i)    Substitution of SARs.    The Board may provide in the applicable option agreement evidencing the grant of an Option that the Board, in its sole discretion, shall have the right to substitute a SAR for such Option at any time prior to or upon exercise of such Option; provided, that such SAR shall be exercisable with respect to the same number of shares of Common Stock for which such substituted Option would have been exercisable, and shall also have the same exercise price and remaining term as the substituted Option.

7.           Restricted Stock; Restricted Stock Units.

              (a)    General.    The Board may grant Awards entitling Participants to acquire shares of Common Stock ("Restricted Stock"), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the Participant in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award. Instead of granting Awards for Restricted Stock, the Board may grant Awards entitling the recipient to receive shares of Common Stock or cash to be delivered at the time of (or following) the vesting of such Award ("Restricted Stock Units") (Restricted Stock and Restricted Stock Units are each referred to herein as a "Restricted Stock Award").

              (b)    Terms and Conditions for all Restricted Stock Awards.    The Board shall determine the terms and conditions of a Restricted Stock Award, including the conditions for vesting, settlement and repurchase (or forfeiture) and the issue price, if any.

              (c)    Additional Provisions Relating to Restricted Stock.

                (1)    Dividends.    Any dividends (whether paid in cash, stock or property) declared and paid by the Company with respect to shares of Restricted Stock ("Unvested Dividends") shall be paid to the Participant only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares. Each payment of Unvested Dividends will be made no later than the end of the calendar year in which the dividends are paid to stockholders of that class of stock or, if later, the 15th day of the third month following the lapsing of the restrictions on transferability and the forfeitability provisions applicable to the underlying shares of Restricted Stock. No interest will be paid on Unvested Dividends.

                (2)    Stock Certificates.    The Company may require that any stock certificates issued in respect of shares of Restricted Stock, as well as dividends or distributions paid on such Restricted Stock, shall be deposited in escrow by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant's death (the "Designated Beneficiary"). In the absence of an effective designation by a Participant, "Designated Beneficiary" shall mean the Participant's estate.

              (d)   Additional Provisions Relating to Restricted Stock Units.

                (1)    Settlement.    Upon the vesting of and/or lapsing of any other restrictions with respect to each Restricted Stock Unit, the Participant shall be entitled to receive from the Company in settlement of such Restricted Stock Unit such number of shares of Common Stock or an amount of cash equal to the value determined by (or in a manner approved by) the Board of such number of shares of Common Stock, as provided in the applicable Award agreement. Subject to Section 409A, the Board may, in its sole discretion, provide that settlement of Restricted Stock Units shall be deferred, on a mandatory basis or at the election of the Participant.

                (2)    Voting Rights.    A Participant shall have no voting rights with respect to any Restricted Stock Units.

                (3)    Dividend Equivalents.    The Award agreement for Restricted Stock Units may provide Participants with the right to receive an amount, in cash and/or shares of Common Stock, equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of Common Stock ("Dividend Equivalents"); except that any such Dividend Equivalents shall be subject to the same vesting conditions and restrictions on transfer and forfeitability applicable to the underlying Restricted Stock Unit with respect to which they are paid. No interest will be paid on Dividend Equivalents.

8.           Other Stock- or Cash-Based Awards.

              Other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property ("Other Stock-Based Awards"), which may include, without limitation, deferred shares or deferred stock units, as well as cash payments and other cash bonus awards ("Cash-Based Awards"), may be granted hereunder to Participants, including, without limitation, Dividend Equivalents and Awards entitling recipients to receive shares of Common Stock or cash to be delivered in the future. Such Other Stock-Based Awards and Cash-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled (including, without limitation, annual or other cash bonuses). Subject to the provisions of the Plan, the Board shall determine the terms and conditions of each Other Stock-Based Award and Cash-Based Award, including, without limitation, any exercise or purchase price, performance goals, transfer restrictions, or vesting and forfeiture conditions applicable thereto.

              Any dividends or distributions (whether paid in cash, stock or property) declared and paid by the Company with respect to shares of Common Stock granted under an Other Stock-Based Award shall be paid to the Participant only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares and will be paid no later than the end of the calendar year in which the dividends are paid to stockholders of that class of stock or, if later, the 15th day of the third month following the lapsing of the restrictions on transferability and the forfeitability provisions applicable to the underlying Other Stock-Based Award. Any Dividend Equivalent provided in an Award agreement with respect to an Other Stock-Based Award shall be subject to the same vesting conditions and restrictions on transfer and forfeitability applicable to the Other Stock-Based Award with respect to which paid. No interest will be paid on any such dividends or Dividend Equivalents.

9.           Performance Awards.

              (a)    Performance-Based Grants.    Any Award may be made subject to the achievement of performance goals consistent with this Section 9 ("Performance Awards").

              (b)    Performance Measures.    For any Performance Award, the Board may specify that the degree of vesting, settlement and/or payout (or other term or condition of the Performance Award) shall be subject to the achievement of one or more performance measures established by the Board, which may include, without limitation, the relative or absolute attainment of specified levels of one or any combination of the following: (i) bookings, (ii) backlog, (iii) revenue, (iv) gross margin ($), (v) gross profit (%), (vi) operating expenses, (vii) operating income (loss), (viii) net income (loss), (ix) earnings (loss) per share, (x) earnings before interest, taxes, depreciation and/or amortization ("EBITDA"), (xi) adjusted EBITDA, (xii) earnings before interest and/or taxes ("EBIT"), (xiii) adjusted EBIT, (xiv) cost reduction or savings, (xv) productivity ratios or other similar metrics,

(xvi) performance against budget, (xvii) cash flow from operations, (xviii) stock price, (xix) financial ratings, (xx) financial metrics and ratios, (xxi) exit rate operating metrics, (xxii) total stockholder return (whether in the absolute or measured against or in relationship to other companies comparably, similarly or otherwise situated), (xxiii) regulatory achievements or compliance (including, without limitation, regulatory body approval for commercialization of a product), (xxiv) implementation or completion of critical projects, (xxv) economic value or economic value added, (xxvi) customer satisfaction, (xxvii) working capital targets, (xxviii) organization/transformation metrics, (xxix) return measures (including but not limited to, return on assets, capital, invested capital, equity, sales or revenue), (xxx) market share, and (xxxi) any other objective or subjective measure determined by the Board.

The Board may specify that such performance measures shall be adjusted to take into account any events or circumstances determined appropriate by the Board, including, without limitation, any one or more of the following: (A) extraordinary, nonrecurring or unusual items, (B) gains or losses on acquisitions or dispositions of assets or operations, (C) the cumulative effects of changes in tax laws or accounting principles, (D) the write-down of any asset, and (E) charges for restructuring and rationalization programs. Such performance measures may vary by Participant and may be different for different Awards and may be particular to a Participant or the department, branch, line of business, subsidiary or other unit in which the Participant works and may cover such period as may be specified by the Board. Such performance measures may be calculated on generally accepted accounting principles ("GAAP") or non-GAAP basis or otherwise in accordance with applicable accounting principles or such other methodology as determined appropriate by the Board.

              (3)    Adjustments.    Notwithstanding any provision of the Plan, with respect to any Performance Award, the Board may adjust downwards or upwards, the cash or number of Shares payable pursuant to such Performance Award in its discretion, and the Board may waive the achievement of the applicable performance measures. The Board shall have the power to impose such other restrictions on Performance Awards as it may deem necessary or appropriate.

10.         Adjustments for Changes in Common Stock and Certain Other Events.

              (a)    Changes in Capitalization.    In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination or exchange of shares, consolidation, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend or any other change affecting the shares of Common Stock or the share price of the Common Stock (other than an Equity Restructuring), the Board may make equitable adjustments to reflect such change with respect to: (i) the number and class of securities available under the Plan, (ii) the number and class of securities and exercise price per share of each outstanding Option and SAR, (iii) the number of shares subject to and the repurchase price per share subject to each outstanding Restricted Stock Award, (iv) the number of shares subject to and the share-and per-share-related provisions and the purchase price, if any, of each outstanding Other Stock-Based Award, and (v) any other applicable the terms and conditions of outstanding Awards (including, without limitation, any applicable performance targets and criteria). Notwithstanding the foregoing, in the event of an Equity Restructuring, the Company shall equitably adjust in the manner determined by the Board the number and class of security subject to each outstanding Award and the exercise or purchase price thereof, if applicable (and such adjustments shall be nondiscretionary and final and binding on the affected Participants and the Company) and/or the aggregate number and class of security that may be issued under the Plan (including, without limitation, any share counting provisions related thereto). "Equity Restructuring" shall mean a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of shares of Common Stock (or other securities of the Company) or the share price of

Common Stock (or other securities) and causes a change in the per-share value of the Common Stock underlying outstanding Awards.

              (b)    Reorganization Events.

                (1)    Definition.    A "Reorganization Event" shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any exchange of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange transaction, (c) any liquidation or dissolution of the Company, or (d) any event described in Section 10(a) or any other unusual or nonrecurring transaction or event affecting the Company or any of its subsidiaries (or their respective financial statements).

                (2)    Consequences of a Reorganization Event on Awards.    In connection with a Reorganization Event, the Board may take any one or more of the following actions as to all or any (or any portion of) outstanding Awards on such terms as the Board determines: (i) provide that Awards shall be assumed, or substantially equivalent awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to a Participant, provide that the Participant's unexercised Awards will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Participant within a specified period following the date of such notice, (iii) provide that outstanding Awards shall become exercisable, realizable, or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such Reorganization Event, (iv) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a payment of cash and/or property for each share surrendered in the Reorganization Event (the value of such payment, the "Acquisition Price"), make or provide for a payment of cash and/or property to a Participant with a value equal to the excess, if any, of (A) the Acquisition Price times the number of shares of Common Stock subject to the Participant's Awards (to the extent the exercise price does not exceed the Acquisition Price) over (B) the aggregate exercise price of all such outstanding Awards and any applicable tax withholdings, in exchange for the termination of such Awards (and, if as of the Reorganization Event, the Board determines in good faith that there is no such excess with respect to an Award, then such Award may be terminated by the Company without payment), (v) provide that Awards will be replaced with other rights or property selected by the Board (including, in connection with a liquidation or dissolution of the Company, conversion into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof and any applicable tax withholdings)), (vi) provide that Awards cannot vest, be exercised or become payable after the Reorganization Event, and (vii) any combination of the foregoing. In taking any of the actions permitted under this Section 10(b), the Board shall not be obligated by the Plan to treat all Awards, all Awards held by a Participant, or all Awards of the same type, identically.

  For purposes of clause (i) above, an Option shall be considered assumed if, following consummation of the Reorganization Event, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in value (as determined by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

              (c)    Change in Control.    A "Change in Control" shall mean any of the following:

    (i)
    a transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any "person" or related "group" of "persons" (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) directly or indirectly acquires beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company's securities outstanding immediately after such acquisition; provided, however, that the following acquisitions shall not constitute a Change in Control under this subsection (i): (A) any acquisition by the Company; (B) any acquisition by an employee benefit plan maintained by the Company, (C) any acquisition which is not a Change in Control under Section 10(c)(iii) as a result of compliance with subsections (A), (B) and (C) of Section 10(c)(iii); or (D) in respect of an Award held by a particular Participant, any acquisition by the Participant or any group of persons including the Participant (or any entity controlled by the Participant or any group of persons including the Participant);

    (ii)
    the Incumbent Directors cease for any reason to constitute a majority of the Board;

    (iii)
    the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, (y) a sale or other disposition of all or substantially all of the Company's assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

    (A)
    which results in the Company's voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company's assets or otherwise succeeds to the business of the Company (the Company or such person, the "Successor Entity")) directly or indirectly, at least a majority of the combined voting power of the Successor Entity's outstanding voting securities,

    (B)
    after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this subsection (B) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; and

    (C)
    immediately after which at least a majority of the members of the board of directors (or the analogous governing body) of the Successor Entity were Board members at the time of the Board's approval of the execution of the initial agreement providing for such transaction; or

    (iv)
    the effective date of a liquidation or dissolution of the Company.

  For purposes of the foregoing, "Incumbent Directors" shall mean for any period of 12 consecutive months, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 10(c)(i) or 10(c)(iii)) whose election or nomination for election to the Board was approved by a vote of at least a majority (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director without objection to such nomination) of the Directors then still in office who either were Directors at the beginning of the 12-month period or whose election or nomination for election was previously so approved. No individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director.

  Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or any portion of an Award) that provides for the deferral of compensation that is subject to Section 409A , to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (i), (ii), (iii) or (iv) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a "change in control event," as defined in Treasury Regulation Section 1.409A-3(i)(5).

  The Board shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a "change in control event" as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

11.         General Provisions Applicable to Awards.

              (a)    Transferability of Awards.    Awards (other than vested shares of Restricted Stock) shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant; provided, however, that the Board may permit or provide in an Award for the gratuitous transfer of the Award by the Participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the Participant and/or an immediate family member thereof if, with respect to such proposed transferee, the Company would be eligible to use a Form S-8 for the registration of the sale of the Common Stock subject to such Award under the Securities Act; provided, further, that the Company shall not be required to recognize any such transfer until such time as the Participant and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the Award. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees. For the avoidance of doubt, nothing contained in this Section 11(a) shall be deemed to restrict a transfer to the Company.

              (b)    Documentation.    Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

              (c)    Board Discretion.    Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

              (d)    Termination of Status.    The Board shall determine the effect on an Award of the disability, death, termination of employment, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant's legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award.

              (e)    Withholding.    The Participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of Common Stock under an Award. The Company may decide to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise or release from forfeiture of an Award or, if the Company so requires, at the same time as is payment of the exercise price unless the Company determines otherwise. If provided for in an Award or approved by the Board in its sole discretion, a Participant may satisfy such tax obligations in whole or in part by delivery of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued in the manner determined by (or in a manner approved by) the Board; provided, however, except as otherwise provided by the Board, that the shares retained to satisfy such tax obligations cannot exceed the aggregate amount of such tax obligation based on the maximum statutory withholding rates in the Participant's applicable jurisdiction for federal, state, local and foreign tax purposes, including payroll taxes, that are applicable to such taxable income. Shares surrendered to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

              (f)    Amendment of Award.    Subject to Sections 5(h) and 6(f), the Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided either (i) that the Participant's consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant or (ii) that the change is permitted under Section 10 hereof.

              (g)    Conditions on Delivery of Stock.    The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company's counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

              (h)    Acceleration.    The Board may, at any time, provide in an Award agreement or otherwise that any Award shall become immediately exercisable in full or in part, free from some or all of the restrictions or conditions applicable to such Award or otherwise realizable in full or in part, as the case may be, including, without limitation, (A) upon the death or disability of the Participant, (B) in connection with retirement, termination of employment or other separation from service, or (C) in connection with a Change in Control.

              (i)    Limitations on Vesting.    Notwithstanding anything to the contrary in the Plan, no Award (other than Cash-Based Awards) or any portion thereof shall vest earlier than the first anniversary of its date of grant; provided, however, that notwithstanding the foregoing, such minimum vesting requirement shall not apply to (i) any substitute award described in Section 4(d), (ii) shares of Common Stock delivered in lieu of full-vested Cash-Based Award (or other cash awards or payments), (iii) Awards to non-employee directors of the Company that vest on the earlier of the one-year anniversary of the date of grant and the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year's annual meeting, and (iv) any additional Awards the Board may grant, up to a maximum of five percent (5%) of the available share reserve authorized for issuance under the Plan pursuant to Section 4 (subject to adjustment under Section 10); and, provided, further, that the foregoing restriction does not apply to the Board's discretion to provide for accelerated exercisability or vesting of any Awards pursuant to Section 11(h).

              (j)    Treatment of Dividends and Dividend Equivalents on Unvested Awards.    Notwithstanding any other provision of the Plan to the contrary, with respect to any Award that provides for or includes a right to dividends or dividend equivalents, if dividends are declared during the period that an equity Award is outstanding, such dividends (or dividend equivalents) shall either (i) not be paid or credited with respect to such Award or (ii) be accumulated but remain subject to vesting requirement(s) to the same extent as the applicable Award and shall only be paid at the time or times such vesting requirement(s) are satisfied.

12.         Miscellaneous.

              (a)    No Right To Employment or Other Status.    No person shall have any claim or right to be granted an Award by virtue of adoption or amendment of the Plan, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

              (b)    No Rights As Stockholder; Clawback.    Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be issued with respect to an Award until becoming the record holder of such shares. In accepting an Award under the Plan, the Participant agrees to be bound by any clawback policy that the Company has in effect or may adopt in the future.

              (c)    Effective Date and Term of Plan.    The Plan shall become effective on the Effective Date, subject to the approval by the Company's stockholders. No Awards shall be granted under the Plan after the tenth anniversary of the Effective Date, but Awards previously granted may extend beyond that date.

              (d)    Amendment of Plan.    The Board may amend, suspend or terminate the Plan or any portion thereof at any time provided that (i) no amendment that would require stockholder approval under the rules of The NASDAQ Stock Market ("NASDAQ") (or other applicable exchange on which the Common Stock is traded) may be made effective unless and until such amendment shall have been approved by the Company's stockholders; and (ii) if the NASDAQ (or other applicable exchange on which the Common Stock is traded) amends its corporate governance rules so that such rules no longer require stockholder approval of "material amendments" to equity compensation plans, then, from and after the effective date of such amendment, no amendment to the Plan (A) materially increasing the number of shares authorized under the Plan (other than pursuant to Section 10), (B) expanding the types of Awards that may be granted under the Plan, or (C) materially expanding the class of participants eligible to participate in the Plan shall be effective unless stockholder approval is obtained.

In addition, if at any time the approval of the Company's stockholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to Incentive Stock Options, the Board may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this Section 12(d) shall apply to, and be binding on the holders of, all Awards outstanding under the Plan at the time the amendment is adopted, provided the Board determines that such amendment does not materially and adversely affect the rights of Participants under the Plan.

              (e)    Provisions for Foreign Participants.    The Board may modify Awards or Options granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

              (f)    Compliance With Code Section 409A.    To the extent applicable, the Plan and all Awards shall be interpreted in accordance with Section 409A. Except as provided in individual Award agreements initially or by amendment, if and to the extent (i) any portion of any payment, compensation or other benefit provided to a Participant pursuant to the Plan in connection with his or her employment termination constitutes "nonqualified deferred compensation" within the meaning of Section 409A and (ii) the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, in each case as determined by the Company in accordance with its procedures, by which determinations the Participant (through accepting the Award) agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of "separation from service" (as determined under Section 409A) (the "New Payment Date"), except as Section 409A may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule.

              The Company and its employees, agents and representatives make no representations or warranty and shall have no liability to the Participant or any other person if any provisions of or payments, compensation or other benefits under the Plan are determined to constitute nonqualified deferred compensation subject to Section 409A but do not to satisfy the conditions of that section. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Board determines that any Award may be subject to Section 409A, the Board may (but is not obligated to), without a Participant's consent, adopt such amendments to the Plan and the applicable Award or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Board determines are necessary or appropriate to (A) exempt the Award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (B) comply with the requirements of Section 409A and thereby avoid the application of any penalty taxes under Section 409A.

              (g)    Compliance with the Exchange Act.    Notwithstanding any other provision of the Plan to the contrary, no Participant who is a Director or an "executive officer" of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment, with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

              (h)    Data Privacy.    As a condition of receipt of any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this Section 12(h) by and among, as applicable, the Company and its subsidiaries for the exclusive purpose of implementing, administering and managing the Participant's participation in the

Plan. The Company and its subsidiaries may hold certain personal information about a Participant, including but not limited to, the Participant's name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), any shares of stock held in the Company or any of its subsidiaries, details of all Awards, in each case, for the purpose of implementing, managing and administering the Plan and Awards (the "Data"). The Company and its subsidiaries may transfer the Data amongst themselves as necessary for the purpose of implementation, administration and management of a Participant's participation in the Plan, and the Company and its subsidiaries may each further transfer the Data to any third parties assisting the Company and its subsidiaries in the implementation, administration and management of the Plan. These recipients may be located in the Participant's country, or elsewhere, and the Participant's country may have different data privacy laws and protections than the recipients' country. Through acceptance of an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant's participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or any of its subsidiaries or the Participant may elect to deposit any shares of Common Stock. The Data related to a Participant will be held only as long as is necessary to implement, administer, and manage the Participant's participation in the Plan. A Participant may, at any time, view the Data held by the Company with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to the Participant or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Company may cancel the Participant's ability to participate in the Plan and, in the Board's discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws his or her consents as described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Participants may contact their local human resources representative.

              (i)    Governing Law.    The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than such state.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on June 4, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by Ribbon Communications Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. RIBBON COMMUNICATIONS INC. 4 TECHNOLOGY PARK DRIVE WESTFORD, MA 01886 VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 4, 2019. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees For 0 0 0 0 0 0 0 0 For 0 Against 0 0 0 0 0 0 0 0 Against 0 Abstain 0 0 0 0 0 0 0 0 Abstain 0 1a. Kim S. Fennebresque For 0 Against 0 Abstain 0 1b. Bruns H. Grayson 3. To ratify the appointment of Deloitte & Touche LLP as Ribbon Communications' independent registered public accounting firm for the fiscal year ending December 31, 2019. 1c. Franklin (Fritz) Hobbs 0 0 0 1d. Beatriz V. Infante 4. To approve, on a non-binding, advisory basis, the compensation of Ribbon Communications' named executive officers as disclosed in the "Compensation Discussion and Analysis" section and the accompanying compensation tables and related narratives contained in the Proxy Statement. 1e. Kent J. Mathy 1f. Richard J. Lynch NOTE: In their discretion, the proxy holders are authorized to vote upon other business, if any, that may properly come before the meeting and any adjournments, continuations, or postponements thereof. 1g. Scott E. Schubert 1h. Richard W. Smith The Board of Directors recommends you vote FOR proposals 2, 3 and 4. 2. To approve the Ribbon Communications Inc. 2019 Incentive Award Plan. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000422045_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice, Proxy Statement and 2018 Annual Report are available at www.proxyvote.com . Annual Meeting of Stockholders RIBBON COMMUNICATIONS INC. June 5, 2019 10:00 A.M. EDT This proxy is solicited by the Board of Directors The undersigned stockholder(s) of Ribbon Communications Inc., a Delaware corporation, hereby acknowledge(s) receipt of the notice of Annual Meeting of Stockholders and Proxy Statement and hereby appoint(s) Daryl Raiford and Justin Ferguson, or either of them, as proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of common stock of Ribbon Communications Inc. that the stockholder(s) is/are entitled to vote at the 2019 Annual Meeting of Stockholders (the "Annual Meeting") of Ribbon Communications Inc. to be held on Wednesday, June 5, 2019 at 10:00 a.m., EDT, at the offices of Latham & Watkins LLP, located at 200 Clarendon Street, Boston, Massachusetts 02116 and at any adjournments, continuations, or postponements thereof. Such proxies are authorized to vote in their discretion (x) for the election of any person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, (y) on any matter that the Board of Directors did not know would be presented at the Annual Meeting by a reasonable time before the proxy solicitation was made, and (z) on such other business as may properly be brought before the Annual Meeting or any adjournment, continuation or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side 0000422045_2 R1.0.1.18